Exhibit 10.17

Execution Version

LEGACY YARDS TENANT LP,

Landlord

TO

INTERCEPT PHARMACEUTICALS, INC.,

Tenant

Lease

Dated as of December 7, 2016

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5.05	Assignment and Sublease Profits	58
5.06	Eligible Subtenant; Non-Disturbance	59
5.07	Disputes	59

ARTICLE 6 Subordination; Default; Indemnity		59

6.01	Subordination	59
6.02	Estoppel Certificate	61
6.03	Default	61
6.04	Re-entry by Landlord	62
6.05	Damages	62
6.06	Other Remedies	63
6.07	Right to Injunction	63
6.08	Certain Waivers	63
6.09	No Waiver	64
6.10	Holding Over	64
6.11	Attorneys’ Fees	65
6.12	Nonliability and Indemnification	65

ARTICLE 7 Insurance; Casualty; Condemnation		67

7.01	Compliance with Insurance Standards	67
7.02	Tenant’s Insurance	67
7.03	Subrogation Waiver	68
7.04	Condemnation	68
7.05	Casualty	70
7.06	Landlord’s Insurance	72

ARTICLE 8 Miscellaneous Provisions		72

8.01	Notice	72
8.02	Rules and Regulations	74
8.03	Severability	74
8.04	Certain Definitions	74
8.05	Quiet Enjoyment	75
8.06	Limitation of Landlord’s and Tenant’s Personal Liability	75
8.07	Counterclaims	76
8.08	Survival	76
8.09	Certain Remedies; Arbitration	76
8.10	No Offer; Counterparts	78
8.11	Captions; Construction	78
8.12	Amendments	78
8.13	Broker	78
8.14	Merger	79
8.15	Successors	79
8.16	Applicable Law	79
8.17	No Development Rights	79
8.18	Condominium	79
8.19	Embargoed Person	80
8.20	Dining Facility; Wet Installations	80

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8.21	Press Releases	82
8.22	Tenant Creditworthiness	82
8.23	Recording	83
8.24	REIT/UBTI Compliance	83
8.25	Time of the Essence	83

ARTICLE 9 Signage		83

9.01	Premises Signage	83
9.02	Signage Removal	84
9.03	Building Directory	84

EXHIBITS

A	Description of Land
B	Floor Plans
C	Rules and Regulations
D	Standard Cleaning Specifications
E-1	Delivery Condition
E-2	Post Delivery Condition
F	HVAC Specifications
G	Elevator Specifications
H	Charges for Landlord Services and Personnel
I-1	Tenant Design Standards
I-2	Construction Rules
J	Insurance Minimum Coverage and Limits
K	Approved Contractors
L	Security Specifications
M	Intentionally Omitted
N	Form of Confidentiality Agreement
O	Form of Letter of Credit
P	LEED-Related Requirements For Alterations
Q	Intentionally Omitted
R	Intentionally Omitted
S	Form of Landlord’s Non-Disturbance Agreement
T	Intentionally Omitted

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INDEX OF DEFINED TERMS

Definition	Where Defined

37th Floor Expiration Date	Section 1.02
37th Floor Premises	Section 1.01
40th Floor Expiration Date	Section 1.02
40th Floor Premises	Section 1.01
55 HY Lease	Section 1.02
Acceptance Notice	Section 11.01
Additional Charges	Section 2.03
Additional Tax Amount	Section 2.04
Additional Tax Payment	Section 2.04
Affiliate	Section 5.01
Alterations	Section 4.02
Annual Administrative Fee	Section 2.04
Applicable Percentage	Section 6.10
Arbiter	Section 2.07
Assignment Consideration	Section 5.05
ATMs	Section 1.04
Base Building Work	Section 2.07
Base Impositions Amount	Section 2.05
Base Operating Amount	Section 2.07
Base Operating Year	Section 2.07
Base PILOT Amount	Section 2.04
Base PILOT Year	Section 2.04
Basic Electric Charge	Section 2.04
Broker	Section 8.13
Building	Recitals
Business Days	Section 3.02
Business Hours	Section 3.02
Casualty	Section 7.05
Cessation Date	Section 2.04
Commencement Date	Section 1.02
Control	Section 5.01
CPI	Section 8.04
Curing Party	Section 4.08
Customary Ancillary Uses	Section 1.04
Declaration	Section 8.18
Decorative Alterations	Section 4.02
Delivery Condition	Section 4.01
Desk Space User	Section 5.01
Dining Facility	Section 1.04
Effective Date	Introduction
Effective Period	Section 2.04
Elevators	Section 3.01

Eligible Sublease	Section 5.06
Eligible Subtenant	Section 5.06
Embargoed Person	Section 8.19
Event of Default	Section 2.04
Expiration Date	Section 1.02
First Class Office Building	Section 1.04
Fixed Rent	Section 2.02
Fixtures	Section 4.03
Fourth Reduction Date	Section 2.11
GAAP	Section 2.07
General Conditions	Section 4.01
Hazardous Materials	Section 4.06
Holidays	Section 3.02
IDA	Section 2.04
Impositions	Section 2.05
Impositions Payment	Section 2.05
Intercept Tenant	Section 4.02
Interest Rate	Section 4.08
Internal Stairs	Section 3.01
JAMS Arbitrator	Section 8.09
Land	Recitals
Landlord	Introduction
Landlord Indemnified Party	Section 6.12
Landlord Services	Section 3.01
Landlord’s Non-Disturbance Agreement	Section 5.06
Landlord’s Post Turnover Work	Section 4.01
Landlord’s Rate	Section 2.09
Landlord’s Statement	Section 2.07
Landlord’s Turnover Work	Section 4.01
Landlord’s Work	Section 4.01
Latent Defects	Section 4.01
Laws	Section 4.06
LC Date	Section 2.11
Letter of Credit	Section 2.11
Messenger Center	Section 3.01
Messenger Center Services	Section 3.01
Minimum Retainage	Section 3.03
NAM	Section 8.09
Net Effective Rental	Section 5.02
Net Present Rent Value	Section 5.02
New Tenant	Section 6.10
Non-Material Alteration	Section 4.02
Non-Material Alteration Cap	Section 4.02
Notice	Section 8.01
Operating Expenses	Section 2.07
Operating Payment	Section 2.07

Operating Year	Section 2.07
Other Sublease Considerations	Section 5.05
Outside Requisition Date	Section 3.03
Permitted Users	Section 1.04
PILOT	Section 2.04
PILOT Agreement	Section 2.04
PILOT Amount	Section 2.04
PILOT Cessation Date	Section 2.04
PILOT Payment	Section 2.04
Post Delivery Condition	Section 4.01
Premises	Section 1.01
Project	Recitals
Punch List Items	Section 4.01
Records	Section 2.07
Recurring Additional Charges	Section 2.03
REIT	Section 8.24
Rent	Section 2.01
Rent Commencement Date	Section 2.02
Requesting Party	Section 8.22
Required Letter of Credit Amount	Section 2.11
Reserved Tonnage	Section 3.01
Restoration Work	Section 4.03
Rules and Regulations	Section 8.02
Secure Area	Section 4.04
Service Provider	Section 8.24
SNDA	Section 6.01
Specialty Installations	Section 4.03
Subject to CPI Increases	Section 8.04
Substantial Completion; Substantially Complete	Section 4.01
Substantial Completion Notice	Section 4.01
Substantial Portion	Section 3.02
Successor Landlord	Section 6.01
Superior Lease	Section 6.01
Superior Lessor	Section 6.01
Superior Mortgage	Section 6.01
Superior Mortgagee	Section 6.01
Tax Payment	Section 2.06
Tax Year	Section 2.04
Taxes	Section 2.06
TCO	Section 1.04
Tenant	Introduction
Tenant Delay	Section 4.01
Tenant Indemnified Party	Section 6.12
Tenant Inspection Notice	Section 4.01
Tenant Requisition	Section 3.03
Tenant’s Basic Cost	Section 5.05

Tenant’s Offer Notice	Section 5.02
Tenant’s Property	Section 4.03
Tenant’s Share	Section 2.04
Tenant’s Statement	Section 2.07
Tenant’s Initial Work	Section 3.03
Term	Section 1.02
Transfer Notice	Section 5.03
Unavoidable Delay	Section 8.04
Untenantable	Section 3.02
Violations	Section 4.01
Walk-Through Date	Section 4.01
Warranty Period	Section 4.01
Work Reimbursement Period	Section 3.03
Work Allowance	Section 3.03

LEASE, dated as of December 7, 2016 (the “Effective Date”), between LEGACY YARDS TENANT LP (“Landlord”), a Delaware limited partnership whose address is c/o Related Companies, 60 Columbus Circle, New York, New York 10023 and INTERCEPT PHARMACEUTICALS, INC. (“Tenant”), a Delaware corporation whose address is 450 W 15th Street, Suite 505, New York, New York 10011.

WITNESSETH:

WHEREAS, Landlord is willing to lease to Tenant and Tenant is willing to hire from Landlord, on the terms hereinafter set forth, certain space in the building known as 10 Hudson Yards, New York, New York (the “Building”), which is located on the land described on Exhibit A (the “Land”, the Land and the Building and all plazas, sidewalks and curbs adjacent thereto are, collectively, the “Project”).

NOW, THEREFORE, Landlord and Tenant agree as follows:

ARTICLE 1

Premises; Term; Use

1.01         Demise. Landlord hereby leases to Tenant and Tenant hereby hires from Landlord, subject to the terms and conditions of this Lease, the entire 37th floor of the Building (the “37th Floor Premises”) and a portion of the 40th floor of the Building (the “40th Floor Premises”; the 40th Floor Premises and the 37th Floor Premises, collectively or individually, as the context requires, the “Premises”), in each case, substantially as shown hatched on the plans annexed as Exhibit B. Landlord and Tenant agree that the 37th Floor Premises shall be conclusively deemed to contain 33,607 rentable square feet, the 40th Floor Premises shall be conclusively deemed to contain 15,536 rentable square feet and, accordingly, the Premises shall be conclusively deemed to contain 49,143 rentable square feet in the aggregate. Subject to the other applicable provisions of this Lease, the leasing of the Premises by Tenant shall be deemed to include the non-exclusive right to use in common with others, for their intended uses, the common facilities in the Project designed and intended for use by tenants or other occupants in the Building in common with Landlord and other tenants of the Building, including, without limitation, elevators, fire stairs, mechanical areas serving the Premises (if any), and telephone and electrical closets and riser shafts serving the Premises (if any), and all walkways, loading docks, plazas, courts, public areas within the property line of the Building, service areas, lobbies, landscaped and garden areas and all other common and service areas and common amenities of the Building.

1.02         Term. This Lease shall be effective as of the Effective Date as a binding, enforceable agreement between Landlord and Tenant. The term of this Lease (the “Term”) shall commence on the date hereof (as hereinafter defined; such commencement date shall sometimes be referred to in this Lease as the “Commencement Date”) and shall end, unless sooner terminated as herein provided, (x) with respect to the 37th Floor Premises, on June 30, 2021 (the “37th Floor Expiration Date”) and (y) with respect to the 40th Floor Premises, on the earlier of (A) the date that is 285 days after the Possession Date under the 55 HY Lease (as hereinafter defined), (B) the date that Tenant completes Tenant’s Initial Work (as defined in the 55 HY Lease) under the 55 HY Lease, and legally occupies the Premises (as defined in the 55 HY Lease) for the conduct of Tenant’s business and (C) the 37th Floor Expiration Date (such earlier date, the “40th Floor Expiration Date”; the 37th Floor Expiration Date and the 40th Floor Expiration Date, collectively or individually, as the context requires, is called the “Expiration Date”). Notwithstanding the foregoing, the 40th Floor Expiration Date under clause (B) above shall be no earlier than the date that is 10 Business Days after Tenant delivers a written notice to Landlord specifying the date that Tenant has or shall complete Tenant’s Initial Work and occupy the Premises (as defined in the 55 HY Lease) for the conduct of Tenant’s business. “55 HY Lease” means that certain Lease dated as of the date hereof between One Hudson Yards Owner LLC and Tenant.

1.03         Possession Date. (a)  As of the Effective Date, Tenant agrees that Landlord’s Turnover Work has been Substantially Completed and Tenant agrees to accept the Premises “As Is” in its condition and state of repair existing as of the date hereof, and understands and agrees that Landlord shall not be required to perform any work, supply any materials or incur any expense to prepare the Premises for Tenant’s occupancy, subject to Landlord’s completion of Landlord’s Post Turnover Work and any Punch-List Items with respect thereto, and subject further to Landlord’s obligation to correct any Latent Defects as more particularly described in Section 4.01(a)(iv). As of the Effective Date, Landlord has delivered the Premises to Tenant vacant, broom clean and free of all tenancies and free of Hazardous Materials and in compliance with applicable Laws. For purposes of clarification, it is intended that Substantial Completion of Landlord’s Post Turnover Work (or any portion thereof) shall occur after the Effective Date in accordance with Section 4.01.

 (b)          If for any reason Landlord shall be unable to deliver possession of the Premises to Tenant on any date specified in this Lease for such delivery, Landlord shall have no liability to Tenant therefor and the validity of this Lease shall not be impaired, nor shall the Term be extended, by reason thereof. This Section 1.03 shall be an express provision to the contrary for purposes of Section 223-a of the New York Real Property Law and any other law of like import now or hereafter in effect.

1.04         Use. (a)  Subject to compliance with Laws, the Premises shall be used and occupied by Tenant (and any permitted subtenants and Desk Space Users) solely for executive, administrative and general office use and Customary Ancillary Uses in connection therewith as shall be reasonably required by Tenant in the operation of its business, in each case, consistent with the standards and character of a first-class office building located in midtown Manhattan of comparable size, quality and character to the Building (“First Class Office Building”), only, and for no other purpose. For purposes of this Lease, “Customary Ancillary Uses” shall mean the following ancillary uses; provided, that such Customary Ancillary Uses are (x) ancillary to the primary use of the Premises for executive, administrative and general offices, (y) primarily for the use of Tenant’s employees, business invitees and other persons expressly entitled to use the Premises pursuant to the terms of this Lease (collectively, “Permitted Users”) and for the use of operations within the Building and (z) permitted in accordance with all Laws (it being acknowledged that Landlord makes no representation that any of such ancillary uses are so permitted):

(i)          training facilities and classrooms in connection with Tenant’s training programs for the exclusive use of Permitted Users;

(ii)         subject to the provisions of Section 8.20 hereof, cafeterias, dining facilities and pantries solely for (x) reheating food via microwave or similar food warming equipment, (y) serving prepared food and beverages delivered from vendors and (z) vending machines (each, a “Dining Facility”), in each case, for the exclusive use of Permitted Users (it being agreed that no cooking, involving an open flame or which will require venting to the exterior of the Building other than through the Building’s general exhaust system may be done therein);

(iii)        duplicating, reproduction and/or offset or other printing facilities (provided that Tenant shall cause such facilities to be constructed, operated and maintained so that no noise or vibration will emanate from the Premises to any other portions of the Buildings);

(iv)        board rooms, conference rooms and meeting rooms for the exclusive use of Permitted Users;

(v)         storage rooms;

(vi)        shipping and mail rooms;

(vii)       computer and data processing rooms;

(viii)      a nursing station for the exclusive use of Permitted Users;

(ix)         health and exercise facilities with showers for the exclusive use of Permitted Users (provided that (A) the entire floor on which any such exercise facility is located and the entire floor immediately below the floor on which such exercise facility is located shall be leased to Tenant, and (B) Tenant shall cause such exercise facility to be constructed, operated and maintained so that no noise or vibration (in each case, other than to a de minimis extent) will emanate from the Premises to other portions of the Building, it being agreed that if any other tenant or occupant complains to Landlord in good faith about such noise or vibration, then such noise or vibration shall be deemed to be emanating from the Premises to more than a de minimis extent);

(x)          private showers and lavatory facilities for the exclusive use of Permitted Users;

(xi)         a travel office for the exclusive use of Permitted Users; and

(xii)        one or more automatic teller machines (“ATMs”) for the exclusive use of Permitted Users (provided that Tenant agrees to maintain such ATMs with Landlord’s preferred banking vendor at the Building if requested by Landlord and Tenant, at Tenant’s sole cost and expense, shall (A) comply with all Laws with respect to the ownership, use, operation, maintenance and repair of the ATMs, (B) maintain and keep in full force and effect all licenses, permits and other approvals required with respect to the ownership, use, operation, maintenance and repair of the ATMs, (C) implement such measures as may be required by Laws, or which Landlord shall reasonably require, to secure the area in and around the ATMs and to otherwise ensure the safety and security of all persons using, operating, maintaining or repairing the ATMs and (D) obtain and keep in full force and effect such insurance as Landlord may reasonably require with respect to the ATMs and the operations thereof).

(b)          Except to the extent expressly permitted pursuant to Section 1.04(a), in no event shall the Premises be used for any of the following: (a) a banking, trust company, or safe deposit business, in each case open for business to the general public, (b) a savings bank, a savings and loan association, or a loan company, in each case open for business to the general public, (c) the sale of travelers’ checks and/or foreign exchange, in each case open for business to the general public, (d) a stock brokerage office whose business involves off-the-street retail sales to the general public, (e) a restaurant, bar or for the sale of food or beverages (except to the extent expressly permitted pursuant to Section 1.04(a)(ii)), (f) photographic reproductions and/or offset printing (other than such incidental printing as Tenant may perform in connection with the conduct of Tenant’s usual business operations (and as otherwise expressly permitted pursuant to Section 1.04(a)(iii)), (g) an employment or travel agency (except to the extent expressly permitted pursuant to Section 1.04(a)(vii)), (h) a school or classroom (except to the extent expressly permitted pursuant to Section 1.04(a)(i)), (i) medical or psychiatric offices (except to the extent expressly permitted pursuant to Section 1.04(a)(viii)), (j) conduct of an auction, (k) gambling activities, (l) conduct of obscene, pornographic or similar disreputable activities, (m) offices of an agency, department or bureau of the United States Government, any state or municipality within the United States or any foreign government, or any political subdivision of any of them, (n) offices of any charitable, religious, union or other not-for-profit organization, (o) offices of any tax exempt entity within the meaning of Section 168(h)(2) of the Internal Revenue Code of 1986, as amended, or any successor or substitute statute, or rule or regulation applicable thereto or (p) manufacturing. The Premises shall not be used for any purpose which would lower the first-class character of the Building, create unreasonable or excessive elevator or floor loads, impair or interfere with any of the Building operations or the proper and economic heating, ventilation, air-conditioning, cleaning or other servicing of the Building, constitute a public or private nuisance, or interfere with any other tenant or Landlord, or impair the appearance of the Building.

(c)          The temporary certificate of occupancy for the Building core (the “TCO”) permits (and any subsequent temporary or permanent base building certificate of occupancy obtained by Landlord will permit) the use of the Premises for offices. If Tenant requires an amendment to such certificate of occupancy of the Building to use the Premises for any of the uses permitted pursuant to this Section 1.04 other than mere office use, Landlord, at Tenant’s expense, shall file for and use commercially reasonable efforts to obtain such an amendment to the certificate of occupancy; provided, that neither this Lease nor any of Tenant’s obligations hereunder shall be conditioned upon Landlord obtaining the same. If Tenant desires to obtain any special permits for use of the Premises (including, for purposes of illustration only, and not by way of limitation, a public assembly permit or a temporary or permanent liquor license for the serving of alcohol to Tenant’s employees and business invitees for consumption in the Premises only (it being agreed that Tenant shall have procured and furnished to Landlord a policy of liquor liability insurance reasonably satisfactory to Landlord in connection therewith and Tenant shall reimburse Landlord for any increased insurance costs incurred by Landlord in connection therewith), Landlord, at Tenant’s expense, shall reasonably cooperate with respect to the same to the extent such cooperation is reasonably necessary; provided, that obtaining any such permits shall be the sole responsibility of Tenant. If Landlord shall incur any actual out-of-pocket cost in connection with such cooperation or the amendment to the certificate of occupancy, Tenant shall, within 30 days after receipt of an invoice therefor, reimburse Landlord for such costs as Additional Charges.

ARTICLE 2

Rent

2.01         Rent. “Rent” shall consist of Fixed Rent and Additional Charges.

2.02         Fixed Rent. The fixed rent (“Fixed Rent”) shall be as follows:

 (a)          for the period commencing on the Rent Commencement Date and ending on the day immediately preceding the 40th Floor Expiration Date an amount equal to $5,160,015.00 (i.e., at the rate per annum of $105.00 per rentable square foot of the Premises);

 (b)          for the period commencing on the 40th Floor Expiration Date and ending on the 37th Floor Expiration Date an amount equal to $3,528,735.00 (i.e., at the rate per annum of $105.00 per rentable square foot of the Premises).

 (c)          Fixed Rent shall be payable by Tenant in equal monthly installments in advance on the Rent Commencement Date and on the first day of each calendar month thereafter (provided that if the Rent Commencement Date is not the first day of a month, then Fixed Rent for the month in which the Rent Commencement Date occurs shall be prorated and paid on the Rent Commencement Date). “Rent Commencement Date” means the date occurring in the 4th month after the Effective Date which is the same numerical date in the month as the Effective Date (except that if no same numerical date shall exist in such 4th month, the Rent Commencement Date shall be the last day of such 4th month. The Rent Commencement Date may be subject to adjustment as expressly provided in Section 4.01(d) of this Lease.

2.03         Additional Charges. “Additional Charges” means PILOT Payments, Additional Tax Payments, Impositions Payments, Tax Payments, Operating Payments and all other sums of money, other than Fixed Rent, at any time payable by Tenant under this Lease, all of which Additional Charges shall be deemed to be rent. “Recurring Additional Charges” means Additional Tax Payments, Impositions Payments, Operating Payments and either PILOT Payments or Tax Payments, as applicable.

2.04         PILOT Payments. (a)   “Base PILOT Amount” means the PILOT Amount payable by Landlord pursuant to the PILOT Agreement for the Tax Year commencing on July 1, 2020 (the “Base PILOT Year”) pursuant to the terms of the PILOT Agreement as in effect as of the Effective Date. “PILOT Amount” shall have the meaning ascribed to such term in the PILOT Agreement, as such PILOT Agreement is in effect on the Effective Date.

(b)          “PILOT Agreement” means that certain Amended and Restated Agency Lease Agreement effective as of August 1, 2016, by and between the New York City Industrial Development Agency (the “IDA”) and Landlord, as the same may be modified from time to time; provided, however, that any modification of such PILOT Agreement which would materially adversely affect or materially adversely increase Tenant’s obligations under this Article 2 shall be disregarded for the purpose of computing Tenant’s liability for PILOT Payments under this Article 2 (it being agreed that Landlord shall not be restricted from entering into any such modification but Landlord shall not have the right to pass through any such obligations that materially adversely affect Tenant under this Article 2). Landlord represents and warrants to Tenant that a true and complete copy of the PILOT Agreement has been delivered or made available to Tenant.

(c)          “PILOT” means, with respect to any Tax Year, (i) the PILOT Amount payable by Landlord for such Tax Year pursuant to the PILOT Agreement, (ii) any reasonable expenses incurred in contesting the assessed value of the Building (which expenses shall not exceed the amount of any refund or credit attributable to any reduced assessment resulting from such contest), which expenses shall be allocated to the Tax Year(s) to which such expenses relate and (iii) the “Annual Administrative Fee” (as defined in the PILOT Agreement).

(d)          “Tax Year” means each period of 12 months, commencing on the first day of July of each such period, in which occurs any part of the Term, or such other period of 12 months occurring during the Term as hereafter may be adopted as the fiscal year for real estate tax purposes of the City of New York.

(e)          “Tenant’s Share” means the percentage which is calculated by dividing (i) the total rentable square footage of the Premises by (ii) the total rentable square footage of the office space in the Building, provided that the method of calculating the rentable square footage of the Premises shall be the same as the method of calculating the rentable square footage of the office space in the Building at the time of any such calculation. As of the Effective Date, Tenant’s Share is 2.89%.

(f)          (i)          If PILOT for any Tax Year from and after July 1 of the Tax Year immediately following the Base PILOT Year (i.e., from and after the day immediately following the last day of the Base PILOT Year) until the “Cessation Date” (as defined in the PILOT Agreement; such date shall hereinafter be referred to in this Lease as the “PILOT Cessation Date”), shall exceed the Base PILOT Amount (or, with respect to the Tax Year in which the PILOT Cessation Date occurs, if the PILOT Cessation Date occurs on a date other than the first day of a Tax Year, if PILOT for such Tax Year shall exceed the amount that is the product of the Base PILOT Amount multiplied by a fraction, the numerator of which is the number of days in such Tax Year prior to the PILOT Cessation Date and the denominator of which is the number of days in such Tax Year), Tenant shall pay to Landlord (each, a “PILOT Payment”) Tenant’s Share of the amount by which PILOT for such Tax Year is greater than the Base PILOT Amount. The PILOT Payment for each Tax Year shall be due and payable by Tenant in installments in the same manner that PILOT for such Tax Year is due and payable by Landlord, whether as directed under the PILOT Agreement, to a Superior Lessor or Superior Mortgagee or otherwise. Tenant shall pay the PILOT Payment (or any installment thereof) within 30 days after the rendering of a statement therefor by Landlord to Tenant, which statement may be rendered so as to require the PILOT Payment (or installment thereof) to be paid by Tenant 30 days prior to the date such PILOT Payment (or installment thereof) first becomes due and payable by Landlord. The statement to be rendered by Landlord shall set forth in reasonable detail the computation of Tenant’s Share of the particular installment(s) of PILOT being billed. If there shall be any increase in the PILOT for any Tax Year, whether during or after such Tax Year, or if there shall be any decrease in the PILOT for any Tax Year, the PILOT Payment for such Tax Year shall be appropriately adjusted and paid or refunded, as the case may be (in accordance with Sections 2.04(g) and 2.08(a), to the extent applicable). In no event, however, shall PILOT be reduced below the Base PILOT Amount.

(ii)         In addition to the PILOT Payments set forth above, and the Impositions Payment and Tax Payment set forth below, Tenant shall pay, as Additional Charges on account of real property taxes, for each Tax Year (or portion thereof) throughout the Term of this Lease from and after the Tax Year commencing on July 1, 2017, an amount equal to the product of (A) the applicable Additional Tax Amount, multiplied by (B) the number of rentable square feet contained in the Premises (the “Additional Tax Payment”); provided, that if the rentable square footage of the Premises varies during any calendar year, such variation shall be taken into account for purposes of the calculation of the Additional Tax Payment for such calendar year. The Additional Tax Payment shall be due and payable in equal installments on the dates on which PILOT Payments (or installments thereof) are due and payable by Tenant. Tenant shall pay each such installment within 30 days after the rendering of a statement therefor by Landlord to Tenant, which statement may be rendered so as to require such installments to be paid by Tenant on the same dates on which Tenant is required to pay PILOT Payments (or installments thereof). The “Additional Tax Amount” shall be (I) $0 for the Tax Year beginning July 1, 2017, (II) $0.75 for the Tax Year beginning on July 1, 2018, (III) $1.75 for the Tax Year beginning on July 1, 2019 and (IV) $3.25 for each Tax Year thereafter for the full remaining Term of this Lease. By way of example, if the Premises contains 100,000 rentable square feet during the Tax Year beginning on July 1, 2020, the Additional Tax Payment for the Tax Year beginning on such July 1 shall be $325,000.00 (i.e., $3.25 x 100,000 = $325,000.00).

(g)          If Landlord shall receive a refund of PILOT for any Tax Year in which PILOT exceeded the Base PILOT Amount (or a credit in lieu of such a refund), Landlord shall pay to Tenant Tenant’s Share of the net refund or credit (after deducting from such refund or credit the reasonable costs and expenses of obtaining the same, including, without limitation, appraisal, accounting and legal fees, to the extent that such costs and expenses were not included in the PILOT for such Tax Year and only to the extent that such costs and expenses shall not exceed the amount of any refund or credit of Tenant’s Share of PILOT for the corresponding Tax Year); provided, that such payment to Tenant shall in no event exceed Tenant’s PILOT Payment paid for such Tax Year.

(h)          If the PILOT Amount comprising the Base PILOT Amount is reduced as a result of an appropriate proceeding or otherwise, the PILOT as so reduced shall for all purposes be deemed to be the Base PILOT Amount and Landlord shall notify Tenant of the amount by which the PILOT Payments previously made were less than the PILOT Payments required to be made under this Section 2.04, and Tenant shall pay the deficiency within 30 days after demand therefor.

(i)          (i)          Tenant shall promptly cooperate with Landlord in complying with the disclosure and reporting requirements set forth in the PILOT Agreement, including, without limitation, by furnishing such information and/or completing such questionnaires and reports as may be required to satisfy the requirements of Section 8.7 (Employment Matters), Section 8.8 (Non-Discrimination), Section 8.14 (Automatically Deliverable Documents), Section 8.15 (Requested Documents) and Section 8.16 (Periodic Reporting Information for the Agency) of the PILOT Agreement. Tenant shall furnish any such information and deliver any such completed questionnaires and reports to Landlord on or prior to the date that is 10 Business Days before the date Landlord is required to deliver same to the IDA (unless the period between a request to Landlord from the IDA for any such information, questionnaires or reports and the date such information, questionnaires or reports are due to the IDA is shorter than 10 Business Days, in which case Tenant shall deliver such information, questionnaires or reports to Landlord no less than 3 Business Days prior to the date Landlord is required to deliver same to the IDA).

(ii)         Tenant represents and warrants that Tenant’s occupancy at the Project will not result in the removal of an industrial or manufacturing plant or facility of Tenant located outside of the City of New York, but within the State of New York, to the Project or in the abandonment of one or more such industrial or manufacturing plants or facilities of Tenant located outside of the City of New York but within the State of New York.

(iii)        Tenant represents and warrants that neither Tenant, nor any Principals of Tenant (A) is in default or in breach, beyond any applicable grace period, of its obligations under any written agreement with the Agency or the City, unless such default or breach has been waived in writing by the Agency or the City, as the case may be, (B) has been convicted of a misdemeanor related to truthfulness and/or business conduct in the past 5 years, (C) has been convicted of a felony in the past 10 years, (D) has received formal written notice from a federal, state or local governmental agency or body that such Person is currently under investigation for a felony criminal offense, or (E) has received written notice of default in the payment to the City of any taxes, sewer rents or water charges, which have not been paid, unless such default is currently being contested with due diligence in proceedings in court or other appropriate forum. For purposes of this paragraph (iii) only, all capitalized terms used in this paragraph (iii) (other than the term “Tenant”) shall have the meanings ascribed to them in the PILOT Agreement.

(iv)        Tenant covenants that at all times from and after the Effective Date through the expiration or earlier termination of this Lease (the “Effective Period”), Tenant shall ensure that employees and applicants for employment with Tenant are treated without regard to their race, color, creed, age, sex or national origin. As used in this paragraph (iv) only, the term “treated” shall mean and include the following: recruited, whether by advertising or other means; compensated, whether in the form of rates of pay or other forms of compensation; selected for training, including apprenticeship; promoted; upgraded; downgraded; demoted; transferred; laid off; and terminated.

(v)         Tenant shall indemnify and hold Landlord harmless from and against any and all loss, cost, liability, damage or expense (including, without limitation, reasonable attorneys’ fees, disbursements and court costs, but specifically excluding any consequential, special or punitive damages) incurred by Landlord (or any of its Affiliates) arising from any failure of Tenant to comply in all respects with Sections 2.04(i)(i) or 2.04(i)(iv) or any misrepresentation by Tenant contained in Sections 2.04(i)(ii) or 2.04(i)(iii) or arising from any other “Event of Default” (as defined in the PILOT Agreement) under the PILOT Agreement which is solely caused by any act or omission of, or breach of any representation or warranty by, Tenant, or any of its Affiliates, or any of their respective officers, members, directors, principals, employees or agents, in each case, beyond any applicable notice and cure periods set forth in the PILOT Agreement (including, without limitation, Section 8.9(f)(iii) of the PILOT Agreement). If any amount payable by Landlord under the PILOT Agreement is greater than it would otherwise be, or if any additional amount is payable by Landlord under the PILOT Agreement, in either case, due to any failure of Tenant to comply in all respects with Sections 2.04(i)(i) or 2.04(i)(iv) or any misrepresentation by Tenant contained in Sections 2.04(i)(ii) or 2.04(i)(iii), Tenant shall pay to Landlord 100% of the amount by which such amount payable is so greater than it would otherwise be or 100% of the additional amount payable, as the case may be, within 10 days after Landlord’s demand therefor.

(vi)        Landlord agrees to observe and perform all of its obligations under the PILOT Agreement and not to cause or permit an Event of Default (as defined in the PILOT Agreement) to occur thereunder if and to the extent Landlord’s failure to observe and perform any such obligations or to permit such Event of Default, as applicable, is reasonably likely to materially adversely affect Tenant’s obligations under this Article 2. Landlord shall indemnify and hold Tenant harmless from and against any and all loss, cost, liability, damage or expense (including, without limitation, reasonable attorneys’ fees, disbursements and court costs, but specifically excluding any consequential, special or punitive damages) incurred by Tenant or any of its Affiliates arising from any “Event of Default” (as defined in the PILOT Agreement) under the PILOT Agreement beyond any applicable notice and cure periods set forth therein which is solely caused by Landlord, or any of its Affiliates, or any of their respective officers, members, directors, principals, employees or agents and which is not caused by any act or omission of, or breach of any representation or warranty by, Tenant. If any amount payable by Landlord under the PILOT Agreement is greater than it would otherwise be, or if any additional amount is payable by Landlord under the PILOT Agreement, in either case, due to any “Event of Default” (as defined in the PILOT Agreement) under the PILOT Agreement which is solely caused by Landlord, or any of its Affiliates, or any of their respective officers, members, directors, principals, employees or agents and which is not caused by any act or omission of, or breach of any representation or warranty by, Tenant, or any of its Affiliates, or any of their respective officers, members, directors, principals, employees or agents, Tenant shall have no liability to pay for any of such incremental amount by which Landlord’s payment obligation is so greater or such additional amount and Landlord will reasonably promptly provide Tenant with any information reasonably required to verify such amounts.

(j)          Landlord shall, with respect to each Tax Year, initiate and pursue in good faith an application or proceeding seeking a reduction in the assessed valuation of the Building, except that Landlord shall not be required to initiate or pursue any such application or proceeding for any such Tax Year if Landlord obtains with respect to such Tax Year a letter from a reputable certiorari attorney that in such person’s opinion it would not be advisable or productive to bring such application or proceeding for the Tax Year in question. Tenant, for itself and its immediate and remote subtenants and successors in interest hereunder, hereby waives, to the extent permitted by law, any right Tenant may now or in the future have to protest or contest any PILOT or Taxes or to bring any application or proceeding seeking a reduction in PILOT, Taxes or assessed valuation or otherwise challenging the determination thereof.

2.05        Impositions.

(a)          “Base Impositions Amount” means Impositions (excluding any amounts described in Section 2.05(b)(ii)) for the Tax Year commencing on July 1, 2017.

(b)          “Impositions” means (i) subject to clause (B) of the last sentence of this Section 2.05(b), any and all real estate taxes, vault taxes, assessments and special assessments, levied, assessed or imposed upon or with respect to the Building by any federal, state, municipal or other government or governmental body or authority, including, without limitation, any taxes, assessments or charges imposed upon or against the Building or Landlord solely with respect to any business improvement district and (ii) any reasonable expenses incurred by Landlord in contesting such taxes, assessments or charges, which expenses shall be allocated to the Tax Year to which such expenses relate to the extent that such expenses do not exceed the amount of any reduction in Impositions for the corresponding Tax Year. If at any time the method of taxation shall be altered so that in lieu of or as an addition to or as a substitute for, the whole or any part of such taxes theretofore imposed on real estate (other than real estate taxes levied by the City of New York) there shall be levied, assessed or imposed (x) a tax, assessment, levy, imposition, fee or charge wholly or partially as a capital levy or otherwise on the rents received therefrom, or (y) any other such substitute tax, assessment, levy, imposition, fee or charge, including without limitation, business improvement district and transportation taxes, fees and assessments, then all such taxes, assessments, levies, impositions, fees or charges or the part thereof so measured or based shall be included in “Impositions” to the extent that such substitution is evidenced by either the terms of the legislation imposing such tax or assessment, the legislative history thereof, or other documents or evidence that reasonably demonstrate that the applicable governmental authority intended for such tax or assessment to constitute a substitution for any Impositions (provided that the same shall be computed as if the Building is Landlord's sole asset and the income therefrom is Landlord’s sole income). If the owner, or lessee under a Superior Lease (as hereinafter defined), of all or any part of the Building is an entity exempt from the payment of taxes, assessments or charges described in clause (i), there shall be included in “Impositions” the taxes, assessments or charges described in clause (i) which would be so levied, assessed or imposed if such owner or lessee were not so exempt, and such taxes, assessments or charges shall be deemed to have been paid by Landlord on the dates on which such taxes, assessments or charges otherwise would have been payable if such owner or lessee were not so exempt but only to the extent Landlord is actually obligated to and does pay such taxes, assessments or charges or any payments in lieu thereof. If any Impositions consisting of a special tax assessment may be payable in installments, then, for the purposes of this Section 2.05 such Impositions shall be deemed to have been so divided and to be payable in the maximum number of installments permitted by law (together with any interest charged by the applicable government authority, if interest is so charged), and there shall be deemed included in Impositions for each Tax Year only the installments of such assessment deemed to be payable during such Tax Year. “Impositions” shall not include (A) any municipal, state or federal income taxes assessed against Landlord, any capital levy, estate, gift, succession, inheritance or transfer taxes, or any corporate franchise taxes or unincorporated business taxes, income or profit tax, or any transfer or mortgage recording tax imposed upon any owner or lessee of the Building, or any part thereof, or capital levy that is or may be imposed upon the net income of Landlord, (B) any PILOT and Taxes and (C) any penalties, interest and late charges imposed on Landlord, any Superior Lessor or Superior Mortgagee for failure to make payments when due, except to the extent directly resulting from a default by Tenant hereunder.

(c)          For each Tax Year from and after the Tax Year commencing on July 1, 2017, if Impositions for any Tax Year shall exceed the Base Impositions Amount, Tenant shall pay to Landlord (each, an “Impositions Payment”) Tenant’s Share of the amount by which Impositions for such Tax Year are greater than the Base Impositions Amount. The Impositions Payment for each Tax Year shall be due and payable in installments in the same manner that Impositions for such Tax Year are due and payable by Landlord, whether to the applicable taxing authority, to a Superior Lessor or Superior Mortgagee or otherwise. Tenant shall pay Tenant’s Share of each such installment within 30 days after the rendering of a statement therefor by Landlord to Tenant, which statement may be rendered so as to require Tenant’s Share of Impositions to be paid by Tenant 30 days prior to the date such Impositions first become due and payable by Landlord. The statement to be rendered by Landlord shall set forth in reasonable detail the computation of Tenant’s Share of the particular installment(s) being billed. If there shall be any increase in the Impositions for any Tax Year, whether during or after such Tax Year, or if there shall be any decrease in the Impositions for any Tax Year, the Impositions Payment for such Tax Year shall be appropriately adjusted and paid or refunded, as the case may be (in accordance with Sections 2.05(d) and 2.08(a), to the extent applicable). In no event, however, shall Impositions be reduced below the Base Impositions Amount.

(d)          If Landlord shall receive a refund of Impositions for any Tax Year in which Impositions exceeded the Base Impositions Amount, Landlord shall pay to Tenant Tenant’s Share of the net refund (after deducting from such refund the reasonable costs and expenses of obtaining the same, including, without limitation, appraisal, accounting and legal fees, to the extent that such costs and expenses were not included in the Impositions for such Tax Year and to the extent that such expenses do not exceed the amount of any reduction in Tenant’s Share of Impositions for the corresponding Tax Year); provided, that such payment to Tenant shall in no event exceed Tenant’s Impositions Payment paid for such Tax Year.

(e)          If the Base Impositions Amount is reduced as a result of an appropriate proceeding or otherwise, Landlord shall notify Tenant of the amount by which any Impositions Payments previously made were less than the Impositions Payments required to be made under this Section 2.05, and Tenant shall pay the deficiency within 30 days after demand therefor.

(f)          Tenant shall pay any and all commercial rent occupancy tax and any other occupancy tax or rent tax relating to the Premises now in effect or hereafter enacted. If any occupancy tax or rent tax (including, without limitation, any commercial rent occupancy tax) now in effect or hereafter enacted shall be payable by Landlord in the first instance or hereafter is required to be paid by Landlord, then Tenant shall reimburse Landlord as Additional Charges for all such amounts paid within 30 days after demand therefor.

2.06        Tax Payments. (a)   “Taxes” means (i) the real estate taxes levied, assessed or imposed upon or with respect to the Building by the City of New York and (ii) any reasonable expenses incurred by Landlord in contesting such taxes or assessments and/or the assessed value of the Building, which expenses shall be allocated to the Tax Year to which such expenses relate. If at any time the method of taxation shall be altered so that in lieu of or as an addition to or as a substitute for, the whole or any part of such real estate taxes theretofore imposed there shall be levied, assessed or imposed (x) a tax, assessment, levy, imposition, fee or charge wholly or partially as a capital levy or otherwise on the rents received therefrom, or (y) any other such substitute tax, assessment, levy, imposition, fee or charge, including without limitation, business improvement district and transportation taxes, fees and assessments, then all such taxes, assessments, levies, impositions, fees or charges or the part thereof so measured or based shall be included in “Taxes” to the extent substituted and to the extent that such substitution is evidenced by either the terms of the legislation imposing such tax or assessment, the legislative history thereof, or other documents or evidence that reasonably demonstrate that the applicable governmental authority intended for such tax or assessment to constitute a substitution for any Taxes (provided that the same shall be computed as if the Building is Landlord’s sole asset and the income therefrom is Landlord’s sole income). If the owner, or lessee under a Superior Lease, of all or any part of the Building is an entity exempt from the payment of taxes described in clause (i), there shall be included in “Taxes” the taxes described in clause (i) which would be so levied, assessed or imposed if such owner or lessee were not so exempt and such taxes shall be deemed to have been paid by Landlord on the dates on which such taxes otherwise would have been payable if such owner or lessee were not so exempt but only to the extent Landlord is actually obligated to and does pay such taxes, assessments or charges or any payments in lieu thereof. If any Taxes consisting of a special tax assessment may be payable in installments, then, for the purposes of this Section 2.06 such Taxes shall be deemed to have been so divided and to be payable in the maximum number of installments permitted by law (together with any interest charged by the applicable government authority, if interest is so charged), and there shall be deemed included in Taxes for each Tax Year only the installments of such assessment deemed to be payable during such Tax Year. “Taxes” shall not include (A) any municipal, state or federal income taxes assessed against Landlord, any capital levy, estate, gift, succession, inheritance or transfer taxes, or any corporate franchise taxes or unincorporated business taxes, income or profit tax, or any transfer or mortgage recording tax imposed upon any owner or lessee of the Building, or any part thereof, or capital levy that is or may be imposed upon the net income of Landlord, (B) any PILOT and Impositions and (C) any penalties, interest and late charges imposed on Landlord, any Superior Lessor or Superior Mortgagee for failure to make payments when due, except to the extent directly resulting from a default by Tenant hereunder.

(b)          (i)          From and after the PILOT Cessation Date, if Taxes for any Tax Year, including the Tax Year in which the PILOT Cessation Date occurs, shall exceed the Base PILOT Amount (or, with respect to the Tax Year in which the PILOT Cessation Date occurs, if the PILOT Cessation Date occurs on a date other than the first day of a Tax Year, if Taxes for such Tax Year shall exceed the amount that is the product of the Base PILOT Amount multiplied by a fraction, the numerator of which is the number of days in such Tax Year from and after the PILOT Cessation Date and the denominator of which is the number of days in such Tax Year), Tenant shall pay to Landlord (each, a “Tax Payment”) Tenant’s Share of the amount by which Taxes for such Tax Year (or portion thereof from and after the PILOT Cessation Date) are greater than the Base PILOT Amount (or such pro-rated amount described in the first parenthetical in this sentence, if applicable). The Tax Payment for each Tax Year shall be due and payable in installments in the same manner that Taxes for such Tax Year are due and payable by Landlord, whether to the City of New York, to a Superior Lessor or Superior Mortgagee or otherwise. Tenant shall pay Tenant’s Share of each such installment within 30 days after the rendering of a statement therefor by Landlord to Tenant, which statement may be rendered so as to require Tenant’s Share of Taxes to be paid by Tenant 30 days prior to the date such Taxes first become due and payable by Landlord. The statement to be rendered by Landlord shall set forth in reasonable detail the computation of Tenant’s Share of the particular installment(s) being billed. If there shall be any increase in the Taxes for any Tax Year, whether during or after such Tax Year, or if there shall be any decrease in the Taxes for any Tax Year, the Tax Payment for such Tax Year shall be appropriately adjusted and paid or refunded, as the case may be (in accordance with Sections 2.06(c) and 2.08(a), to the extent applicable). In no event, however, shall Taxes be reduced below the Base PILOT Amount.

(ii)         Notwithstanding the occurrence of the PILOT Cessation Date, after the PILOT Cessation Date Tenant shall continue to pay Additional Tax Payments as set forth in Section 2.04(f)(ii), except that such Additional Tax Payments shall be due and payable in installments on the dates on which Tax Payments (or installments thereof) are due and payable by Tenant, and Tenant shall pay each such installment within 10 days after the rendering of a statement therefor by Landlord to Tenant, which statement may be rendered so as to require such installments to be paid by Tenant on the same dates on which Tenant is required to pay Tax Payments (or installments thereof).

(c)          If Landlord shall receive a refund of Taxes for any Tax Year in which Taxes exceeded the Base PILOT Amount (from and after the occurrence of the PILOT Cessation Date), Landlord shall pay to Tenant Tenant’s Share of the net refund (after deducting from such refund the reasonable costs and expenses of obtaining the same, including, without limitation, appraisal, accounting and legal fees, to the extent that such costs and expenses were not included in the Taxes for such Tax Year and to the extent that such expenses do not exceed the amount of any reduction in Tenant’s Share of Taxes for the corresponding Tax Year); provided, that (i) such payment to Tenant shall in no event exceed Tenant’s Tax Payment paid for such Tax Year and (ii) if the PILOT Cessation Date occurs on a date other than the first day of any Tax Year, any refund with respect to such Tax Year shall be prorated to correspond to the portion of such Tax Year with respect to which Tenant paid a Tax Payment.

(d)          If the Base PILOT Amount is reduced as a result of an appropriate proceeding or otherwise after the PILOT Cessation Date, Landlord shall notify Tenant of the amount by which any Tax Payments previously made were less than the Tax Payments required to be made under this Section 2.06, and Tenant shall pay the deficiency within 30 days after demand therefor.

2.07        Operating Payments. (a)   “Base Operating Amount” means Operating Expenses for the Base Operating Year; provided, that, if, due to construction warranties in effect during the Base Operating Year, materially fewer expenses on account of repairs to the Building are paid or incurred by or on behalf of Landlord during such Base Operating Year than would typically be paid or incurred during a calendar year with respect to a new First Class Office Building comparable in size to the Building with no construction warranties in effect, then the Operating Expenses for the Base Operating Year shall be adjusted to reflect the Operating Expenses that would have been paid or incurred if such construction warranties had not been in effect during the Base Operating Year. For purposes of the foregoing sentence only, the term “construction warranties” shall be deemed to refer solely to warranties in effect for a newly constructed First Class Office Building that would not typically be in effect at any given time for a First Class Office Building on account of alterations, improvements, repairs and replacements.

(b)          “Base Operating Year” means the calendar year 2017.

(c)          “Landlord’s Statement” means an instrument setting forth the Operating Payment payable by Tenant for a specified Operating Year.

(d)          “Operating Expenses” means, without duplication, all expenses paid or incurred by or on behalf of Landlord in respect of the repair, replacement, maintenance, operation and security of the Building as reflected on Landlord’s books and records (which Landlord shall keep in accordance with GAAP or other acceptable accounting method consistent with the standards of a First Class Office Building), including, without limitation, (i) subject to clause (BB) of this Section 2.07(d), salaries, wages, medical, surgical, insurance (including, without limitation, group life and disability insurance), union and general welfare benefits, pension payments, severance payments, sick day payments and other fringe benefits of employees of Landlord, Landlord’s affiliates and their respective contractors engaged in such repair, replacement, maintenance, operation and/or security; (ii) subject to clause (BB) of this Section 2.07(d), payroll taxes, worker’s compensation, uniforms and related expenses (whether direct or indirect) for such employees; (iii) the cost of fuel, gas, steam, electricity, heat, ventilation, air-conditioning and chilled or condenser water, water, sewer and other utilities, together with any taxes and surcharges on, and fees paid in connection with the calculation and billing of, such utilities; (iv) the cost of painting and/or decorating all areas of the Project, excluding, however, any space contained therein which is demised or available for demise to tenants; (v) the cost of casualty, liability, fidelity, rent and all other insurance regarding the Building; (vi) subject to the limitations on capital expenditures hereinafter provided, the cost of all supplies, tools, materials and equipment, whether by purchase or rental, used in the repair, replacement, maintenance, operation and/or security of the Building, and any sales and other taxes thereon; (vii) the fair market rental value of Landlord’s office in the Building and any other premises in the Building utilized by the personnel of either Landlord, Landlord’s affiliates or Landlord’s contractors, in connection with the repair, replacement, maintenance, operation and/or security thereof, and all office expenses, such as telephone, utility, stationery and similar expenses incurred in connection therewith; provided, that (A) for the purpose of calculating Operating Expenses for the Base Operating Year and each subsequent Operating Year, the aggregate rentable square footage of Landlord’s office shall be assigned a fixed number, (B) the fair market rental of such office shall be included in the Base Operating Year, and (C) such fair market rental shall annually be subject to fair market rental increases; (viii) the cost of cleaning and janitorial services, including, without limitation, glass cleaning, snow and ice removal and garbage and waste collection and disposal; (ix) the cost of all interior and exterior landscaping and all temporary exhibitions located at or within the Project; (x) the cost of all alterations, repairs, replacements and/or improvements made at any time following the Base Operating Year by or on behalf of Landlord, whether structural or non structural, ordinary or extraordinary, foreseen or unforeseen, and whether or not required by this Lease, and all tools and equipment related thereto; provided, that if under generally accepted accounting principles consistently applied (“GAAP”), any of the costs referred to in this clause (x) are required to be capitalized, then such costs shall not be included in Operating Expenses unless they (I) are required by any Laws that first became effective (1) on or after the Effective Date or (2) before the Effective Date but with respect to which the obligation to comply first arises after the Effective Date, (II) have the effect of reducing expenses that would otherwise be included in Operating Expenses (to the extent of the reduction in Operating Expenses reasonably anticipated by Landlord) or (III) constitute a replacement which in Landlord’s reasonable judgment is prudent to make in lieu of repairs to the replaced item(s) so long as it is reasonably likely that the amortized replacement cost of the item in question will be less expensive than the aggregate reasonably anticipated total cost to repair such item (which may include multiple repairs) over the same amortization period, in any of which events the cost thereof, together with interest thereon at either (A) if Landlord shall not finance such alterations, repairs, replacements and/or improvements, the Interest Rate in effect on December 31 of the Operating Year in which such costs were incurred or (B) if Landlord shall finance such alterations, repairs, replacements and/or improvements, the actual costs incurred by Landlord to finance such alterations, repairs, replacements and/or improvements shall be amortized and included in Operating Expenses over the useful life of the item in question, as reasonably determined by Landlord in accordance with GAAP or such alternative measure as referred to hereinabove; provided further, that if any such alterations, repairs, replacements and/or improvements described in clause II are made for the purpose of having a beneficial impact on the environment (including, without limitation, if the same are made in connection with participating in a program intended to have a beneficial impact on the environment), then, at Landlord’s option, the cost thereof, together with such interest as described in the foregoing clauses (A) and (B), may be amortized and included in Operating Expenses over the period that Landlord reasonably determines in accordance with GAAP that it will take for such cost to equal the aggregate amount of the reduction in Operating Expenses realized as a result of such alteration, repair, replacement and/or improvement; (xi) costs of security services, including, without limitation, offsite vehicle screening for vehicles seeking access to the Project; (xii) management fees not exceeding 3% of the aggregate rents, additional rents and other charges payable to Landlord by tenants of the Building; (xiii) all reasonable costs and expenses of legal, bookkeeping, accounting and other professional services; (xiv) condominium assessments, common charges or similar charges, if the Building is at any time converted to a condominium structure; (xv) customary fees, dues and other contributions paid by or on behalf of Landlord to civic or other real estate organizations and any assessments, dues, levies or other charges paid to any business improvement district, owners’ association or similar organization or to any entity on behalf of such an organization (including, without limitation, any contribution to the ERY Facility Airspace Parcel Owners’ Association); (xvi) all costs and expenses expressly included in Operating Expenses pursuant to the provisions of this Lease; and (xvii) all other fees, costs, charges and expenses properly allocable to the repair, replacement, maintenance, operation and/or security of the Project, in accordance with then prevailing customs and practices of the real estate industry in the Borough of Manhattan, City of New York. Notwithstanding the foregoing, “Operating Expenses” shall not include the following:

(A)         depreciation and amortization (except with respect to the alterations, repairs, replacements, and/or improvements described in clauses I, II and III of clause (x) of this Section 2.07(d));

(B)         principal and interest payments and other costs incurred in connection with any financing or refinancing of the Building or any portion thereof (except as provided in clause (x) above) including, without limitation, legal, accounting, consultant, mortgage, brokerage or other expenses related thereto;

(C)         the cost of tenant improvements made for tenant(s) of the Building or cash allowances in lieu thereof;

(D)         brokerage commissions and advertising and promotional expenses incurred in procuring tenants for the Building;

(E)         cost of any work or service performed for any tenant of the Building (including Tenant), whether at the expense of Landlord or such tenant, to the extent that such work or service is in excess of the work or service that Landlord is required to furnish Tenant under this Lease at the expense of Landlord;

(F)         the cost of any electricity consumed in the Premises or in any other space in the Building demised or available for demise to tenants;

(G)         the cost of overtime heating, ventilating and air conditioning (including costs related to chilled water) for which Landlord is directly compensated by payment by tenants, or any other occupant of the Building, including Tenant;

(H)         PILOT, Impositions and Taxes;

(I)          attorneys’ fees and disbursements and costs and expenses incurred in connection with preparing and negotiating leases, amendments and modifications thereto, consents to sublease, assignments, takeover or assumption fees, or any form leases with respect to the operation of the Building and disputes with tenants or occupants in the Building;

(J)         legal fees incurred in connection with suits brought by tenants with respect to their leases or occupancy agreements in the Building;

(K)         any cost to the extent Landlord is reimbursed therefor out of insurance proceeds or otherwise (other than by means of operating expense reimbursement provisions contained in the leases of other tenants) or any such cost to the extent Landlord would have been compensated therefor if Landlord had carried the insurance coverage required of Landlord hereunder;

(L)         expenses of relocating or moving any tenant(s) of the Building, and all costs and expenses of taking over or assuming the lease obligations of a tenant for such tenant’s premises in a location other than the Building and the costs and expenses of relocating such tenant to the Building, including any payments required to be made in connection with the termination of such lease pursuant to Article 31-B of the Tax Law of the State of New York or other similar statute;

(M)         costs (including attorney’s fees and costs of settlements, judgments and arbitration awards) arising from claims or disputes in connection with tort or negligence litigation pertaining to Landlord and/or the Project, or in connection with any such claims or disputes arising from Landlord’s negligence or willful misconduct;

(N)         costs incurred with respect to a sale of all or any portion of the Project or any interest therein or in any person or entity of whatever tier owning an interest therein and the cost of maintaining, organizing or reorganizing the entity that is the landlord under this Lease;

(O)         costs of alterations and improvements and other expenditures which are required to be capitalized under GAAP, unless permitted to be included in Operating Expenses under clause (x) of this Section 2.07(d);

(P)         any lease payments for equipment which, if purchased, would be specifically excluded as a capital improvement, unless same is permitted to be included in Operating Expenses under clause (x) of this Section 2.07(d);

(Q)         costs incurred in connection with the acquisition or sale of air rights, transferable development rights, easements or other real property interests;

(R)         costs of performing the initial construction of the Building by or on behalf of Landlord (the “Base Building Work”), and the costs incurred to correct any defect discovered during the first twelve (12) month period following the Effective Date (or such longer period as may be covered under any enforceable warranty or guaranty in connection with the Base Building Work) to the extent resulting from the improper initial construction or design of the Building, and all other hard and soft costs and expenses relating to the initial construction of the Project;

(S)         any rent, additional rent or other charge under any ground leases or under Superior Leases (provided, however, that Landlord shall not be required to exclude from Operating Expenses any expense that would otherwise be includable in Operating Expenses pursuant to the terms of this Lease merely because Landlord’s obligation under any such ground lease or Superior Lease to incur such expense is characterized as a rental obligation under any such ground lease or Superior Lease);

(T)         any cost representing an amount paid to an Affiliate of Landlord to the extent the same is in excess of the amount which would reasonably have been paid in the absence of such relationship;

(U)         the cost of any additions to or expansions of the Building that increase the leasable space in the Building;

(V)         expenditures for repairing and/or replacing any defect in any work performed by or on behalf of Landlord pursuant to the provisions of this Lease which Landlord is obligated to do at its sole cost and expense, to the extent expenditures for such repairs and/or replacements would have been covered had Landlord obtained a commercially reasonable warranty for such work;

(W)         all costs of remediating, removing or encapsulating asbestos, or other hazardous materials or substances in or about the Building, except to the extent the same shall be attributable to any act or omission of Tenant, Tenant’s agents, employees, contractors, invitees or licensees;

(X)         interest, fines, penalties or other late payment charges paid by Landlord as the result of Landlord’s failure to make payments when due, except to the extent (1) that Landlord is contesting such payments timely and in good faith, or (2) resulting from a default by Tenant hereunder;

(Y)         to the extent any costs includable in Operating Expenses are incurred with respect to both (1) the Project and (2) other properties, there shall be excluded from Operating Expenses a fair and reasonable percentage thereof which is properly allocable to such other properties;

(Z)         costs of withdrawal liability or unfunded pension liability under the Multi-Employer Pension Plan Act, except to the extent that such costs are offset by savings realized by Landlord in connection therewith;

(AA)     franchise or income taxes imposed upon Landlord;

(BB)        except to the extent specifically permitted in accordance with the provisions of this Section 2.07 to be included in Operating Expenses, Landlord’s corporate overhead and general and administrative expenses not specifically allocated to the operation, use, management, maintenance, repair or ownership of the Building, including, without limitation, salaries and the cost of benefits in either case for personnel above the level of building manager;

(CC)        costs of acquiring, leasing, insuring, restoring, removing or replacing works of art and sculptures of the quality and nature of “fine art” rather than decorative art work customarily found in First Class Office Buildings; provided, that Landlord shall not be required to exclude from Operating Expenses the costs of insuring and cleaning any such “fine art” to the extent such insurance and cleaning costs are consistent with the costs incurred for such items and generally included in “operating expenses” for purposes of operating expense escalation provisions in other First Class Office Buildings;

(DD)        the cost of installing, operating and maintaining any specialty facility such as any emergency generator, co-generation plant(s) and related equipment, an observatory and access thereto, broadcasting facilities, luncheon club, athletic or recreational club, child care facility, auditorium, restaurant, cafeteria or dining facility, conference center or similar specialty facilities (but not the cost of maintaining and operating any satellite antennae facility for use by Building tenants, the Messenger Center, or any of the aforementioned specialty facilities if such facilities are made available at no separate charge (other than an additional rent payment in the nature of an operating expense escalation) for use by tenants (including Tenant) of the Building generally);

(EE)        any bad debt loss, rent loss or reserves for bad debts or rent loss; and

(FF)        duplicative charges for the same item.

(e)          “Operating Year” means each calendar year during the Term.

(f)          From and after the day immediately following the expiration of the Base Operating Year, for each Operating Year, Tenant shall pay (each, an “Operating Payment”) Tenant’s Share of the amount, if any, by which Operating Expenses for such Operating Year exceed the Base Operating Amount. If Tenant’s obligation to pay Operating Expenses commences on a date other than January 1, Tenant’s Operating Payment for the Operating Year immediately following the Base Operating Year shall be prorated to correspond to the portion of such Operating Year with respect to which Tenant is obligated to pay Operating Expenses pursuant to the terms of this Lease.

(g)          If during any relevant period (including, without limitation, the Base Operating Year) (i) less than 95% of the rentable square footage of the office space in the Building shall be occupied, and/or (ii) the tenant or occupant of any office space in the Building undertook to perform work or services therein in lieu of having Landlord perform the same and the cost thereof would have been included in Operating Expenses, with the result that tenants or occupants of less than 95% of the rentable square footage of the office space in the Building are having Landlord perform any such work or service, then, in either such event, the Operating Expenses for such period shall be increased to reflect the Operating Expenses that would have been incurred if 95% of the rentable square footage of then office space in the Building had been occupied or if Landlord had performed such work or services for tenants occupying 95% of the rentable square footage of the office space in the Building, as the case may be. Additionally, and without limiting the foregoing, it shall be assumed during any relevant period that all services in respect of the Building shall be in place and fully costed (e.g., discounts for the initial period of multi-year contracts shall be appropriately adjusted); and with respect to the calculation of the Operating Expenses for the Base Operating Year only, if and to the extent certain expenses are incurred with respect to only a portion of the Base Operating Year, then such expenses shall be annualized to more closely approximate the cost that will be incurred for such expense over the course of the subsequent full year.

(h)          Landlord may furnish to Tenant, prior to the commencement of each Operating Year, a statement setting forth Landlord’s reasonable estimate of the Operating Payment for such Operating Year. Tenant shall pay to Landlord on the first day of each month during such Operating Year, an amount equal to 1/12th of Landlord’s estimate of the Operating Payment for such Operating Year. If Landlord shall not furnish any such estimate for an Operating Year or if Landlord shall furnish any such estimate for an Operating Year subsequent to the commencement thereof, then (A) until the first day of the month following the month in which such estimate is furnished to Tenant, Tenant shall pay to Landlord on the first day of each month an amount equal to the monthly sum payable by Tenant to Landlord under this Section 2.07 in respect of the last month of the preceding Operating Year; (B) after such estimate is furnished to Tenant, Landlord shall notify Tenant whether the installments of the Operating Payment previously made for such Operating Year were greater or less than the installments of the Operating Payment to be made in accordance with such estimate, and (x) if there is a deficiency, Tenant shall pay the amount thereof within 30 days after demand therefor, or (y) if there is an overpayment, Landlord shall refund to Tenant the amount thereof within 30 days after such determination; and (C) on the first day of the month following the month in which such estimate is furnished to Tenant and monthly thereafter throughout such Operating Year Tenant shall pay to Landlord an amount equal to 1/12th of the Operating Payment shown on such estimate. Landlord may, during each Operating Year, furnish to Tenant a revised statement of Landlord’s estimate of the Operating Payment for such Operating Year, and in such case, the Operating Payment for such Operating Year shall be adjusted and paid or refunded as the case may be, substantially in the same manner as provided in the preceding sentence.

(i)          Landlord shall furnish to Tenant a Landlord’s Statement for each Operating Year (and shall endeavor to do so within 270 days after the end of each Operating Year). If Landlord’s Statement shall show that the sums paid by Tenant, if any, under Section 2.07(h) exceeded the Operating Payment to be paid by Tenant for the applicable Operating Year, Landlord shall refund to Tenant the amount of such excess within 30 days after such determination; and if the Landlord’s Statement shall show that the sums so paid by Tenant were less than the Operating Payment to be paid by Tenant for such Operating Year, Tenant shall pay the amount of such deficiency within 30 days after demand therefor.

(j)          (i)          Tenant, upon notice given within 120 days after Tenant’s receipt of a Landlord’s Statement, may elect to have Tenant’s designated (in such notice) representative (who may be an employee of Tenant or a third party accountant or consultant but who may not, in any case, be retained by Tenant on a contingency fee basis or any other fee basis by which such representative’s compensation is based upon the amount refunded or credited by Landlord to Tenant as a result of such audit) examine such of Landlord’s books and records (collectively, “Records”) as are directly relevant to such Landlord’s Statement, and Landlord shall provide access to the Records upon reasonable prior notice. As a condition to Tenant’s right to review the Records, Tenant shall pay all sums required to be paid in accordance with the Landlord’s Statement in question, without prejudice to its position. If Tenant shall not give such notice within such 120-day period, then such Landlord’s Statement shall be conclusive and binding upon Tenant. Tenant and Tenant’s employees, accountants and agents shall treat all Records as confidential, and, upon request by Landlord, shall confirm such confidentiality obligation in writing by executing a confidentiality agreement in the form attached hereto as Exhibit N.

(ii)         Tenant, within 90 days after the date on which the Records are made available to Tenant, may send a notice (“Tenant’s Statement”) to Landlord that Tenant disagrees with the applicable Landlord’s Statement, specifying in reasonable detail the basis for Tenant’s disagreement and the amount of the Operating Payment Tenant claims is due. If Tenant fails timely to deliver a Tenant’s Statement, then such Landlord’s Statement shall be conclusive and binding on Tenant. Landlord and Tenant shall attempt to adjust such disagreement. If they are unable to do so and provided that the amount of the Operating Payment Tenant claims is due is substantially different from the amount of the Operating Payment Landlord claims is due, Tenant shall notify Landlord, within 90 days after the date on which the Records are made available to Tenant in connection with the disagreement in question, that such disagreement shall be determined by an Arbiter in accordance with this Section 2.07(j), and promptly thereafter Landlord and Tenant shall jointly designate a certified public accountant (the “Arbiter”) whose determination made in accordance with this Section 2.07(j)(ii) shall be binding upon the parties; it being understood that if the amount of the Operating Payment Tenant claims is due is not substantially different from the amount of the Operating Payment Landlord claims is due, then Tenant shall have no right to protest such amount and shall pay the amount that Landlord claims is due to the extent not theretofore paid. If Tenant timely delivers a Tenant’s Statement, the disagreement referenced therein is not resolved by the parties and Tenant fails to notify Landlord of Tenant’s desire to have such disagreement determined by an Arbiter within the 90-day period set forth in the preceding sentence, then the Landlord’s Statement to which such disagreement relates shall be conclusive and binding on Tenant. If the determination of the Arbiter shall substantially confirm the determination of Landlord, then Tenant shall pay the cost of the Arbiter. If the Arbiter shall substantially confirm the determination of Tenant, then Landlord shall pay the cost of the Arbiter. In all other events, the cost of the Arbiter shall be borne equally by Landlord and Tenant. The Arbiter shall be a member of an independent certified public accounting firm having at least 15 accounting professionals and shall have at least 10 years of experience in real estate accounting matters, and such Arbiter and the accounting firm with whom such Arbiter is affiliated shall be disinterested. If Landlord and Tenant shall be unable to agree upon the designation of the Arbiter within 15 days after receipt of notice from a party requesting agreement as to the designation of the Arbiter, which notice shall contain the names and addresses of two or more certified public accountants meeting the requirements of this Section 2.07(j)(ii) and who are acceptable to the party sending such notice, then either party shall have the right to request JAMS to designate as the Arbiter a certified public accountant meeting the requirements of this Section 2.07(j)(ii) whose determination made in accordance with this Section 2.07(j)(ii) shall be conclusive and binding upon the parties, and the cost of such certified public accountant shall be borne as provided above in the case of the Arbiter designated by Landlord and Tenant. Any determination made by an Arbiter shall not exceed the amount determined to be due in the first instance by Landlord’s Statement, nor shall such determination be less than the amount claimed to be due by Tenant in Tenant’s Statement, and any determination which does not comply with the foregoing shall be null and void and not binding on the parties. In rendering such determination such Arbiter shall not add to, subtract from or otherwise modify the provisions of this Lease, including the immediately preceding sentence. Pending the resolution of any contest pursuant to this Section 2.07(j)(ii), and as a condition to Tenant’s right to prosecute such contest, Tenant shall pay all sums required to be paid in accordance with the Landlord’s Statement in question, without prejudice to its position. If Tenant shall prevail in such contest, an appropriate refund shall be made by Landlord to Tenant within 30 days after such determination. The term “substantially” as used in this Section 2.07(j)(ii), shall mean a variance of 2% or more of the Operating Payment in question. If the Arbiter determines that Landlord overstated the actual amount of Operating Expenses for a particular Operating Year by more than five percent (5%) of the actual amount of Operating Expenses for such Operating Year, then in addition to the refund to which Tenant is entitled, Landlord shall reimburse Tenant for (or, at Landlord’s option, Landlord shall credit against the Rent thereafter coming due under this Lease) the reasonable out-of-pocket costs actually paid to Tenant’s auditor in connection with Tenant’s audit of the Records within 30 days after Tenant gives to Landlord reasonable supporting documentation describing such costs.

2.08         PILOT, Impositions, Tax and Operating Provisions. (a)  In any case provided in Sections 2.04, 2.05, 2.06 or 2.07 in which Tenant is entitled to a refund, Landlord may, in lieu of making such refund, credit against future installments of Rent any amounts to which Tenant shall be entitled. Nothing in this Article 2 shall be construed so as to result in a decrease in the Fixed Rent. If this Lease shall expire before any such credit shall have been fully applied, then (provided Tenant is not in default under this Lease) Landlord shall refund to Tenant the unapplied balance of such credit.

(b)          Landlord’s failure to render or delay in rendering a Landlord’s Statement with respect to any Operating Year or any component of the Operating Payment shall not prejudice Landlord’s right to thereafter render a Landlord’s Statement with respect to any such Operating Year or any such component; provided, that such Landlord’s Statement is delivered within 2 years after the end of the Operating Year in question, nor shall the rendering of a Landlord’s Statement for any Operating Year prejudice Landlord’s right to thereafter render a corrected Landlord’s Statement for such Operating Year within such 2-year period. Landlord’s failure to render or delay in rendering any statement with respect to any PILOT Payment, Additional Tax Payment, Impositions Payment or Tax Payment (or installment thereof) shall not prejudice Landlord’s right to thereafter render such a statement; provided, that such statement is delivered within 2 years following the later of (i) the end of the Tax Year in question or (ii) the final determination of the PILOT, Impositions or Taxes, as applicable, for the Tax Year in question, nor shall the rendering of a statement for any PILOT Payment, Additional Tax Payment, Impositions Payment or Tax Payment (or installment thereof) prejudice Landlord’s right to thereafter render a corrected statement therefor within such 2-year period.

(c)          Landlord and Tenant confirm that the computations under this Article 2 are intended to constitute a formula for agreed rental escalation and may or may not constitute an actual reimbursement to Landlord for PILOT, Impositions, Taxes and other costs and expenses incurred by Landlord with respect to the Building.

(d)          Each PILOT Payment, Additional Tax Payment, Impositions Payment or Tax Payment in respect of a Tax Year, and each Operating Payment in respect of an Operating Year, which ends after the expiration or earlier termination of this Lease, and any PILOT, Impositions or Taxes refund with respect to such a Tax Year, shall be prorated to correspond to that portion of such Tax Year or Operating Year occurring within the Term.

2.09        Electric Charges. (a)  Tenant’s demand for, and consumption of, electricity serving the Premises shall be determined by meters or submeters, the first installation of which shall be at Landlord’s expense with respect to one meter or submeter per floor of the Premises and any additional or subsequent installations of which shall be at Tenant’s expense, it being understood, however, that in all cases such meters and submeters shall be maintained by Landlord as an Operating Expense. Such meters or submeters shall be capable of providing information regarding both the aggregate KWH of consumption for the Premises and the total coincidental demand for the Premises in KW (treated as if such demand were measured by a single meter), and shall be billed as if there was only one (1) meter in the Premises. Tenant shall pay for electric consumption as provided in this Section 2.09 within 30 days after rendition of a bill therefor, which shall be rendered by or on behalf of Landlord and may not be rendered more frequently than once per month.

(b)          The amount payable by Tenant per “KW” and “KWH” for electricity consumed within the Premises, whether determined by meters or submeters or as otherwise provided below, shall be 103% of the amount (as adjusted from time to time, “Landlord’s Rate”) which would be charged to Landlord from time to time, as determined in accordance with the terms of this Section 2.09(b), for the purchase of each KW and KWH of electricity for the same period by Con Edison or any successor thereto (including all surcharges, taxes, fuel adjustments, market supply and market adjustment charges, taxes passed on to consumers by the public utility, and other sums payable in respect thereof), plus all surcharges, taxes and other sums payable in respect of Landlord’s sale of electricity to Tenant and Landlord’s actual out-of-pocket third party costs for meter reading and billing. Landlord’s Rate shall be determined by applying KW and KWH (on-peak and off-peak, if applicable) as derived from Tenant’s meters or submeters to the same rate schedule(s) (both the utility and alternate provider, if applicable) which would be charged by Con Edison during each respective service period if the Building did not have a co-generation facility and purchased all electricity consumed in the Building from Con Edison. Electricity shall be billed as if there was only one (1) meter in the Premises. Notwithstanding anything to the contrary herein, Landlord shall not be obligated to apply Tenant’s interval data to Landlord’s Rate to determine the amount payable by Tenant hereunder.

(c)          Notwithstanding anything to the contrary contained in this Lease, the base building air handlers serving the Premises and Tenant’s overhead HVAC distribution system shall each be connected to submeters measuring Tenant’s use of electricity in the Premises and Tenant shall pay all electricity costs in connection with the use of such equipment in accordance with this Section 2.09.

2.10        Manner of Payment. Tenant shall pay all Rent as the same shall become due and payable under this Lease (a) in the case of Fixed Rent and Recurring Additional Charges, by wire transfer of immediately available federal funds as directed in writing by Landlord, and (b) in the case of all other sums, either by wire transfer as aforesaid or by check (subject to collection) drawn on a bank that clears through The Clearing House Payments Company L.L.C., in each case at the times provided herein without notice or demand and without setoff or counterclaim. All Rent shall be paid in lawful money of the United States to Landlord at its office or such other place as Landlord may from time to time designate in writing. If Tenant fails timely to pay any Rent, Tenant shall pay interest thereon from the date when such Rent became due to the date of Landlord’s receipt thereof at the Interest Rate. If Tenant fails to timely pay any installment of Fixed Rent or Recurring Additional Rent on 2 occasions within any rolling 365-day period, in addition to all other rights and remedies Landlord may have under this Lease and the payment of interest as provided in the immediately preceding sentence, Tenant shall pay to Landlord, as Additional Charges, together with such 2nd late payment of Fixed Rent or Recurring Additional Rent (and any subsequent late payment of Fixed Rent or Recurring Additional Rent within any such 365-day period), a fee in the amount of 2% of the amount of the late Fixed Rent or Recurring Additional Rent payment in order to defray Landlord’s costs in connection with Tenant’s late payment of Fixed Rent or Recurring Additional Rent. Tenant shall pay interest on such fee at the Interest Rate from the date the applicable late payment of Fixed Rent or Recurring Additional Rent was due until the date of Landlord’s receipt of such fee. Any Additional Charges for which no due date is specified in this Lease shall be due and payable on the 30th day after the date of invoice. Subject to the foregoing, whenever this Lease shall provide that Landlord or Tenant shall pay the out-of-pocket costs of the other party, the party seeking reimbursement of such out-of-pocket costs shall deliver to the requesting party bills, receipts, invoices or other reasonable supporting documentation reasonably evidencing such costs.

2.11        Security. (a)  Within 30 days of the date of this Lease, Tenant shall deliver to Landlord, as security for the performance of Tenant’s obligations under this Lease, an unconditional, irrevocable letter of credit (the “Letter of Credit”) in the amount of $3,528,735.00 (the “Required Letter of Credit Amount”) in the form of Exhibit O attached hereto and issued by Citibank, N.A., permitting multiple and partial draws thereon. The Letter of Credit shall provide that it is assignable by Landlord without charge and shall either (x) expire on the date which is 60 days after the expiration or earlier termination of this Lease (the “LC Date”) or (y) be automatically self-renewing until the LC Date. Tenant shall be responsible for paying the issuer’s assignment, transfer and processing fees in connection with any assignment or transfer of the Letter of Credit and, if Landlord advances any such fees (without having any obligation to do so), Tenant shall reimburse Landlord for any such transfer or processing fees within 30 days after Landlord’s written request therefor. If any Letter of Credit is not renewed at least 30 days prior to the expiration thereof or if Tenant holds over in the Premises without the consent of Landlord after the expiration or termination of this Lease, Landlord may draw upon the Letter of Credit and hold the proceeds thereof as security for the performance of Tenant’s obligations under this Lease. Landlord may draw on the Letter of Credit (or the proceeds thereof) to remedy defaults by Tenant beyond applicable notice and cure periods in the payment or performance of any of Tenant’s obligations under this Lease. If Landlord shall have so drawn upon the Letter of Credit (or the proceeds thereof), Tenant shall promptly upon demand deliver to Landlord a replacement Letter of Credit or an amendment to the Letter of Credit such that the Letter of Credit shall be in the amount of the Required Letter of Credit Amount.

(b)          Provided Tenant is not in default under this Lease and Tenant has surrendered the Premises to Landlord in accordance with all of the terms and conditions of this Lease, within 5 Business Days after the LC Date: (i) Landlord shall return to Tenant the Letter of Credit (or the proceeds thereof) then held by Landlord or (ii) if Landlord shall have drawn upon such Letter of Credit (or the proceeds thereof) to remedy defaults by Tenant in the payment or performance of any of Tenant’s obligations under this Lease, Landlord shall return to Tenant that portion, if any, of the proceeds of the Letter of Credit remaining in Landlord’s possession.

ARTICLE 3

Landlord Covenants

3.01        Landlord Services. From and after the date that Tenant first occupies the Premises for the conduct of Tenant’s business, Landlord shall furnish Tenant with the following services (collectively, “Landlord Services”):

(a)          heat, ventilation and air-conditioning to the Premises during Business Hours substantially in accordance with the design specifications set forth in Exhibit F attached hereto; if Tenant shall require heat, ventilation or air conditioning at any other times, Landlord shall furnish such service (i) in the case of a Business Day, upon receiving notice from Tenant by 1:00 p.m. of such Business Day and (ii) in the case of a day other than a Business Day, upon receiving notice from Tenant by 5:00 p.m. of the immediately preceding Business Day, and Tenant shall pay to Landlord within 30 days after demand Landlord’s then established charges therefor, which charges shall be calculated in accordance with Exhibit H attached hereto and shall be subject to increase to the extent of any actual increase in the cost to Landlord of providing such services; provided, that Tenant shall be subject to a 4 hour minimum charge for any such overtime service unless such overtime service is requested for a period of time immediately preceding or immediately following Business Hours on a Business Day, in which case Tenant shall be entitled to request a minimum of 1 full hour of such overtime service;

(b)          (i)          subject to service changes due to emergency and necessary maintenance, for Tenant’s non-exclusive use and benefit, destination dispatch passenger elevators serving the Premises (the “Elevators”) in accordance with the specifications attached hereto as Exhibit G at all times during Business Hours on Business Days, with at least 2 Elevators subject to call at all other times;

(ii)         subject to the Rules and Regulations, freight elevator and loading dock service to the Premises for Tenant’s non-exclusive use and benefit; provided, that with respect to such service other than during Business Hours on Business Days, (A) Tenant shall pay to Landlord within 30 days after demand Landlord’s then established charges therefor, which charges as of the Effective Date are set forth on Exhibit H attached hereto and shall be Subject to CPI Increases and (B) Tenant shall be subject to a 4 hour minimum charge unless such overtime service is requested for a period of time immediately preceding or immediately following Business Hours on a Business Day, in which case Tenant shall be entitled to request a minimum of 1 full hour of such overtime service. Notwithstanding the foregoing, during the performance of Tenant’s Initial Work and Tenant’s initial move-in to the Premises, (1) Tenant shall be entitled to up to 50 overtime hours in the aggregate of freight elevator and loading dock service at no charge and (2) the charges for Tenant’s use of freight elevator and loading dock service shall be as more particularly described in Section 4.01(c)(v);

(c)          reasonable quantities of hot and cold water to the floor(s) on which the Premises are located for core lavatory, cleaning, drinking and cold water for pantry (other than dishwashers and subject to Section 8.20(b)(v), it being agreed that the heating of water supplied to the pantry, together with the cost thereof, including electricity, shall be the sole responsibility of Tenant) purposes only; if Tenant requires additional water for any other purpose, Landlord shall furnish cold water at the Building core riser through a capped outlet located on each floor on which the Premises is located (within the core of the Building), and the cost of heating such water (including, without limitation, the cost of electric to heat such water) and the cost of piping and supplying such water to the Premises shall be paid by Tenant (provided that Landlord shall install and maintain hot water heaters for the core toilet rooms and janitors closets); Landlord may install and maintain, at Tenant’s expense, meters to measure Tenant’s consumption of such additional water in which event Tenant shall reimburse Landlord for the quantities of water shown on such meters, within 30 days after demand accompanied by reasonable supporting documentation, at Landlord’s then established charges therefor, which charges as of the Effective Date are set forth on Exhibit H attached hereto and shall be subject to increase to the extent of any actual increase in the cost to Landlord of providing such water;

(d)          electric energy on a submetered basis through the transmission facilities installed by Landlord in the Building for Tenant’s reasonable use of lighting and other electrical fixtures, appliances and equipment at a level of not less than 5 watts demand load per gross square foot of space (exclusive of electricity required to operate the base building systems installed by Landlord, including, without limitation, the Building HVAC system, but inclusive of any Tenant installed portion of the HVAC distribution system such as fan powered boxes); in no event shall Tenant’s consumption of electricity exceed the capacity of existing feeders to the Building or the risers or wiring serving the Premises, nor shall Tenant be entitled to any unallocated power available in the Building. Tenant shall not have the right to redistribute the electric power furnished on each floor of the Premises by Landlord throughout the Premises without Landlord’s prior written approval (such approval to be granted or denied in Landlord’s sole and absolute discretion); provided, that, if Landlord approves same, (1) such redistribution shall not cause Tenant’s consumption of electricity to exceed the capacity of the feeders, risers or wiring serving the Premises, (2) Tenant, at Tenant's sole expense, shall perform any work required prior to the expiration or earlier termination of the Term so that the electrical capacity stated in this Section 3.01(d) is restored to each floor of the Premises and (3) if Tenant shall surrender any portion of the Premises prior to surrendering the entire Premises, Tenant, at Tenant’s sole expense, shall perform any work required prior to such partial surrender so that the electrical capacity stated in this Section 3.01(d) is restored to the surrendered portion of the Premises;

(e)          cleaning services for the Premises in accordance with the specifications provided in Exhibit D attached hereto. Tenant shall pay to Landlord within 30 days after demand the out-of-pocket costs incurred by Landlord for (i) extra cleaning work in the Premises required because of (A) carelessness, indifference, misuse or neglect on the part of Tenant, its subtenants or their respective employees or visitors, (B) interior glass partitions or an unusual quantity of interior glass surfaces, (C) non-standard materials or finishes installed in the Premises and/or (D) the use of the Premises other than during Business Hours on Business Days, and (ii) removal from the Premises and the Building of any refuse of Tenant in excess of that ordinarily accumulated in business office occupancy, including, without limitation, kitchen and pantry refuse, or at times other than Landlord’s standard cleaning times. Notwithstanding the foregoing, Landlord shall not be required to clean any portions of the Premises used for preparation, serving or consumption of food or beverages, training rooms, trading floors, data processing or reproducing operations, private lavatories or toilets or other special purposes requiring greater or more difficult cleaning work than office areas and Tenant shall retain Landlord’s cleaning contractor at Tenant’s expense to perform such cleaning and any other cleaning services in excess of those provided for in Exhibit D. Notwithstanding the foregoing, Tenant may use its own employees to provide minor cleaning services to pantries and conference rooms within the Premises; provided, that (A) the provisions of Section 4.02(e) relating to the avoidance of union-related conflict shall apply to such minor cleaning services, (B) Landlord shall have no liability to Tenant or Tenant’s employees in connection with such minor cleaning services and (C) any such minor cleaning services shall be subject to such reasonable rules and regulations that may be established by Landlord with respect thereto (including, without limitation, Landlord’s green cleaning policy for the Building). Landlord’s cleaning contractor shall have access to the Premises after 6:00 p.m. and before 8:00 a.m. and shall have the right to use, without charge therefor, all light, power and water in the Premises reasonably required to clean the Premises;

(f)          up to 30 tons of condenser water for the Premises (i.e., 20 tons for the 37th Floor Premises and 10 tons for the 40th Floor Premises) for Tenant’s supplemental HVAC system from the common cooling tower unit serving the Building 24 hours a day, 7 days a week, which Landlord shall reserve for Tenant’s use until January 1, 2017 (the “Reserved Tonnage”). Tenant shall have the right to use, throughout the Term, that portion of the Reserved Tonnage which Tenant has elected to reserve as of January 1, 2017, it being agreed that Tenant waives any rights Tenant may have had (x) to the Reserved Tonnage if Tenant has not given Landlord notice of its election to reserve the same on or before January 1, 2017 and (y) to the portion of the Reserved Tonnage which Tenant has not elected to reserve in such election notice given to Landlord on or before January 1, 2017 (if any is so given). Tenant shall perform all necessary work and install all required equipment to permit Tenant to tap into Landlord’s condenser water riser (provided that Landlord shall provide capped valved outlets), and Landlord shall waive any tap-in fee or “drain-down” charge for Tenant’s tap into Landlord’s condenser water riser. Tenant shall pay to Landlord, within 30 days after demand, for such reservation of condenser water, an amount equal Landlord’s then established charges therefor, which charges as of the date hereof are $850 per ton reserved per annum and shall be subject to increase to the extent of any actual increase in the cost to Landlord of providing such condenser water. Subject to Laws and Landlord’s approval of Tenant’s plans therefor, Tenant shall have the right, at Tenant sole cost and expense, to redistribute the condenser water furnished on each floor of the Premises throughout the Premises (it being agreed that condenser water is being allocated on the basis of 20 tons for the 37th Floor Premises and 10 tons for the 40th Floor Premises); provided, that if Tenant shall surrender the Premises (or any portion of the Premises prior to surrendering the entire Premises, including without limitation the 40th Floor Premises on the 40th Floor Expiration Date), Tenant shall perform any work required prior to such surrender (or such partial surrender) so that the condenser water capacity stated in this Section 3.01(f) is restored to the Premises (or the surrendered portion of the Premises);

(g)          (i)          security in accordance with Exhibit L attached hereto; provided, that, except to the extent due to Landlord’s negligence or willful misconduct, Landlord shall have no responsibility to prevent, and Landlord shall have no liability to Tenant (or anyone claiming through or under Tenant) for loss to Tenant (or such other person) or their agents, contractors, employees, invitees, or licensees, arising out of theft, burglary or damage or injury to persons or property caused by persons gaining access to the Building or other causes;

(ii)         Tenant shall have the right, at Tenant’s sole cost and expense, to install a security system (which may be, at Tenant’s option, a key-card access system) in the Premises; provided that Tenant shall provide Landlord’s security personnel with any key-cards, information or other items required to access the Premises in accordance with the provisions of Section 4.04(d). If Tenant desires to install a security system in the Premises that is compatible with the Building security system so as to enable individuals to utilize a single security/access card to access both the ground floor elevator lobby serving the Premises and the Premises, Landlord shall reasonably cooperate with Tenant, at Tenant’s sole cost and expense, with respect to Tenant’s installation and maintenance of such compatible security system;

(iii)        Landlord shall provide access cards for entry to the ground floor elevator lobby serving the Premises and Tenant shall pay to Landlord, within 30 days after demand therefor, Landlord’s established charges therefor. Notwithstanding the foregoing, Landlord shall provide, without charge, 1 such access card for each employee of Tenant with a place of work in the Premises as of the date that Tenant first occupies the Premises for the conduct of Tenant’s business;

(h)          Landlord shall operate (or cause an outside contractor to operate) a messenger center for the Building (the “Messenger Center”). The service to be provided by the Messenger Center from time to time, the manner in which such services are provided from time to time and hours of operation observed from time to time (the “Messenger Center Services”) shall comply with all applicable Laws and shall be reasonably formulated by Landlord with a view toward the security protocols for the Building. Tenant shall, throughout the Term, use, in common with Landlord and other tenants and occupants of the Building, the Messenger Center and the Messenger Center Services. Landlord shall have the right, from time to time, to make such modifications to the Messenger Center Services as it deems reasonably necessary, taking into account requirements of applicable Laws and the security of the Building and its tenants and other occupants. Landlord reserves the right to reconfigure or relocate the Messenger Center. Landlord shall have no liability to Tenant for accepting or failing to accept or for providing or not providing or for requesting or failing to request receipts or evidence of delivery for any mail or packages or for the handling of, or damage to, such mail or packages absent the gross negligence or willful misconduct of Landlord. The cost of maintaining the Messenger Center and Messenger Center Services shall be an Operating Expense under this Lease;

(i)          intentionally omitted;

(j)          subject to Landlord’s security procedures and the provisions of this Lease, access to the Premises 24 hours per day, 7 days per week except in cases of emergency;

(k)          operation, maintenance and repair of the public and common areas of the Building and of the systems and equipment serving the Building, and the provision of services required hereunder, in a manner consistent with standards maintained in First Class Office Buildings (it being understood that any specifications for the provision of services required hereunder included in this Lease or the exhibits attached hereto shall be deemed to meet such standards); provided, that Landlord’s obligations under this Section 3.01(k) shall be limited to areas of, and systems and equipment within, the Building which Tenant is entitled to use or which otherwise serve the Premises and Landlord shall have no liability to Tenant for any failure to maintain such standards except to the extent such failure adversely affects Tenant’s use and enjoyment of the Premises;

(l)          emergency power through the emergency generator(s) for the Building sufficient to make operational all base building systems serving the Premises which are required by applicable Laws to be operational for emergency power, including exit lights and egress illumination, fire pumps, smoke exhaust systems, stair pressurization and the fire alarm system;

(m)          water pressure and reserve capacity to the fire sprinkler system serving the Premises at the levels required pursuant to the Building Code for the City of New York; and

(n)          a fire alarm and life safety system, including a “DGP” on the 38th floor of the Building for Tenant’s connections to such life safety system.

3.02         General Service Provisions. (a)  Subject to the provisions hereinafter set forth, Landlord may stop or interrupt any Landlord Service, electricity, or other service and may stop or interrupt the use of any facilities and systems at such times as may be necessary and for as long as may reasonably be required by reason of accidents, strikes, or the making of repairs, alterations or improvements or the performance of maintenance, or inability to secure a proper supply of fuel, gas, steam, water, electricity, labor or supplies, or by reason of any other cause beyond the reasonable control of Landlord. Landlord may modify the delivery and scope of any services if required by reason of any Laws. Landlord shall have no liability to Tenant by reason of any stoppage, interruption or modification of any Landlord Service, electricity or other service or the use of any facilities and systems for any reason except as otherwise expressly provided in Section 3.02(d). Landlord shall use reasonable diligence (which shall not include incurring overtime charges) to make such repairs as may be required to machinery or equipment within Landlord’s control to provide restoration of any Landlord Service and, where the cessation or interruption of such Landlord Service has occurred due to circumstances or conditions beyond Landlord’s control, to cause the same to be restored by diligent application or request to the provider; provided, however, that Landlord, at its expense (subject to reimbursement through Operating Expenses in accordance with the terms of this Lease, so that, for example, if same is a capital expenditure, it shall be amortized in accordance with the terms of Section 2.07(d)), shall employ contractors or labor at overtime rates if necessary to remedy any condition that either (i) results in a denial of reasonable access to the Premises or (ii) is required to respond to an emergency involving imminent threat to life or property. In all other cases, at Tenant’s written request, Landlord shall employ contractors or labor at overtime rates and incur any other overtime costs or expenses in making any repairs, alterations, additions or improvements, provided Tenant shall pay to Landlord, as Additional Charges, within 30 days after demand, an amount equal to the excess of (a) the overtime rates, including all fringe benefits and other elements of such pay rates, over (b) the regular pay rates for such labor, including all fringe benefits and other elements of such pay rates. Notwithstanding the foregoing, any such work that unreasonably and materially interferes with Tenant’s business operations in the Premises and that would customarily be performed after Business Hours or on non-Business Days by landlords of First Class Office Buildings shall be performed after Business Hours or on non-Business Days at no cost to Tenant (subject to reimbursement through Operating Expenses in accordance with the terms of this Lease). In making any repairs, alterations, additions or improvements, Landlord shall use commercially reasonable efforts to cause its contractors or labor to cover and secure such repair areas and equipment in such a manner to minimize interference with Tenant’s business operations during Business Hours. If more than one occupant of the Building, including Tenant, is chargeable by Landlord for the same overtime costs and expenses relating to the same work for which Tenant is chargeable, then Tenant shall only be charged for a proportionate share of such overtime costs and expenses, which apportionment shall be based on the amount of overtime work requested by such parties.

(b)          Without limiting any of Landlord’s other rights and remedies, if Tenant shall be in default beyond any applicable notice and grace period, Landlord shall not be obligated to furnish to the Premises any service outside of Business Hours on Business Days, and Landlord shall have no liability to Tenant by reason of any failure to provide, or discontinuance of, any such service; provided, that if Tenant shall tender full payment in advance, by certified or bank check or by wire transfer of immediately available funds, for any such service, then Landlord shall furnish such service to the Premises in accordance with the provisions of this Article 3.

(c)          “Business Hours” means 8:00 a.m. to 6:00 p.m. on Business Days and 9:00 a.m. to 1:00 p.m. on Saturdays. “Business Days” means all days except (a) Saturdays, (b) Sundays and (c) Holidays. “Holidays” means New Year’s Day, Martin Luther King, Jr.’s Birthday, President’s Day, Memorial Day, Independence Day, Labor Day, Columbus Day, Thanksgiving, Christmas and any other days which are either (i) observed by both the federal and the state governments as legal holidays or (ii) designated as a holiday by the Building Service Union Employee Service contract.

(d)          If without the fault or neglect of Tenant or any person claiming through or under Tenant, any Substantial Portion of the Premises is rendered Untenantable for a period of 5 consecutive Business Days after Tenant shall have notified Landlord of such Untenantability, by reason of any stoppage or interruption of any Landlord Service due to a default by Landlord in the performance of any obligation of Landlord pursuant to the provisions of this Lease, then, as Tenant’s sole and exclusive remedy, for the period commencing on the 6th Business Day after Tenant’s giving notice to Landlord that such Substantial Portion of the Premises is so Untenantable until such Substantial Portion of the Premises is no longer Untenantable for such reason, Fixed Rent and Additional Charges shall be appropriately abated with respect only to such Substantial Portion. “Untenantable” means that Tenant shall be unable to use the Premises or the applicable portion thereof for general, administrative or executive office uses (including due to lack of access through the elevators serving the Premises), and shall not be using the Premises for any use. “Substantial Portion” shall mean any portion of the Premises consisting of 10,000 or more contiguous rentable square feet.

(e)          No normally operating equipment installed by Landlord shall generate an ambient noise level in excess of NC-35 within the Premises (except within 10’-0’’ of any fan rooms or other mechanical equipment room in the Premises where it will not exceed NC-40); provided that Landlord shall have no responsibility for noise resulting from Tenant’s Alterations, installations or equipment.

3.03         Landlord’s Contribution. (a)  Landlord shall reimburse Tenant (or, at Tenant’s request, pay directly to Tenant’s general contractor or construction manager) for costs incurred by Tenant for Tenant’s Initial Work performed within 3 years after the Commencement Date (the “Work Reimbursement Period”) up to (and in no event in excess of) an amount (the “Work Allowance”) equal to $125.00 per rentable square foot of the Premises initially demised under this Lease, upon the following terms and conditions:

(A)         The Work Allowance shall be payable to Tenant (or to Tenant’s general contractor or construction manager, as directed by Tenant) in installments as Tenant’s Initial Work progresses, but in no event more frequently than monthly. Installments of the Work Allowance shall be payable by Landlord within 30 days following Tenant’s satisfaction of (or substantial compliance to Landlord’s reasonable satisfaction with) each of the conditions required for disbursement set forth in this Section 3.03(a), it being understood that minor or insubstantial deviations from any documentary requirements included in said conditions that are otherwise reasonably satisfactory to Landlord shall not result in a withholding of the installment of the Work Allowance requested by Tenant.

(B)         Prior to the payment of any installment, Tenant shall deliver to Landlord a request for disbursement (each being hereinafter called a “Tenant Requisition”), which shall be accompanied by (1) invoices for Tenant’s Initial Work performed or incurred since the last Tenant Requisition and disbursement of the Work Allowance, (2) a certificate signed by Tenant’s architect and an officer of Tenant certifying that to such architect’s and officer’s knowledge, Tenant’s Initial Work and services represented by the aforesaid invoices have been satisfactorily completed in substantial accordance with the plans and specifications therefor approved by Landlord to the date of such certification, and have not been the subject of a prior disbursement of the Work Allowance, and (3) lien waivers by architects, contractors, subcontractors and all materialmen for all such work and services (it being understood and agreed that conditional lien waivers shall be delivered for work which is the subject of Tenant Requisition in question and unconditional lien waivers shall be delivered for all completed work which was the subject of the previous Tenant Requisition). If any matter concerning a Tenant Requisition is disputed by Landlord, any undisputed portion thereof shall be funded by Landlord without limiting Landlord’s rights to dispute the disputed portion, and such dispute with respect to such disputed portion shall be resolved by arbitration in accordance with the provisions of Section 8.09. Each installment payment of the Work Allowance shall be limited to an amount equal to the amount requested by Tenant pursuant to clause (1) of this paragraph. In addition, if the amount requested by Tenant does not already reflect the Minimum Retainage against the amount requested by the applicable contractor or subcontractor, then Landlord shall be permitted to retain from each disbursement an amount equal to the Minimum Retainage of the amount requested to be disbursed by Tenant. “Minimum Retainage” means (1) 10% until at least 50% of Tenant’s Initial Work is substantially complete and paid for and (2) 5% thereafter.

(C)         Tenant is not then in default under this Lease.

(D)         In no event shall more than 15% of the Work Allowance be made available to Tenant for Tenant’s soft costs of construction (including, without limitation, filing and permit fees and expenses, architecture, engineering and other consulting fees and expenses and moving expenses).

(b)          “Tenant’s Initial Work” means the alterations, installations and improvements to be performed by Tenant in the Premises to prepare the same for initial occupancy thereof. Landlord and Tenant each acknowledge and agree that Landlord has engaged Spector Group, Lilker and HDLC in connection with Tenant’s Initial Work. Landlord shall directly pay the costs of such contractors and any other architects, engineers, expeditors, consultants and contractors mutually agreed by Landlord and Tenant to be hired by Landlord in connection with Tenant’s Initial Work and Tenant shall reimburse Landlord for any such actual out-of-pocket costs and expenses incurred by Landlord in connection therewith; it being agreed that Landlord shall directly pay the costs of any such contractors, architects, engineers, expeditors, consultants and contractors and any other costs and expenses that Tenant is expressly required to reimburse Landlord for hereunder in connection with Tenant’s Initial Work (e.g., overtime freight elevator charges and any temporary water, power, heat and air and connections under Section 4.01(c)(v)) from the Work Allowance. The Work Allowance shall not be utilized by Tenant to purchase any furniture for the Premises or for any audio/video work performed by Tenant in connection with Tenant’s Initial Work.

(c)          The right to receive reimbursement for the cost of Tenant’s Initial Work as set forth in this Section 3.03 shall be for the exclusive benefit of Tenant, it being the express intent of the parties hereto that in no event shall such right be conferred upon or for the benefit of any third party, including, without limitation, any contractor, subcontractor, materialman, laborer, architect, engineer, attorney or any other person, firm or entity. Without in any way limiting the provisions of Section 6.12(b), Tenant shall indemnify and hold harmless each Landlord Indemnified Party from and against any and all liability, damages, claims, costs or expenses arising out of or relating to Landlord’s payment of any installment of the Work Allowance directly to Tenant’s general contractor or construction manager, together with all costs, expenses and liabilities incurred in or in connection with each such claim or action or proceeding brought thereon, including, without limitation, all reasonable attorneys’ fees and expenses.

(d)          Tenant shall not be entitled to deliver a Tenant Requisition for a disbursement of any portion of the Work Allowance later than the date that is 60 days after the last day of the Work Reimbursement Period (the “Outside Requisition Date”) and if Tenant shall fail to deliver a Tenant Requisition for a disbursement in connection with any Tenant’s Initial Work by the Outside Requisition Date, then Tenant shall waive Tenant’s right to receive any payment in connection therewith.

(e)          If Tenant satisfies all of the conditions to payment of the Work Allowance in accordance with this Section 3.03 and Landlord fails to pay to Tenant any amount of the Work Allowance (subject to Landlord’s right to directly pay certain costs to be reimbursed by Tenant to Landlord from the Work Allowance as more particularly described in Section 3.03(b) above) on or before the date on which the same is due and payable to Tenant under this Section 3.03, and provided that such failure continues for 30 days after Tenant notifies Landlord of such failure (which notice shall contain a legend in not less than 14 point font bold upper case letters as follows: “THIS IS A NOTICE OF A CLAIMED OFFSET RIGHT GIVEN IN ACCORDANCE WITH SECTION 3.03(e) OF THE LEASE”), then, subject to the further provisions of this Section 3.03(e), Tenant may set off such amount against the next installments of Rent coming due under this Lease. Landlord shall have the right within such 30-day period to deliver written notice to Tenant that Landlord disputes, in good faith, Tenant’s entitlement to the amount claimed by Tenant, together with a reasonably detailed explanation of the reasons therefor, it being agreed that if Landlord timely delivers such written notice, then Tenant shall not have the right to set off such amounts until the dispute is resolved in accordance with the further provisions of this Section 3.03(e). If Landlord fails to deliver such written notice to Tenant within such 30-day period, Landlord shall be deemed to have accepted Tenant’s entitlement to the amount claimed by Tenant. In the event Landlord does deliver such written notice to Tenant within such 30-day period as provided above, the parties shall, in good faith, resolve such dispute(s) in a timely manner. Either party may submit any such dispute that remains unresolved for more than 30 days to arbitration in accordance with the provisions of Section 8.09. Any other dispute with respect to the payment of the Work Allowance shall also be resolved by arbitration in accordance with the provisions of Section 8.09. If any such dispute is resolved in favor of Tenant, then the amount in dispute shall be paid to Tenant within 10 days after the determination of the arbitrator, failing which Tenant may give to Landlord 5 Business Days notice of Tenant’s intent to offset the amount due to Tenant against the next installments of Rent due under this Lease (which notice shall contain a legend in not less than 14 point font bold upper case letters as follows: “THIS IS A NOTICE OF A CLAIMED OFFSET RIGHT GIVEN IN ACCORDANCE WITH SECTION 3.03(e) OF THE LEASE”) and if Landlord does not, within such 5 Business Day period, pay such amount to Tenant, then Tenant may set off such amount against the next installments of Rent coming due under this Lease.

3.04        Governmental Incentives. Landlord shall cooperate in all reasonable respects with Tenant’s efforts to obtain any available governmental and quasi-governmental benefits, incentives or entitlements; provided, that (i) such efforts shall not adversely affect the ability or eligibility of Landlord or other tenants or occupants of the Building and (ii) Tenant shall, within 30 days after receipt of each of Landlord’s invoices therefor, reimburse Landlord for the actual out-of-pocket costs incurred by Landlord in connection with such cooperation. In no event shall Landlord have any liability, nor shall Tenant’s obligations under this Lease be affected, in the event that Tenant shall not obtain any particular governmental or quasi-governmental benefits, incentives or entitlements.

ARTICLE 4

Leasehold Improvements; Tenant Covenants

4.01        Initial Improvements. (a)  Landlord’s Work.  (i) Prior to the date hereof, Tenant acknowledges and agrees that Landlord performed or caused to be performed the work required to satisfy the Delivery Condition. Landlord, at Landlord’s expense, shall perform or cause to be performed the work required to satisfy the Post Delivery Condition. The “Delivery Condition” means the condition of the Premises which satisfies the criteria set forth on Exhibit E-1 attached hereto. The portion of Landlord’s Work described on Exhibit E-1 attached hereto is referred to as “Landlord’s Turnover Work”. The “Post Delivery Condition” means the condition of the Premises which satisfies the criteria set forth on Exhibit E-2 attached hereto. The portion of Landlord’s Work described on Exhibit E-2 attached hereto is referred to as “Landlord’s Post Turnover Work”. Landlord’s Turnover Work and Landlord’s Post Turnover Work, collectively or individually, as the context requires, is referred to as “Landlord’s Work”.

(ii)         “Substantial Completion” or “Substantially Complete” means that the work in question has been completed, or would have been completed but for any Tenant Delay, except for (a) minor or insubstantial details of construction, decoration and mechanical adjustments, the non-completion of which will not materially and adversely interfere with Tenant’s performance of Tenant’s Work and (b) any work which, in accordance with good construction practice, should be completed after the completion of other work to be performed by Tenant (the items described in clauses (a) and (b) are, collectively, the “Punch List Items”).

(iii)        “Tenant Delay” means any actual delay which Landlord may encounter in the performance of Landlord’s Post Turnover Work or other obligations of Landlord under this Lease by reason of any act, negligence, failure to act (where the provisions of this Lease or Laws impose a duty to act) or omission of Tenant or any Tenant’s Contractors or any of such parties’ agents, employees or contractors, including, without limitation, delays due to changes in or additions to Landlord’s Work requested by Tenant, delays by Tenant in submission of information or giving authorizations or approvals or delays due to the postponement of any Landlord’s Work at the request of Tenant; provided however, that all simultaneous delays which constitute a Tenant Delay hereunder shall be deemed to run concurrently and not consecutively and shall not be “double” counted. Tenant shall pay to Landlord any additional costs or expenses actually incurred by Landlord by reason of any Tenant Delay. Notwithstanding anything to the contrary contained in this Agreement, except to the extent Tenant has (or is deemed to have) knowledge of a Tenant Delay as evidenced by job minutes, correspondence (which may be via email), memoranda or other writings furnished to or issued by Tenant (which job minutes, correspondence, memoranda or other writings specifically refer to such circumstances giving rise to a Tenant Delay and to the fact of a Tenant Delay), Landlord shall notify Tenant of any Tenant Delay within 5 Business Days after Landlord actually becomes aware of such Tenant Delay (and such notice shall specify in reasonable detail the cause of the delay), failing which such delay shall constitute a Tenant Delay only from and after the date Landlord notifies Tenant thereof. In addition and notwithstanding any other provision of this Lease to the contrary, in the event of any simultaneous occurrence of Tenant Delay and Unavoidable Delay, for the duration of any such simultaneous occurrence such Tenant Delay shall be deemed to be Unavoidable Delay; provided, that Landlord does not incur any additional costs or expenses by reason of such Tenant Delay that Landlord would not have otherwise incurred as a result of such simultaneous Unavoidable Delay.

(iv)        When Landlord believes that Landlord’s Post Turnover Work (or any item thereof set forth on Exhibit E-2 attached hereto), as applicable, is, or is about to be, Substantially Complete, Landlord shall deliver a notice to Tenant (a “Substantial Completion Notice”) stating that Landlord believes that such applicable portion of Landlord’s Post Turnover Work is, or is about to be, Substantially Complete, and setting forth a date (the “Walk-Through Date”), not less than 5 Business Days after the giving of such notice, for the parties to conduct a joint inspection of such portion of Landlord’s Post Turnover Work. On the Walk-Through Date, Landlord and Tenant and their respective consultants shall jointly inspect such portion of Landlord’s Post Turnover Work to determine if such portion of Landlord’s Post Turnover Work is Substantially Complete. Within 3 Business Days after such walk-through, Tenant shall deliver a written notice to Landlord (the “Tenant Inspection Notice”), which notice shall either (x) confirm Tenant’s agreement that Landlord’s Post Turnover Work (or such portion thereof) is Substantially Complete and specify in reasonable detail any Punch List Items yet to be completed, or (y) dispute the occurrence of Substantial Completion of Landlord’s Post Turnover Work, specifying in reasonable detail all items of work asserted to be incomplete which result in Landlord’s Post Turnover Work not being Substantially Complete (provided that the mere fact that Tenant concludes that Substantial Completion has not occurred shall not mean that Substantial Completion has not occurred). If, in the Tenant Inspection Notice, (i) Tenant concurs that Landlord’s Post Turnover Work is Substantially Complete, Tenant shall be deemed to have accepted Landlord’s Post Turnover Work and Landlord shall have no further obligation to perform any work, supply any materials, or make any alterations or improvements to prepare the Premises for Tenant’s occupancy, subject to Landlord’s completion of any Punch-List Items, which Landlord shall proceed with reasonable diligence to complete and any Latent Defects, which Landlord shall proceed with reasonable diligence to remedy in accordance with the further provisions of this Section 4.01(a)(iv), or (ii) Tenant concludes that Landlord’s Post Turnover Work is not Substantially Complete, Tenant shall be deemed to concur that any item of work not specified and listed as incomplete in the Tenant Inspection Notice is completed for all purposes of this Section 4.01 and this Lease. If Tenant fails to appear on the Walk-Through Date, or if the parties conduct a joint inspection of Landlord’s Post Turnover Work and Tenant fails within two (2) Business Days after such inspection to deliver to Landlord the Tenant Inspection Notice containing the information required pursuant to clauses (x) or (y) of this Section 4.01(a)(iv)(2) (as applicable), then in either such case Tenant shall be deemed to have concurred that Landlord’s Post Turnover Work has been fully completed as of the date set forth as the date of Substantial Completion in the Substantial Completion Notice and Tenant shall be deemed to have accepted delivery of possession of the Premises and Landlord’s Post Turnover Work therein and Landlord shall have no further obligation to perform any work, supply any materials, or make any alterations or improvements to prepare the Premises for Tenant’s occupancy. For the purposes of this Lease, “Latent Defects” shall mean defects in the construction of Landlord’s Work that are not observable by visible inspection at the time the Punch List is prepared. Landlord shall remedy any Latent Defects in Landlord’s Work affecting the Premises of which Tenant notifies Landlord within the Warranty Period for the relevant item of work. Landlord shall commence to perform such work promptly following such notice from Tenant and shall thereafter diligently perform the same. “Warranty Period” means, with respect to any item of work, the period for which such item is covered by any warranty Landlord receives from a contractor or subcontractor. Landlord agrees that each contract with contractor(s) and subcontractor(s) for all items of Landlord’s Work shall contain customary warranties with respect to the applicable item of work consistent with good construction practice.

(b)          Intentionally omitted.

(c)          Tenant’s Initial Work. (i)          Tenant’s Initial Work shall constitute an Alteration and shall be subject to all provisions of this Lease applicable to Alterations, including, without limitation, the provisions of Section 4.02. In addition to such provisions relating to all Alterations, the provisions of this Section 4.01(c) shall apply to Tenant’s Initial Work. Notwithstanding anything to the contrary contained herein, all unit sizes, materials, finishes and specifications in respect of Tenant’s Initial Work shall be subject to Landlord’s approval (such approval not to be unreasonably withheld, conditioned, or delayed so long as such unit sizes, materials, finishes and specifications are consistent with the Building standards).

(ii)         Tenant shall cause Tenant’s Contractors to perform Tenant's Initial Work in a manner that does not interfere with, impede or adversely affect (including due to the impact of noise, smoke or pollutants) (i) the performance of the Base Building Work, (ii) the performance of construction by or on behalf of other tenants and occupants or (iii) from and after the date the first tenant or occupant of the Building occupies any portion of its premises for the normal conduct of its business, the use and enjoyment of any tenant or occupant of the Building of its premises or access to its premises or any common areas which such tenant or occupant is entitled to use or access. Tenant shall take all reasonable steps requested by Landlord to protect the Base Building Work from and against damage arising out of the performance of Tenant's Initial Work.

(iii)        Subject to the terms and conditions of this Section 4.01(c), Tenant acknowledges that Landlord and Landlord’s contractors shall have priority (with respect to use of facilities, access to Building areas, use of the hoist(s) and elevators, etc.) at all times over Tenant’s Contractors. Notwithstanding the preceding sentence, Landlord shall use reasonable efforts to accommodate Tenant’s Contractors so long as the same does not interfere with the performance of the Base Building Work or work performed by or on behalf of any existing or future tenants or occupants of the Building; provided, that Landlord agrees to reasonably cooperate with Tenant in order to provide Tenant with reasonably adequate freight elevator service to the Premises during the performance of Tenant’s Initial Work. Landlord and Tenant agree to reasonably cooperate and discuss such elevator services and Landlord and Tenant agree that Tenant shall have the right to a pro rata allocation of usage of the freight elevators during Business Hours on Business Days, subject to Landlord’s absolute priority in using the freight elevators for the performance of the Base Building Work during Business Hours on Business Days. Tenant shall also have the right to a pro rata allocation of reserved usage of the freight elevators for such deliveries on a “first to reserve” basis during times other than Business Hours on Business Days. Notwithstanding anything to the contrary contained herein, access to the freight elevators for deliveries of materials and equipment shall be during non-Business Hours and all such usage of the freight elevators shall be subject to Landlord’s non-discriminatory procedures for the allocation or reservation of use of the freight elevators. So long as Landlord is operating the freight elevators during Business Hours on Business Days, Tenant’s use of such freight elevators during Business Hours on Business Days shall be at no cost to Tenant. If Landlord is no longer operating one or more of the freight elevators, Tenant may use such freight elevator during Business Hours and on Business Days at Tenant’s cost (as prorated among the tenants if more than one tenant is using the freight elevators at a particular time), subject to Tenant’s right to up to 50 overtime hours in the aggregate of freight elevator and loading dock service at no charge as more particularly described in Section 3.01(b)(ii). Tenant shall pay for the use of the freight elevators at the rates set forth on Exhibit H plus any additional standby time required in connection with such use by Tenant at Landlord’s actual cost therefor plus a Landlord fee and overhead charge of 5% of such additional standby costs. Tenant shall pay its proportionate share of the cost (as prorated among the tenants and/or Landlord if more than one tenant and/or Landlord is using the freight elevator at a particular time) of any use of the freight elevators during times other than Business Hours on Business Days.

(iv)        In performing Tenant’s Initial Work, Tenant shall comply with all reasonable procedures prescribed by Landlord for the coordination of Tenant’s Initial Work with the Base Building Work and any other work in the Building; provided that such procedures shall not be applied in a discriminatory manner. Without limiting the generality of the provisions of Section 4.01(c)(i), the provisions of Section 4.02(e) shall apply with respect to the performance of Tenant’s Initial Work. Tenant shall ensure that Tenant’s Initial Work shall be performed in a manner which shall not create a labor dispute. Tenant shall immediately stop performing Tenant’s Initial Work if Landlord notifies Tenant that continuing such work has created, or would create, a labor dispute.

(v)         Landlord shall provide, and Tenant shall make arrangements with Landlord for, temporary water, power, heat and air and connections therefor during the period when Tenant's Initial Work is being constructed, and Tenant shall pay any costs actually incurred by Landlord by reason of Tenant’s use of any thereof in connection with the performance of Tenant's Initial Work or otherwise until such time as Landlord is to provide such services pursuant to Section 3.01. The foregoing costs actually incurred by Landlord shall either be based on submeters measuring Tenant’s use of such services or shall be reasonably determined by Landlord based on Tenant’s pro-rata share of the use of such services based on the total square footage of construction being undertaken by Tenant at the Building versus the total square footage of all construction being undertaken at the Building. Tenant shall be responsible, at Tenant’s sole cost and expense, for the removal of trash and construction debris resulting from the construction of Tenant’s Initial Work. To the extent not otherwise covered herein, Tenant shall pay to Landlord the incremental cost of General Conditions to the extent attributable to the performance of Tenant's Initial Work, including, without limitation, the use of the loading docks and elevators as more particularly described in Section 4.01(c)(iii) above. “General Conditions” means, without limitation, the actual cost of field labor, field supervision, cleanup, removal of waste and debris, protection of work in progress or completed, insurance and security with respect to the Project, maintenance and operation of temporary facilities and services, construction barricades, ventilation, taxes, operation of loading docks, elevator operators, teamsters, master mechanic(s), maintenance mechanic(s), teamster foreman, and other support and security personnel, permit and similar fees and other out-of-pocket expenses incurred in connection therewith and similar costs included in general conditions in accordance with good construction practice in New York City. If more than one tenant of the Building is performing Alterations at the same time then any incremental additional General Conditions incurred by landlord shall be equitably apportioned among all such Tenants without duplication. Tenant shall pay all reasonable incremental costs incurred by Landlord by reason of Tenant’s use of the loading docks and freight elevators as more particularly described in Section 4.01(c)(iii) above. All amounts payable by Tenant under this Section 4.01(c)(v) shall constitute Additional Charges and shall be paid by Tenant to Landlord within 30 days of Tenant’s receipt from Landlord of an invoice and reasonable back-up documentation therefor.

(vi)        If Landlord incurs any incremental costs due to any delay in the performance or completion of the Base Building Work which delay results from any Tenant Delay, Tenant shall pay such costs to Landlord within 30 days after receipt of an invoice and reasonable supporting documentation therefor. If more than one tenant of the Building is performing Alterations at the same time then any incremental additional General Conditions incurred by Landlord shall be equitably apportioned among all such tenants without duplication.

(d)          Violations. (i) From and after the Effective Date, in the event that Tenant is unable to obtain any building permits or other permits, approvals, certificates or sign-offs from any governmental authority required for the performance of Tenant’s Initial Work or the legal occupancy by Tenant of the Premises for the purposes expressly permitted under this Lease and to the extent such failure results from the existence of any violations of Law affecting the Building resulting from the performance of any work by Landlord (“Violations”), but specifically excluding any violations caused by or resulting from the action(s) or failure(s) to act of Tenant, Tenant’s contractors or any Tenant Indemnified Party or any other tenant, then following written notice thereof from Tenant, Landlord shall proceed reasonably diligently and in good faith to cure and cause each such Violation to be discharged of record. If there is any violation caused by the acts or omissions of other tenants or occupants of the Building, Landlord will use commercially reasonable efforts to cause such tenant or occupant to comply with the provisions of its lease but Landlord shall not be required to institute litigation, arbitration or any other proceeding against such tenant or occupant of the Building, send a default notice, seek to terminate any lease or incur any expenses (other than de minimis expenses) in connection therewith.

(ii)         Intentionally omitted.

(iii)        Subject to the provisions of this Section 4.01(d), if Tenant is unable to perform Tenant’s Initial Work or open for the conduct of business solely as a result of any Violation, and (1) Landlord fails to cure such Violation within 10 days (or within 20 days if such Violation is not one which is reasonably susceptible of cure and removal of record within such 10 day period) after notice thereof from Tenant indicating the specific Violation, together with reasonable evidence demonstrating that such Violation is the sole reason Tenant is unable to perform Tenant’s Initial Work or open for the conduct of business and (2) Landlord does not dispute, in good faith, such determination by Tenant (or, if Landlord does dispute such determination, and Tenant’s position in such dispute ultimately prevails), then the Rent Commencement Date shall be extended 1 day for each day such inability continues until the earlier to occur of (x) such Violation is cured and (y) the date Tenant is able to perform Tenant’s Initial Work or open for the conduct of business.

(iv)        Intentionally omitted.

(e)          Any dispute between Landlord and Tenant arising under this Section 4.01 shall be resolved by arbitration conducted in accordance with the provisions of Section 8.09.

4.02         Alterations. (a)  Except as hereinafter expressly provided, Tenant shall make no improvements, changes or alterations in or to the Premises (“Alterations”) without Landlord’s prior approval, which approval shall not be unreasonably withheld, conditioned, or delayed. Notwithstanding the foregoing, Landlord’s approval shall not be required for (x) minor Alterations which are purely decorative in nature such as wallpapering, millwork, painting and carpeting (collectively, “Decorative Alterations”) and (y) Non-Material Alterations; provided, that (A) with respect to Decorative Alterations and Non-Material Alterations, Tenant shall deliver notice thereof to Landlord at least 10 Business Days prior to the commencement thereof, including detailed plans and specifications for any Non-Material Alteration (except to the extent the relevant Non-Material Alteration is of such a minor nature that it would not be customary industry practice for landlords of First Class Office Buildings to require their tenants to prepare plans and/or specifications for such work) and (B) Tenant shall adhere to the other applicable requirements of this Section 4.02. “Non-Material Alteration” means Alterations that (i) are limited to the interior of the Premises and do not affect the exterior (including the appearance) of the Building or any portion thereof, (ii) are not structural and do not adversely affect the strength of the Building or any portion thereof, (iii) do not affect the usage or the functioning of any of the Building systems, (iv) do not affect other tenants or occupants of the Building, (v) do not require a change to the Building’s certificate of occupancy, (vi) do not require a permit from the New York City Department of Buildings and (vii) do not exceed the Non-Material Alterations Cap. The “Non-Material Alterations Cap” means an aggregate of $100,000 per full floor of the Premises for all Non-Material Alterations performed by Tenant in any rolling 12-month period, Subject to CPI Increases (as hereinafter defined).

(b)          Tenant, in connection with any Alteration, shall comply with the Rules and Regulations, the Tenant Design Standards annexed hereto as Exhibit I-1 and the Construction Rules annexed hereto as Exhibit I-2, as such Tenant Design Standards and/or Construction Rules may be amended by Landlord from time to time; provided, that Tenant shall not be bound by any such amendment that (i) imposes, except to a de minimis extent, any new or increased costs or financial obligations on Tenant (unless any such cost or financial obligation is the result of compliance with any Laws) or (ii) unreasonably affects the conduct of Tenant’s business in the Premises. Tenant shall not proceed with any Alteration (other than Decorative Alterations) unless and until Landlord approves Tenant’s plans and specifications therefor. In such instances in which Landlord’s approval shall be required with respect to the performance of any Alteration, Landlord shall, within 15 Business Days following receipt of Tenant’s plans for the performance of such Alteration (or (i) with respect to Tenant’s plans for the performance of Tenant’s Initial Work, within 25 Business Days and (ii) in the event of a resubmission of Tenant’s Plans not involving material changes, within 10 Business Days with respect to Tenant’s plans for the performance of Tenant’s Initial Work and within 5 Business Days with respect to Tenant’s plans for the performance of any other Alteration), advise Tenant of Landlord’s approval or disapproval of such plans or any part thereof. If Landlord shall fail to approve or disapprove Tenant’s plans or any part thereof within such 15 Business Day period (or such 25 Business Day period for plans for Tenant’s Initial Work or such 10 Business Day or 5 Business Day period, as applicable, for resubmissions not involving material changes), Tenant may give to Landlord a notice of such failure, which notice shall contain a legend in not less than 14 point font bold upper case letters as follows: “FAILURE TO APPROVE OR DISAPPROVE TENANT’S PLANS WITHIN 5 BUSINESS DAYS SHALL RESULT IN LANDLORD’S DEEMED APPROVAL OF TENANT’S PLANS”, and if Landlord shall fail to approve or disapprove such Tenant’s plans within such 5 Business Day period, Landlord shall be deemed to have approved such plans. If Landlord shall disapprove such plans (or any part thereof), Landlord shall set forth its reasons for such disapproval in writing and in reasonable detail and identify those portions of the plans so disapproved. Any review or approval by Landlord of plans and specifications with respect to any Alteration is solely for Landlord’s benefit, and without any representation or warranty to Tenant with respect to the adequacy, correctness or efficiency thereof, its compliance with Laws or otherwise.

(c)          Tenant shall pay to Landlord within 30 days following demand Landlord’s reasonable, actual third-party out-of-pocket costs and expenses (including, without limitation, the reasonable fees of any architect or engineer employed by Landlord for such purpose) for reviewing plans and specifications and inspecting Alterations, in addition to any incremental cost incurred by Landlord as a result of the use of any standby personnel reasonably required as a result of any Alteration. Landlord shall not be entitled to charge (nor shall any Affiliate of Landlord charge) a supervisory or other review fee, except as expressly provided in this Lease.

(d)          Before proceeding with any Alteration (other than Tenant’s Initial Work) that will cost more than $500,000.00, Subject to CPI Increases (exclusive of the costs of decorating work and items constituting Tenant’s Property), as estimated by a reputable contractor designated by Landlord, Tenant shall furnish to Landlord one of the following (as selected by Tenant): (i) a cash deposit, (ii) a performance bond and a labor and materials payment bond (issued by a corporate surety licensed to do business in New York reasonably satisfactory to Landlord) or (iii) an irrevocable, unconditional, negotiable letter of credit, issued by a bank and in a form satisfactory to Landlord; each to be equal to 110% of the cost of the Alteration, estimated as set forth above. Any such letter of credit shall be for one year and shall be renewed by Tenant each and every year until the Alteration in question is completed and shall be delivered to Landlord not less than 30 days prior to the expiration of the then current letter of credit, failing which Landlord may present the then current letter of credit for payment. Upon (A) the completion of the Alteration in accordance with the terms of this Section 4.02 and (B) the submission to Landlord of (x) proof evidencing the payment in full for said Alteration and (y) written unconditional lien waivers of mechanics’ liens and other liens on the Project from all contractors performing said Alteration, the security deposited with Landlord (or the balance of the proceeds thereof, if Landlord has drawn on the same) shall be returned to Tenant. Upon Tenant’s failure properly to perform, complete and fully pay for any Alteration, as determined by Landlord, Landlord may, upon notice to Tenant, draw on the security deposited under this Section 4.02(d) to the extent Landlord deems necessary in connection with said Alteration, the restoration and/or protection of the Premises or the Project and the payment of any costs, damages or expenses resulting therefrom; provided however that Landlord shall not draw upon such security if Tenant is then contesting in good faith its obligation to make payment and Tenant has so notified Landlord of same unless Landlord determines in its sole discretion that same is necessary for Landlord to pay any costs or expenses so that Landlord will not be subject to criminal penalty or any other fine or charge or so that the Premises or any part thereof or the Project, or any part thereof, shall not be subjected to any lien or encumbrance or otherwise adversely affected, by reason of Tenant’s failure to so properly perform, complete and/or fully pay for such Alteration. Notwithstanding the foregoing, the provisions of this Section 4.02(d) shall not apply with respect to any Alteration by Tenant so long as Tenant is (1) the original named Tenant, (2) an entity created by merger, reorganization or recapitalization of or with the original named Tenant, (3) a purchaser of all or substantially all of the original named Tenant’s stock or assets or (4) an Affiliate of the original named Tenant (each, an “Intercept Tenant”).

(e)          Tenant shall obtain (and furnish copies to Landlord of) all necessary governmental permits and certificates for the commencement and prosecution of Alterations and for final approval thereof upon completion, and shall cause Alterations to be performed in compliance therewith, and in compliance with all Laws (including, without limitation, Section 5 of the New York State Lien Law) and with the plans and specifications approved by Landlord. At Tenant’s request, Landlord shall execute all required permit forms prior to the submission of plans by Tenant and/or Landlord’s review of such plans, but the execution of such forms by Landlord shall not constitute approval of the Alterations in question. Alterations shall be diligently performed in a good and workmanlike manner, using new materials and equipment at least equal in quality and class to the then standards for the Building established by Landlord. Alterations shall be performed by architects, engineers and contractors first approved by Landlord (which approval shall not be unreasonably withheld or delayed); provided, that any Alterations which involve a connection(s) or a tie-in to the systems of the Building shall be performed only by the contractor(s) designated by Landlord (provided, further, that the charges of such contractor(s) shall be reasonably competitive with the charges of contractor(s) providing similar services to other First Class Office Buildings). Landlord hereby agrees that the contractors, subcontractors, architects, engineers and/or expeditors listed on Exhibit K attached hereto are hereby approved by Landlord on the date hereof; provided, that Landlord may, from time to time, reasonably remove or add one or more contractors, subcontractors, architects, engineers and/or expeditors from or to Exhibit K in Landlord’s reasonable discretion. The performance of any Alteration or any other work in the Building shall not be carried out in a manner which would violate the construction rules and regulations set forth in Exhibit I-2. Tenant shall immediately stop the performance of any work or service by any party if Landlord notifies Tenant that continuing such performance would violate the construction rules and regulations set forth in Exhibit I-2, and Tenant shall not resume the performance of such work or service until such time as the same may be performed in a manner which shall not violate the construction rules and regulations set forth in Exhibit I-2.

(f)          Throughout the performance of Alterations, Tenant and Tenant’s Contractors (as defined in Exhibit J) shall carry insurance meeting the requirements set forth in Sections (B) and (C) of Exhibit J attached hereto and Section 7.02 of this Lease. Tenant shall furnish Landlord with evidence that such insurance is in effect no less than 10 days prior to the commencement of any Alterations and, on request, at reasonable intervals thereafter during the continuance of Alterations. Tenant shall require that all insurance policies carried by any Tenant’s Contractors include clauses providing that each insurance underwriter shall waive all of its rights of recovery by subrogation, or otherwise, against Landlord, The Related Companies, L.P., Oxford Hudson Yards LLC and any of such entities’ officers, agents, or employees. A waiver of subrogation shall be effective as to any individual or entity even if such individual or entity (a) would otherwise have a duty of indemnification, contractual or otherwise, (b) did not pay the insurance premium directly or indirectly, and (c) whether or not such individual or entity has an insurable interest in the property damaged. In the event that Tenant or any of Tenant’s Contractors fails to maintain the coverages or limits as required herein, Landlord may obtain such insurance as an agent of such party without prior notice. Any premiums paid by Landlord to effect such coverages together with interest thereon at the Interest Rate from the date paid by Landlord until the date reimbursed by Tenant shall be payable by Tenant to Landlord; provided however that to the extent such insurance shall be cancelable, then such premiums shall be pro-rated and reimbursed to the extent funds are returned to Landlord by the insurance company as soon as Tenant or any of Tenant’s Contractors places the appropriate insurance coverage.

(g)          Should any mechanics’ or other liens be filed against any portion of the Project by reason of the acts or omissions of, or because of a claim against, Tenant or anyone claiming under or through Tenant, Tenant shall cause the same to be canceled or discharged of record by bond or otherwise within 30 days after notice from Landlord. If Tenant shall fail to cancel or discharge said lien or liens within said 30 day period, or if Landlord is required to discharge any of said liens prior to the end of said 30 day period pursuant to any Superior Mortgage or Superior Lease, Landlord may cancel or discharge the same and, upon Landlord’s demand, Tenant shall reimburse Landlord for all actual out-of-pocket costs incurred in canceling or discharging such liens, together with interest thereon at the Interest Rate from the date incurred by Landlord to the date of payment by Tenant, such reimbursement to be made within 30 days after receipt by Tenant of a written statement from Landlord as to the amount of such costs. Tenant shall indemnify and hold Landlord harmless from and against all actual out-of-pocket costs (including, without limitation, reasonable attorneys’ fees and disbursements and costs of suit), losses, liabilities or causes of action arising out of or relating to any Alteration, including, without limitation, any mechanics’ or other liens asserted in connection with such Alteration.

(h)          Tenant shall deliver to Landlord, within 30 days after the completion of an Alteration, “as-built” drawings thereof using the AutoCAD Computer Assisted Drafting and Design System, Version 12 or later or such other system or medium as Landlord may accept. During the Term, Tenant shall keep records of Alterations costing in excess of $50,000 including plans and specifications, copies of contracts, invoices, evidence of payment and all other records customarily maintained in the real estate business relating to Alterations and the cost thereof and shall, within 30 days after demand by Landlord, furnish to Landlord copies of such records.

(i)          All Alterations to and Fixtures installed by Tenant in the Premises shall be fully paid for by Tenant in cash and shall not be subject to conditional bills of sale, chattel mortgages, or other title retention agreements.

(j)          Landlord designed the Building with the intent of achieving a “Platinum” level LEED certification with respect thereto. All Alterations shall be designed and performed by Tenant in compliance with the requirements set forth on Exhibit P attached hereto. Landlord shall cooperate with Tenant, at no cost to Landlord, by providing to Tenant and Tenant’s consultants any necessary and pertinent documentation reasonably requested by Tenant which relates to Building systems, materials, and site characteristics required for Tenant to apply for LEED certification for the Premises.

(k)          Any dispute between Landlord and Tenant arising under this Section 4.02 shall be resolved by arbitration conducted in accordance with the provisions of Section 8.09.

4.03        Landlord’s and Tenant’s Property. (a)  Subject to Section 4.03(d), all fixtures (other than movable trade fixtures constituting Tenant’s Property), equipment (other than movable equipment constituting Tenant’s Property), improvements and appurtenances attached to or built into the Premises, whether or not at the expense of Tenant, and all fixtures, equipment, improvements and appurtenances attached to or built into any other area of the Building by or on behalf of Tenant (collectively, “Fixtures”), shall be and remain a part of the Building and shall not be removed by Tenant except as expressly provided to the contrary in this Lease. All Fixtures shall be the property of Tenant during the Term and, upon expiration or earlier termination of this Lease, unless expressly provided otherwise in this Lease, shall become the property of Landlord.

(b)          All movable partitions, business and trade fixtures, machinery and equipment, and all furniture, furnishings and other articles of movable personal property owned by Tenant and located in the Premises or elsewhere in the Building (collectively, “Tenant’s Property”) shall be and shall remain the property of Tenant and may be removed by Tenant at any time during the Term; provided, that if any Tenant’s Property is removed, Tenant shall repair any damage to the Premises or to the Building resulting from the installation and/or removal thereof. Notwithstanding the foregoing, subject to Section 4.03(d), any equipment or other property paid for with any allowance or credit granted by Landlord to Tenant shall not be considered Tenant’s Property and shall be and remain a part of the Premises or such other location in the Building in which such equipment or other property is located, shall, upon the expiration or earlier termination of this Lease, be the property of Landlord and shall not be removed by Tenant.

(c)          (i)          On the 40th Floor Expiration Date, (A) the Lease and the term thereof shall terminate and expire solely with respect to the 40th Floor Premises and (B) Tenant shall surrender vacant possession of the 40th Floor Premises to Landlord, free and clear of all tenancies, broom clean and otherwise in the condition required under this Lease. At or before the 40th Floor Expiration Date, or within 30 days after any earlier termination of this Lease, Tenant, at Tenant’s expense, shall remove Tenant’s Property from the 40th Floor Premises (except such items thereof as Landlord shall have expressly permitted in writing to remain, which shall become the property of Landlord), and Tenant shall repair any damage to the 40th Floor Premises resulting from any installation and/or removal of Tenant’s Property. Any items of Tenant’s Property which remain in the 40th Floor Premises after the 40th Floor Expiration Date, or more than 30 days after an earlier termination of this Lease, may, at the option of Landlord, be deemed to have been abandoned, and may be retained by Landlord as Landlord’s property or disposed of by Landlord, without accountability, in such manner as Landlord shall determine, at Tenant’s expense.

(ii)         At or before the 37th Floor Expiration Date, or within 30 days after any earlier termination of this Lease, Tenant, at Tenant’s expense, shall remove Tenant’s Property from the Building (except such items thereof as Landlord shall have expressly permitted in writing to remain, which shall become the property of Landlord), and Tenant shall repair any damage to the Premises or the Building resulting from any installation and/or removal of Tenant’s Property. Any items of Tenant’s Property which remain in the Building after the 37th Floor Expiration Date, or more than 30 days after an earlier termination of this Lease, may, at the option of Landlord, be deemed to have been abandoned, and may be retained by Landlord as Landlord’s property or disposed of by Landlord, without accountability, in such manner as Landlord shall determine, at Tenant’s expense.

(d)          Landlord, by notice given to Tenant at any time prior to or within 60 days after each applicable Expiration Date or any earlier termination of this Lease, may require Tenant, notwithstanding Section 4.03(a), to remove all or any Specialty Installations. If Landlord shall give such notice, then Tenant, at Tenant’s expense, on or prior to the later of (x) the applicable Expiration Date and (y) the date that is 30 days after the giving of such notice by Landlord, shall either (i) remove the Specialty Installations from the applicable Premises and the Building, repair and restore the applicable Premises and the Building to the condition existing prior to installation thereof and repair any damage to the applicable Premises or to the Building due to such removal (such removal and repair work is collectively hereinafter referred to as the “Restoration Work”) or (ii) elect by written notice to Landlord for Landlord to perform the Restoration Work, in which event Tenant shall pay or reimburse Landlord for the costs thereof within 30 days after demand therefor. Notwithstanding the foregoing, Tenant, at the time Tenant submits to Landlord Tenant’s plans and specifications for any Alterations, may request in writing that Landlord specifically identify any Specialty Installations shown on Tenant’s plans and specifications which Tenant must remove at the end of the applicable Term (and restore the applicable Premises and the Building to its condition existing prior to the installation of such Specialty Installations). The term “Specialty Installations” shall mean installations consisting of vaults, safes, poured concrete or similar raised flooring, internal staircases, vertical and horizontal risers, dumbwaiters, vertical transportation systems, roof equipment, supplemental HVAC equipment, kitchen facilities (but not pantry facilities), private bathrooms, other installations which penetrate the slabs of the Premises, Alterations which affect the Building’s curtain wall (provided that Restoration Work in connection with any such Alterations affecting the Building’s curtain wall shall be performed by Landlord at Tenant’s expense), installations in areas of the Building other than the Premises and any other installations which are not customary installations for tenants occupying premises comparable to the Premises for general, administrative and executive office use as permitted under this Lease. The provisions of this Section 4.03(d) shall survive the expiration or other termination of this Lease.

4.04         Access and Changes to Building. (a)  Landlord reserves the right, at any time, to make changes in or to the Project as Landlord may deem necessary or desirable, and Landlord shall have no liability to Tenant therefor, provided any such change does not deprive Tenant of access to the Premises through a Building lobby and the Elevators and does not affect the first-class nature of the Project. Landlord may install and maintain pipes, fans, ducts, wires and conduits within or through the walls, floors or ceilings of the Premises; provided, that the same (i) are installed within the interior of the walls of the Premises or the floors or ceilings thereof, at Landlord’s sole cost and expense or, if installed adjacent to the interior walls of the Premises or the floors or ceilings of the Premises, if appropriate, shall be located in boxed enclosures and adequately furred and (ii) shall not, except to a de minimis extent, reduce the rentable square footage of the Premises or the finished ceiling height, provided, however, that to the extent there are alternative locations for the pipes and conduits outside of the Premises that provide the same service, do not cost more (by more than a de minimis amount, unless Tenant, after being advised of the incremental cost, agrees to pay such cost to Landlord) and do not inconvenience or otherwise adversely affect Landlord or other existing or future tenants of the Building, Tenant shall have the right to require Landlord to use such alternative locations. Landlord shall restore, at Landlord’s cost, to substantially the same condition existing prior to such work by Landlord, any damage to any Fixtures or Tenant’s Property caused by the performance of any such installation or maintenance work by Landlord. In exercising its rights under this Section 4.04, Landlord shall use reasonable efforts to minimize any interference with Tenant’s use of the Premises for the ordinary conduct of Tenant’s business (but without any obligation to utilize overtime or premium pay labor except as otherwise provided under Section 3.02(e), applied mutatis mutandis). Tenant shall not have any easement or other right in or to the use of any door or any passage or any concourse or any plaza connecting the Building with any other building or to any public conveniences, and the use of such doors, passages, concourses, plazas and conveniences may, without notice to Tenant, be regulated or discontinued at any time by Landlord; provided, that Tenant shall at all times have reasonable access to the Premises through the Elevators and the applicable Building lobby.

(b)          Except for the space within the inside surfaces of all walls, hung ceilings, floors, windows and doors bounding the Premises, all of the Building, including, without limitation, exterior Building walls, core corridor walls and doors and any core corridor entrance, any terraces or roofs adjacent to the Premises, and any space in or adjacent to the Premises used for shafts, stacks, pipes, conduits, fan rooms, base building telecommunications or technical rooms, electrical closets, ducts, electric or other utilities, sinks or other Building facilities, and the use thereof, as well as access thereto through the Premises, are reserved to Landlord and are not part of the Premises. Landlord reserves the right to change the name or address of the Project or any portion thereof at any time and from time to time. Upon reasonable prior notice to Landlord, Landlord will reasonably cooperate with Tenant (at no cost or liability to Landlord) to coordinate access to floors immediately above and below the Premises during Tenant’s Initial Work and during the performance of any subsequent Alteration so that Tenant may perform certain aspects of Tenant’s Initial Work (e.g., installing certain plumbing, duct or cabling work) or such subsequent Alteration, as applicable. Any such access shall be subject to the express terms and conditions of each tenant’s lease relating to such space immediately above and/or below the Premises and any requirements imposed by any such tenant pursuant to such tenant’s lease in connection with such access and the indemnity provisions set forth in Section 6.12(b) shall apply in connection therewith.

(c)          Landlord shall have no liability to Tenant if at any time any windows of the Premises are either temporarily darkened or obstructed by reason of any repairs, improvements, maintenance and/or cleaning in or about the Building (or permanently darkened or obstructed if required by Law) or covered by any translucent material for the purpose of energy conservation, or if any part of the Project, other than the Premises, is temporarily or permanently closed or inoperable; provided that the same does not deprive Tenant of access to the Premises through a Building lobby and the Elevators. If at any time the windows of the Premises are temporarily darkened or obstructed as permitted in the immediately preceding sentence, Landlord shall, to the extent permitted by Law or applicable governmental authority, perform such repairs, maintenance, alterations or improvements as reasonably promptly as practicable and as reasonably necessary to re-open the same, and, Landlord shall use commercially reasonable efforts to minimize the period of time during which such windows are temporarily darkened or obstructed.

(d)          Landlord and persons authorized by Landlord shall have the right, upon reasonable prior notice to Tenant (except in an emergency and which, in the case of non-emergency inspections or work to be performed by Landlord within the Premises, shall be at least 24 hours in advance), to enter the Premises (together with any necessary materials and/or equipment), to inspect or perform such work as Landlord may reasonably deem necessary or to exhibit the Premises to prospective purchasers or, during the last 18 months of the Term, to prospective tenants, or for any other purpose as Landlord may reasonably deem necessary or desirable. Notwithstanding the foregoing, Landlord shall not bring and/or store more materials and equipment in the Premises to perform such work than are reasonably necessary at any time. Tenant shall have the right to have a representative of Tenant accompany Landlord on any entry into the Premises, but Landlord’s rights to conduct any such entry, and the timing of such entry, shall not be affected if Tenant shall fail to make such representative available. Landlord shall have no liability to Tenant by reason of any such entry. Landlord shall not be required to make any improvements or repairs of any kind or character to the Premises during the Term. In connection with any access to the Premises by Landlord and persons authorized by Landlord, Landlord and such persons shall exercise commercially reasonable efforts to minimize interference with Tenant’s access to, and use of, the Premises for the normal conduct of Tenant’s business therein.

(e)          Tenant shall have the right to reasonably designate, by written notice to Landlord, certain areas of the Premises, not to exceed 3,000 rentable square feet, in the aggregate, as secure areas (each, a “Secure Area”) to which Landlord shall not have access without being accompanied by a representative of Tenant (except in the case of an emergency or when Tenant does not make a representative available upon 2 Business Days’ prior written notice); provided, that the Secured Area does not block access to base building systems or other areas of the Building to which Landlord requires regular access. Landlord shall not be required to provide cleaning services or other services which require entry to such Secure Area. Landlord shall not have liability to Tenant for any failure of Landlord to perform any of its obligations hereunder by reason of Landlord’s inability to enter any Secure Area. Notwithstanding anything in this Lease to the contrary, in no event shall the obligations of Landlord under this Section 4.04(e) in any way be construed to obligate Landlord to pay overtime or premium rates for work, materials or access to the Secured Area or any other area of the Premises, and in no event shall Landlord be deemed to be obligated to spend any greater sums of money to perform any work than it would have had to pay if Landlord, and its agents, employees and contractors had obtained access to the Secured Area.

4.05         Repairs. (a)  Tenant shall keep the Premises (including, without limitation, all Fixtures) in good condition and, upon expiration or earlier termination of each applicable Term, shall surrender the applicable Premises to Landlord in the same condition as when first occupied, reasonable wear and tear excepted and otherwise in the condition required under Section 4.03(c). Tenant’s obligation shall include, without limitation (and notwithstanding the provisions of Section 4.05(b) below), the obligation to repair all damage caused by Tenant, its agents, employees, invitees and licensees to the equipment and other installations in the Premises or anywhere in the Building. Any maintenance, repair or replacement to the windows, the Building systems, the Building’s structural components or any areas outside the Premises and which is Tenant’s obligation to perform shall be performed by Landlord at Tenant’s reasonable expense. Tenant shall not commit or allow to be committed any waste or damage to any portion of the Premises or the Project.

(b)          Subject to the second sentence of Section 4.05(a), Landlord, at Landlord’s expense (but subject to reimbursement by way of Operating Expenses to the extent includable therein), shall operate, maintain, repair and replace, if necessary, (i) all structural portions of the Building, such as, by way of example only, the roof, foundation, footings, exterior walls, load-bearing columns, ceiling and floor slabs, windows, window sills and sashes, (ii) all common and public service areas of the Building, including, without limitation, all common elevators, (iii) all Building systems serving the common and public service areas and the Premises and (iv) all fixtures located in the core restrooms in the Premises, throughout the Term, and in such a manner as is consistent with the maintenance, operation and repair standards of First Class Office Buildings; provided, that Landlord’s obligations under this Section 4.05(b) shall be limited to areas of, and installations within, the Building which Tenant is entitled to use or which otherwise serve the Premises and Landlord shall have no liability to Tenant for any failure to maintain such standards except to the extent such failure materially and adversely affects Tenant’s use and enjoyment of the Premises. Notwithstanding the foregoing, if any damage repaired by Landlord under this Section 4.05(b) is caused by Tenant or any of Tenant’s agents, employees, invitees and licensees, such repair shall be performed by Landlord at Tenant’s reasonable expense.

4.06         Compliance with Laws; Hazardous Materials. (a)  Tenant shall comply with all laws, ordinances, rules, orders and regulations (present, future, ordinary, extraordinary, foreseen or unforeseen) of any governmental, public or quasi-public authority and of the New York Board of Fire Underwriters and any other entity performing similar functions, at any time duly in force (collectively “Laws”), the application of which is attributable to, any work, installation, occupancy, use or manner of use by Tenant of the Premises or any part thereof, except as expressly set forth in the next sentence. Nothing contained in this Section 4.06 shall require Tenant to make any (i) structural changes or changes to the base building systems or (ii) changes to the core bathrooms (but not any private, executive or other bathrooms installed by Tenant, with respect to which Tenant shall be responsible for compliance with Laws as set forth in the first sentence of this paragraph) in the Premises, unless, in the case of either of clauses (i) or (ii), the same are necessitated by reason of Tenant’s performance of any Alterations, Tenant’s manner of use of the Premises or the use by Tenant of the Premises for purposes other than normal and customary ordinary office purposes. Tenant shall procure and maintain all licenses and permits required for its business. Notwithstanding the provisions of Section 4.06(a), Tenant, at its own cost and expense, may contest, in any manner permitted by Law, the validity or the enforcement of any Laws with which Tenant is required to comply pursuant to this Lease; provided that (A) any such contest and/or Tenant’s non-compliance with any such Laws shall not (I) subject any Landlord Indemnified Party to (x) criminal prosecution, (y) material fine or (z) any other civil liability that would adversely affect the operation of the Building or the rights of other tenants or occupants of the Building, (II) subject the Building (or any portion thereof) to lien or sale or cause, or be reasonably likely to cause, the same to be condemned or vacated or (III) be in violation of any Superior Mortgage or Superior Lease; (B) Tenant shall first deliver to Landlord a surety bond issued by a surety company of recognized responsibility, or other security reasonably satisfactory to Landlord, indemnifying and protecting Landlord and any Superior Mortgagee or Superior Lessor against any loss, cost, liability, damage or expenses (including, without limitation, interest and penalties and reasonable attorneys’ fees and disbursements) which could arise by reason of such non-compliance, which bond or other security (or the balance of the proceeds thereof, if Landlord has drawn on the same) shall be released by Landlord promptly upon resolution of such contest; and (C) Tenant shall promptly, diligently and continuously prosecute such contest and shall keep Landlord informed, on a regular basis, of the status of such contest.

(b)          Landlord, at Landlord’s expense (but subject to reimbursement by way of Operating Expenses to the extent includable therein), shall comply or cause compliance with all Laws affecting the public and common areas of the Building, the Building systems or the Premises or the use and occupancy thereof (except (x) as expressly set forth in Section 4.06(a) above and (y) that Landlord shall have no liability to Tenant for any failure to so comply or cause compliance except to the extent such failure materially and adversely affects Tenant’s use and enjoyment of the Premises) subject to Landlord’s right to contest and defer compliance with such Laws pursuant to appropriate proceedings, provided that Landlord shall not have the right to defer such compliance if (i) such non-compliance or contest shall prevent Tenant from lawfully occupying the Premises for the use permitted hereunder or (ii) noncompliance threatens the safety of persons or property. On the Effective Date, Landlord shall deliver the Premises to Tenant in substantial compliance with all applicable Laws (including Laws with respect to Hazardous Materials) and free of Hazardous Materials (as hereinafter defined). If, during the Term, Landlord or its employees, contractors or agents install, use, release, store or place any Hazardous Materials in or about (1) the Premises or (2) to the extent same materially and adversely affects Tenant’s use and enjoyment of the Premises, the Building or the Project, in any case in violation of applicable Laws, then Landlord shall be obligated to remove and dispose of such Hazardous Materials in compliance with all Laws (including, without limitation, any Laws with respect to Hazardous Materials).

(c)          (i)          Tenant shall not cause or permit Hazardous Materials to be used, transported, stored, released, handled, produced or installed in, on or from the Premises or the Building other than customary office, cleaning and/or maintenance and/or construction supplies brought into, used in and/or kept upon the Premises or the Building if and to the extent permitted pursuant to Laws and in addition, with respect to construction supplies, if and to the extent used in accordance with good construction practices. The term “Hazardous Materials” means any substance or material defined by any Law that is now or may hereafter be applicable, as “hazardous,” “toxic” or words of similar import.

(ii)         In the event of a breach of the provisions of this Section 4.06(c), Landlord shall, in addition to all of its rights and remedies under this Lease and pursuant to Laws, require Tenant to remove any such Hazardous Materials from the Premises or the Building in the manner prescribed for such removal by applicable Laws, and the indemnity provisions set forth in Section 6.12(b) shall apply in connection therewith.

4.07         Tenant Advertising. Tenant shall not use, and shall cause each of its affiliates not to use, the name or likeness of the Building or the Project in any advertising (by whatever medium) without Landlord’s consent (not to be unreasonably withheld or delayed), provided, however, that Tenant may use the name and address of the Building on its stationary and in advertisements for identification purposes only.

4.08         Right to Perform Tenant Covenants. If Tenant fails to perform any of its obligations under this Lease, Landlord, any Superior Lessor or any Superior Mortgagee (each, a “Curing Party”) may perform the same at the expense of Tenant (a) immediately and without notice in the case of emergency or in case such failure may result in a violation of any Law or in a cancellation of any insurance policy maintained by Landlord; provided, that Landlord agrees to provide such notice as is reasonably practicable under the circumstances (which the parties agree may be no notice) in the event of the circumstances described in this clause (a) and (b) in any other case if such failure continues beyond any applicable notice and grace period. If a Curing Party performs any of Tenant’s obligations under this Lease, Tenant shall pay to Landlord (as Additional Charges) the costs thereof (including all reasonable fees and costs, including reasonable legal fees and disbursements, incurred by such Curing Party in connection therewith), together with interest at the Interest Rate from the date incurred by the Curing Party until paid by Tenant, within 30 days after receipt by Tenant of a statement as to the amounts of such costs, accompanied by invoices or other reasonable supporting documentation. If the Curing Party effects such cure by bonding any lien which Tenant is required to bond or otherwise discharge (after the giving of any required notice and the expiration of any applicable grace periods), Tenant shall obtain and substitute a bond for the Curing Party’s bond and shall reimburse the Curing Party for the cost of the Curing Party’s bond. “Interest Rate” means the lesser of (i) the base rate from time to time announced by Citibank, N.A. (or, if Citibank, N.A. shall not exist or shall cease to announce such rate, such other bank in New York, New York, as shall be designated by Landlord in a notice to Tenant) to be in effect at its principal office in New York, New York plus 3% and (ii) the maximum rate permitted by law.

4.09         Telecommunications; Shaft Space. (a)  Tenant shall be responsible, at its sole cost and expense, for bringing telecommunication service, data wiring service and cable television service to the Premises. Landlord shall provide two separate points of entry for Tenant’s telecommunications requirements from such point of entry to the Premises and from the Premises to the roof of the Building. Each separate sleeve within the Building core shall accommodate two (2) 1.5” conduits for Tenant’s telecommunications requirements. At Tenant’s request, Landlord shall install two (2) 1.5” conduits in each sleeve and Tenant shall reimburse Landlord for the out-of-pocket costs actually incurred by Landlord in connection with such installation within 30 days after rendition of a bill therefor. Any installation made by Tenant in such shaft space, including core drilling and the installation of any conduit or wiring, shall be performed at Tenant’s sole cost and expense, in accordance with all Laws and the Rules and Regulations, and shall constitute an Alteration under this Lease. Tenant shall indemnify and save harmless Landlord from and against all loss, damage, liability, cost and expense of any nature (including, without limitation, reasonable attorneys’ fees and expenses) by reason of accidents, damage, injury or loss to any and all persons and property, or either, whosoever or whatsoever to the extent resulting from or arising in connection with Tenant’s installation, use, maintenance and removal of the equipment that Tenant installs in the shaft space and Tenant’s insurance in respect of the Premises shall include coverage for any losses incurred in connection with such installation, use, operation, maintenance and removal. Upon the expiration of the Term, all of such fixtures and equipment installed in the shaft space by Tenant shall be removed by Tenant at its sole cost and expense.

(b)          Tenant shall have the right, at Tenant’s sole cost and expense, to contract for telecommunications service from any reputable carrier which serves the area, subject to Landlord’s reasonable consent (which consent may include, without limitation, the condition that such service provider enter into a license agreement with Landlord which is reasonably satisfactory to Landlord), and Landlord shall reasonably cooperate with Tenant in connection therewith, without out-of-pocket cost, expense or liability to Landlord. As of the date of this Lease, the following telecommunication service providers service the Building: Verizon, Time Warner Cable, AT&T, Sidera, Lightpath, Level 3 and Zayo. If Tenant desires to subscribe to a telecommunications company not listed in this clause (b), at Tenant’s written request, Landlord shall reasonably cooperate with Tenant to allow any such service provider to provide service to the Building for Tenant’s operations, but only to the extent without liability or out-of-pocket cost or expense to Landlord.

(c)          Landlord shall not be responsible for any delays occasioned by failure of a telecommunications company to furnish any such services.

ARTICLE 5

Assignment and Subletting

5.01         Assignment; Etc. (a)  Subject to the further provisions of this Article 5, neither this Lease nor the term and estate hereby granted, nor any part hereof or thereof, shall be assigned, mortgaged, pledged, encumbered or otherwise transferred voluntarily, involuntarily, by operation of law or otherwise, and neither the Premises, nor any part thereof, shall be subleased, be licensed, be used or occupied by any person or entity other than Tenant or be encumbered in any manner by reason of any act or omission on the part of Tenant, and no rents or other sums receivable by Tenant under any sublease of all or any part of the Premises shall be assigned or otherwise encumbered, without the prior consent of Landlord. Except as hereinafter expressly provided, the dissolution or direct or indirect transfer of control of Tenant (however accomplished including, by way of example, the addition of new partners or members or withdrawal of existing partners or members, or transfers of interests in distributions of profits or losses of Tenant, issuance of additional stock, redemption of stock, stock voting agreement, or change in classes of stock) shall be deemed an assignment of this Lease regardless of whether the transfer is made by one or more transactions, or whether one or more persons or entities hold the controlling interest prior to the transfer or afterwards. An agreement under which another person or entity becomes responsible for all or a portion of Tenant’s obligations under this Lease shall be deemed an assignment of this Lease. No assignment or other transfer of this Lease and the term and estate hereby granted, and no subletting of all or any portion of the Premises shall relieve Tenant of its liability under this Lease or of the obligation to obtain Landlord’s prior consent to any further assignment, other transfer or subletting. Any attempt to assign this Lease or sublet all or any portion of the Premises in violation of this Article 5 shall be null and void. Notwithstanding anything to the contrary contained in this Section 5.01(a), the direct or indirect transfer of shares or other equity interests in Tenant shall not constitute an assignment of this Lease and shall not require Landlord’s consent if accomplished through a recognized stock exchange or through the public “over-the-counter” securities market.

(b)          Notwithstanding Section 5.01(a), without the consent of Landlord or application of Section 5.05, this Lease may be assigned to (i) an entity created by merger, reorganization or recapitalization of or with Tenant or (ii) a purchaser of all or substantially all of Tenant’s membership interests, stock or assets; provided, in the case of both clause (i) and clause (ii), that (A) Landlord shall have received a notice of such assignment from Tenant, (B) the assignee assumes by written instrument satisfactory to Landlord all of Tenant’s obligations under this Lease, (C) such assignment is for a valid business purpose and not to avoid any obligations under this Lease, and (D) the assignee is a reputable entity of good character and, immediately after giving effect to such assignment, shall have an aggregate net worth (computed in accordance with GAAP) at least equal to $300,000,000.00.

(c)          Notwithstanding Section 5.01(a), without the consent of Landlord or application of Section 5.05, Tenant may assign this Lease or sublet all or any part of the Premises to an Affiliate of Tenant; provided, that (i) Landlord shall have received a notice of such assignment or sublease from Tenant; and (ii) in the case of any such assignment, (A) the assignment is for a valid business purpose and not to avoid any obligations under this Lease, and (B) the assignee assumes by written instrument satisfactory to Landlord all of Tenant’s obligations under this Lease. “Affiliate” means, as to any designated person or entity, any other person or entity which controls, is controlled by, or is under common control with, such designated person or entity. “Control” (and with correlative meaning, “controlled by” and “under common control with”) means ownership or voting control, directly or indirectly, of 35% or more of the voting stock, partnership interests or other beneficial ownership interests of the entity in question.

(d)          Tenant may from time to time, subject to all of the provisions of this Lease but without the consent of Landlord, permit portions of the Premises to be used or occupied under so-called “desk sharing” arrangements by a Desk Space User; provided, that (i) any such use or occupancy of desk or office space shall be without the installation of demising walls separating such desk or office space, any separate entrance or any signage identifying such Desk Space User, (ii) at any time during the Term, the aggregate of the rentable square footage then used by Desk Space Users pursuant to this Section 5.01(d) shall not exceed 10% of the rentable square feet of the Premises, (iii) each Desk Space User shall use the Premises in accordance with all of the provisions of this Lease, and only for the use expressly permitted pursuant to this Lease, (iv) in no event shall the use of any portion of the Premises by a Desk Space User create or be deemed to create any right, title or interest of such Desk Space User in any portion of the Premises or this Lease, (v) any such “desk sharing” arrangement shall terminate automatically upon the termination of this Lease, (vi) Tenant shall receive no rent or other payment or consideration for the use or occupancy of any space in the Premises by any Desk Space User in excess of an allocable share of the Rent reserved hereunder, (vii) each Desk Space User shall be engaged in a business or activity which is in keeping with standards of the Building and (viii) any such desk sharing arrangement is for a valid business purpose and not to circumvent the provisions of this Article 5. Upon request of Landlord, Tenant shall advise Landlord of any Desk Space Users in the Premises, and shall provide (A) a description of the nature and character of the business being conducted in the Premises by such Desk Space User and (B) the rentable square feet of the Premises occupied by such Desk Space User, together with a copy of the agreement, if any, relating to the use or occupancy of such portion of the Premises by such Desk Space User. “Desk Space User” means a bona fide client, service provider, or other person or entity with which Tenant has a significant, ongoing business relationship.

5.02         Landlord’s Right of First Offer. (a)  If Tenant desires to assign this Lease or sublet all or part of the Premises for all or substantially all of the then-remaining Term (other than in accordance with Sections 5.01(b) or (c)), Tenant shall give to Landlord notice (“Tenant’s Offer Notice”) thereof, specifying (i) in the case of a proposed subletting, the location of the space to be sublet (including the specific area to be demised for sublet on any floor of the Premises) and the term of the subletting of such space, (ii) (A) in the case of a proposed assignment, Tenant’s good faith offer of the consideration Tenant desires to receive or pay for such assignment (including any concessions Tenant desires to offer to the proposed assignee) or (B) in the case of a proposed subletting for all or substantially all of the then-remaining Term, Tenant’s good faith offer of the rent which Tenant desires to receive for such proposed subletting (including fixed rent, additional rent including proportionate shares, base years and/or base amounts for any escalation rent to be paid on account of PILOT, Impositions, taxes and operating expenses, electricity charges and other pass-through expenses and the amount of any work allowance, rent abatement or other tenant inducement, and any other proposed terms required by Landlord to calculate the Net Effective Rental Tenant desires to receive for such proposed subletting) and (iii) the proposed assignment or sublease commencement date.

(b)          Tenant’s Offer Notice shall be deemed an offer from Tenant to Landlord whereby Landlord (or Landlord’s designee) may, at Landlord’s option, (i) sublease such space from Tenant (if the proposed transaction is a sublease of all or part of the Premises for all or substantially all of the then-remaining Term), (ii) terminate this Lease (if the proposed transaction is an assignment or a sublease of all or substantially all of the Premises or a sublease of a portion of the Premises which, when aggregated with other subleases then in effect, covers all or substantially all of the Premises, in either case, for substantially all of the then-remaining Term), or (iii) terminate this Lease with respect to the space covered by the proposed sublease (if the proposed transaction is a sublease of part of the Premises for all or substantially all of the then-remaining Term). Said option may be exercised by Landlord by notice to Tenant within 30 days after a Tenant’s Offer Notice, together with all information required pursuant to Section 5.02(a), has been given by Tenant to Landlord. For the purposes of this Section 5.02 “substantially all of the then-remaining Term” shall mean that the term of the proposed subletting shall expire within the last twelve (12) months of the then Term.

(c)          If Landlord exercises its option under Section 5.02(b)(ii) to terminate this Lease, then this Lease shall terminate on the later of (i) the date that is 60 days after Landlord’s receipt of the applicable Tenant’s Offer Notice and (ii) the proposed assignment or sublease commencement date specified in the applicable Tenant’s Offer Notice, and all Rent shall be paid and apportioned to such termination date.

(d)          If Landlord exercises its option under Section 5.02(b)(iii) to terminate this Lease with respect to the space covered by a proposed sublease for all or substantially all of the then-remaining Term, then (i) this Lease shall terminate with respect to such part of the Premises on the later of (x) the date that is 60 days after Landlord’s receipt of the applicable Tenant’s Offer Notice and (y) the proposed sublease commencement date specified in the applicable Tenant’s Offer Notice; (ii) from and after such termination date the Rent shall be adjusted, based upon the proportion that the rentable area of the Premises remaining bears to the total rentable area of the Premises prior to such termination and (iii) Tenant shall pay to Landlord, within 30 days after demand and completion, the reasonable costs incurred by Landlord in demising separately such part of the Premises and in complying with any Laws relating to such demise.

(e)          If Landlord exercises its option under Section 5.02(b)(i) to sublet the space Tenant desires to sublet, such sublease to Landlord or its designee (as sublessee) shall be in form and substance reasonably satisfactory to Landlord at the lower of (i) the rental rate per rentable square foot of Fixed Rent and Additional Charges then payable pursuant to this Lease or (ii) the rental rate per rentable square foot set forth in the applicable Tenant’s Offer Notice with respect to such sublet space, and shall be for the term set forth in the applicable Tenant’s Offer Notice (except that such term shall commence on the date that is 60 days after Landlord’s receipt of the applicable Tenant’s Offer Notice if such date is later than the proposed commencement date set forth in such Tenant’s Offer Notice), and:

(A)         shall be subject to all of the terms and conditions of this Lease except such as are irrelevant or inapplicable, and except as otherwise expressly set forth to the contrary in this Section 5.02(e);

(B)         shall be upon the same terms and conditions as those contained in the applicable Tenant’s Offer Notice (including all rent abatements and other tenant inducements set forth therein) and otherwise on the terms and conditions of this Lease, except such as are irrelevant or inapplicable and except as otherwise expressly set forth to the contrary in this Section 5.02(e);

(C)         shall permit the sublessee, without Tenant’s consent, freely to assign such sublease or any interest therein or to sublet all or any part of the space covered by such sublease and to make any and all alterations and improvements in the space covered by such sublease; provided, that (1) Tenant shall have no removal, restoration or repair obligations under Section 4.03 hereof with respect to such alterations and improvements in such space made by such sublessee and (2) the sublessee shall be subject to such restoration obligations as are set forth in the applicable Tenant’s Offer Notice;

(D)         shall provide that any assignee or further sublessee of Landlord or its designee may, at the election of Landlord, make alterations, decorations and installations in such space or any part thereof, any or all of which may be removed, in whole or in part, by such assignee or sublessee, at its option, prior to or upon the expiration or other termination of such sublease, provided that (1) such assignee or sublessee, at its expense, shall repair any damage caused by such removal, (2) Tenant shall have no removal, restoration or repair obligations under Section 4.03 hereof with respect to such alterations, decorations and installations in such space made by such assignee or sublessee and (3) Landlord or its designee shall remain subject to such restoration obligations as are set forth in the applicable Tenant’s Offer Notice; and

(E)         shall provide that (1) the parties to such sublease expressly negate any intention that any estate created under such sublease be merged with any other estate held by either of said parties, (2) any assignment or subletting by Landlord or its designee (as the sublessee) may be for any purpose or purposes that Landlord shall deem appropriate, (3) Landlord, at Tenant’s expense, may make such alterations as may be required or deemed necessary by Landlord to demise separately the subleased space and to comply with any Laws relating to such demise, and (4) at the expiration of the term of such sublease, Tenant shall accept the space covered by such sublease in its then existing condition, subject to the obligations of the sublessee to make such repairs thereto as may be necessary to preserve such space in good order and condition and to such restoration obligations as are set forth to be imposed on such sublessee in the applicable Tenant’s Offer Notice. If Landlord is unable to give Tenant possession of the space covered by such sublease at the expiration of the term of the sublease by reason of the holding over or retention of possession of any tenant or other occupant through Landlord, then, provided Tenant otherwise has surrendered the balance of the Premises to Landlord as required under this Lease, Tenant shall be deemed to have delivered possession of the Premises to Landlord upon the Expiration Date and shall not be deemed a holdover under this Lease.

If Landlord shall enter into a sublease pursuant to its option under Section 5.02(b)(i), Tenant shall be released from all obligations and liabilities under this Lease to the extent pertaining to the space subleased by Landlord that accrue from and after the commencement date of such sublease through the expiration date or earlier termination date of such sublease to the extent, and only to the extent, Landlord is obligated to perform such obligations or Landlord has assumed such liabilities, as the case may be, pursuant to the terms of such sublease to Landlord.

(f)          In the case of a proposed sublease, Tenant shall not sublet any space to a third party (i) at a Net Effective Rental which is less (on a per rentable square foot basis) than 90% of the Net Effective Rental (on a per rentable square foot basis) specified in Tenant’s Offer Notice with respect to such space or (ii) on terms which include different proportionate shares, base years and/or base amounts for any escalation rent or (iii) for a term commencing later than 9 months after the date of the proposed commencement date set forth in Tenant’s Offer Notice, without, in any such case, complying once again with all of the provisions of this Section 5.02 and re-offering such space to Landlord at such lower rental or on such terms. In the case of a proposed assignment, Tenant shall not assign this Lease to a third party (i) on economic terms (including any consideration paid or received by Tenant and any concessions granted by Tenant) that differ, on a net effective basis, by more than 10% from the economic terms (including any consideration paid or received by Tenant and any concessions granted by Tenant) specified in Tenant’s Offer Notice or (ii) on terms including an effective date occurring later than 9 months after the date of the proposed effective date set forth in Tenant’s Offer Notice, without, in either case, complying once again with all of the provisions of this Section 5.02 and re-offering to assign this Lease to Landlord on such terms. “Net Effective Rental” means, with respect to any desired or actual sublease, one year’s worth of the amortized cash flow which would be derived from such sublease, determined by spreading the Net Present Rent Value of such sublease ratably on a monthly basis over the term of such desired or actual sublease using the Interest Rate in effect as of the date of Tenant’s Offer Notice. “Net Present Rent Value” means, with respect to any such sublease, the net present value, determined as of the desired or actual commencement date of such desired or actual sublease, using a discount rate of the Interest Rate in effect as of the date of Tenant’s Offer Notice, of the aggregate of all rent and additional rent (other than any escalation rent calculated by determining increases over a base year or base amount, which shall be addressed pursuant to clause (ii) above of this Section 5.02(f)) payable to Tenant under the desired or actual sublease, discounted from the date that any such payment would have been made under such desired or actual sublease to the commencement date of such desired or actual sublease, after deducting therefrom the amount of all tenant inducements (such as, by way of example only, direct payments, work allowances, work letters and rent abatements) that are (or will be) granted to the subtenant thereunder, discounted from the date that such tenant inducements were to have been given to the commencement date of such desired or actual sublease.

(g)          If Landlord does not timely exercise any of Landlord’s options under this Section 5.02, and if Tenant has not within 270 days after the giving of the applicable Tenant’s Offer Notice entered into a binding agreement to sublease or assign (which sublease or assignment shall be conditioned upon Landlord’s consent thereto), then Tenant shall not sublet any space to a third party or assign this Lease to a third party (other than pursuant to Sections 5.01(b) or (c)) without complying once again with all of the provisions of this Section 5.02 and re-offering such space to Landlord.

5.03         Assignment and Subletting Procedures. (a)  If Tenant delivers to Landlord a Tenant’s Offer Notice with respect to any proposed assignment of this Lease or subletting of all or part of the Premises and Landlord does not timely exercise any of its options under Section 5.02, and Tenant thereafter desires to assign this Lease or sublet the space specified in Tenant’s Offer Notice, Tenant shall notify Landlord (a “Transfer Notice”) of such desire, which notice shall be accompanied by (i) a copy of the proposed general form of assignment or sublease and all related agreements, or an agreed term sheet which does not have to be signed by Tenant and the proposed subtenant or assignee, (ii) a statement setting forth in reasonable detail the identity of the proposed assignee or subtenant, the nature of its business and its proposed use of the Premises, (iii) current financial information with respect to the proposed assignee or subtenant, including without limitation, its most recent financial statements and (iv) such other information as Landlord may reasonably request, and Landlord’s consent to the proposed assignment or sublease shall not be unreasonably withheld or delayed, provided that:

(i)          In Landlord’s reasonable judgment the proposed assignee or subtenant will use the Premises in a manner that (A) is in keeping with the then standards of the Building, (B) is limited to the use expressly permitted under this Lease, and (C) will not violate any negative covenant as to a particular use contained in any other lease of space in the Building notice of which has been previously delivered to Tenant (and provided that general office uses may not be so prohibited).

(ii)         The proposed assignee or subtenant is, in Landlord’s judgment, a reputable person or entity with sufficient financial worth considering the responsibility involved.

(iii)        To the extent Landlord then has available or reasonably expects within the next 4 months to have available, comparable space in the Building for a comparable term, neither the proposed assignee or sublessee, nor any affiliate of such assignee or sublessee, is then a tenant or occupant of any part of the Building.

(iv)        To the extent Landlord then has available or reasonably expects within the next 4 months to have available, comparable space in the Building for a comparable term, the proposed assignee or sublessee is not a person with whom Landlord is then negotiating or has within the prior 6 months negotiated to lease space in the Building.

(v)         There shall not be more than 4 occupants (including Tenant) on the 37th Floor Premises, or more than 2 subtenants on the 40th Floor Premises.

(vi)        Tenant shall reimburse Landlord within 30 days after demand for any reasonable costs incurred by Landlord in connection with said assignment or sublease, including, without limitation, the costs of making investigations as to the acceptability of the proposed assignee or subtenant, and legal costs incurred in connection with the granting of any requested consent.

Notwithstanding anything to the contrary contained herein, clauses (iii) and (iv) of this Section 5.03(a) shall not apply from and after the date that Tenant completes Tenant’s Initial Work (as defined in the 55 HY Lease) under the 55 HY Lease, and legally occupies the Premises (as defined in the 55 HY Lease) for the conduct of Tenant’s business so long as Tenant is an Intercept Tenant.

(b)          Landlord shall, within 30 days following receipt of a Transfer Notice from Tenant, advise Tenant of Landlord’s approval or disapproval of such proposed assignment or sublease. If Landlord shall fail to approve or disapprove such proposed assignment or sublease within such 30 day period, Tenant may give to Landlord a notice of such failure which shall contain a legend in not less than 14 point font bold upper case letters as follows: “FAILURE TO APPROVE OR DISAPPROVE THE PROPOSED [ASSIGNMENT/SUBLEASE] WITHIN 5 BUSINESS DAYS SHALL RESULT IN LANDLORD’S DEEMED APPROVAL OF SUCH [ASSIGNMENT/SUBLEASE]”, and, if Landlord shall fail to approve or disapprove such proposed assignment or sublease within such 5 Business Day period, Landlord shall be deemed to have consented to the assignment or sublease in question. If Landlord consents to a proposed assignment or sublease and Tenant fails to execute and deliver the assignment or sublease to which Landlord consented within 90 days after the giving of such consent, then Tenant shall again comply with this Article 5 before assigning this Lease or subletting all or part of the Premises.

5.04         General Provisions. (a)  If this Lease is assigned, whether or not in violation of this Lease, Landlord may collect rent from the assignee. If the Premises or any part thereof are sublet or occupied by anybody other than Tenant, whether or not in violation of this Lease, Landlord may, after default by Tenant, and expiration of Tenant’s time to cure such default, collect rent from the subtenant or occupant. In either event, Landlord may apply the net amount collected against Rent, but no such assignment, subletting, occupancy or collection shall be deemed a waiver of any of the provisions of Section 5.01(a), or the acceptance of the assignee, subtenant or occupant as tenant, or a release of Tenant from the performance of Tenant’s obligations under this Lease.

(b)          No assignment or transfer shall be effective until the assignee delivers to Landlord an agreement in form and substance satisfactory to Landlord whereby the assignee assumes Tenant’s obligations under this Lease effective as of the date of such assignment. Prior to the effective date of such assignment, the assignee shall deliver to Landlord evidence that the assignee, as Tenant hereunder, has complied with the requirements of Sections 7.02 and 7.03.

(c)          Notwithstanding any assignment or transfer, whether or not in violation of this Lease, and notwithstanding the acceptance of any Rent by Landlord from an assignee, transferee, or any other party, the original named Tenant and each successor Tenant shall remain fully liable for the payment of the Rent and the performance of all of Tenant’s other obligations under this Lease. The joint and several liability of Tenant and any immediate or remote successor in interest of Tenant shall not be discharged, released or impaired in any respect by any agreement made by Landlord extending the time to perform, or otherwise modifying, any of the obligations of Tenant under this Lease, or by any waiver or failure of Landlord to enforce any of the obligations of Tenant under this Lease; provided, that in the case of any modification of this Lease made after the date of an assignment or transfer (other than pursuant to Section 5.01(b) or Section 5.01(c)), if such modification increases or enlarges the obligations of Tenant, other than to a de minimis extent, then any prior Tenant under this Lease shall not be liable under or bound by such increase or enlargement to which it has not consented (but shall continue to be liable under this Lease as though such modification were never made).

(d)          Each subletting by Tenant shall be subject to the following:

(i)          No subletting shall be for a term (including any renewal or extension options contained in the sublease) ending later than one day prior to the applicable Expiration Date.

(ii)         No sublease shall be valid, and no subtenant shall take possession of the Premises or any part thereof, until there has been delivered to Landlord, both (A) an executed counterpart of such sublease, and (B) a certificate of insurance evidencing that (x) Landlord is an additional insured under the insurance policies required to be maintained by occupants of the Premises pursuant to Section 7.02, and (y) there is in full force and effect, the insurance otherwise required by Sections 7.02 and 7.03.

(iii)        Subject to Section 5.06, each sublease shall provide that it is subject and subordinate to this Lease, and that in the event of termination, reentry or dispossess by Landlord under this Lease, Landlord may, at its option, take over all of the right, title and interest of Tenant, as sublessor, under such sublease, and such subtenant shall, at Landlord’s option, attorn to Landlord pursuant to the then executory provisions of such sublease, except that Landlord shall not be liable for, subject to or bound by any item or matter of the type that a Successor Landlord is not so liable for, subject to or bound by in the case of an attornment by Tenant to a Successor Landlord under Section 6.01(a).

(e)          Each sublease shall provide that the subtenant may not assign its rights thereunder or further sublet the space demised under the sublease, in whole or in part, without Landlord’s consent and without complying with all of the terms and conditions of this Article 5, including, without limitation, Section 5.04, which for purposes of this Section 5.04(e) shall be deemed to be appropriately modified to take into account that the transaction in question is an assignment of the sublease or a further subletting of the space demised under the sublease, as the case may be. Notwithstanding the foregoing, any direct subtenant of Tenant (but not an indirect subtenant of Tenant (i.e., a subtenant of a subtenant)) subleasing at least 50% of the rentable square footage of the 37th Floor Premises shall be permitted to further sublease the portion of the Premises sublet by such subtenant, in whole or in part, or to assign its sublease, under the same terms and conditions as Tenant would be subject to under this Lease, except that the rights granted to Tenant under Section 5.06 shall not be available to any subtenant.

(f)          Tenant shall not publicly advertise the availability of the Premises or any portion thereof as sublet space or by way of an assignment of this Lease, without first obtaining Landlord’s consent (but Tenant may list with reputable brokers or include in trade or industry computerized listing services the Premises without Landlord’s approval), which consent shall not be unreasonably withheld or delayed provided that Tenant shall in no event advertise a proposed rental rate for all or any portion of the Premises or any description of such a rental rate.

5.05         Assignment and Sublease Profits. (a)  If the aggregate of the amounts payable as fixed rent and as additional rent on account of PILOT, Additional Tax Payments, Impositions, Taxes, Operating Expenses and electricity by a subtenant under a sublease of any part of the Premises (excluding a sublease made pursuant to Sections 5.01(c)) and the amount of any Other Sublease Consideration payable to Tenant by such subtenant, whether received in a lump-sum payment or otherwise, shall be in excess of Tenant’s Basic Cost therefor at that time then, promptly after the collection thereof, Tenant shall pay to Landlord in monthly installments as and when collected, as Additional Charges, 50% of such excess. Tenant shall deliver to Landlord within 60 days after the end of each calendar year and within 60 days after the expiration or earlier termination of this Lease a statement specifying each sublease in effect during such calendar year or partial calendar year, the rentable area demised thereby, the term thereof and a computation in reasonable detail showing the calculation of the amounts paid and payable by the subtenant to Tenant, and by Tenant to Landlord, with respect to such sublease for the period covered by such statement. “Tenant’s Basic Cost” for sublet space at any time means the sum of (i) the portion of the Fixed Rent and Recurring Additional Charges which is attributable to the sublet space, plus (ii) the amount payable by Tenant on account of electricity in respect of the sublet space, plus (iii) the amount of any costs reasonably incurred by Tenant in making changes in the layout and finish of the sublet space for the subtenant and any work allowance granted by Tenant to the subtenant, plus (iv) the amount of any actual reasonable brokerage commissions (it being agreed that 150% of one full standard commission on a sublease transaction involving co-brokers is a reasonable commission) and reasonable legal fees or any other marketing costs associated with subleasing the space paid by Tenant in connection with the sublease. “Other Sublease Considerations” means all sums paid for the furnishing of services by Tenant and the sale or rental of Tenant’s fixtures, leasehold improvements, equipment, furniture or other personal property (excluding any of the same which were part of Tenant’s Initial Work) less, in the case of the sale thereof, the then net unamortized or undepreciated cost thereof, amortized or depreciated in accordance with GAAP.

(b)          Upon any assignment of this Lease (other than an assignment made pursuant to Sections 5.01(b) or (c)), Tenant shall pay to Landlord 50% of the Assignment Consideration received by Tenant for such assignment, after deducting therefrom customary and reasonable closing expenses. “Assignment Consideration” means an amount equal to all sums and other considerations paid to Tenant by the assignee for or by reason of such assignment (including, without limitation, sums paid for the furnishing of services by Tenant and the sale or rental of Tenant’s fixtures, leasehold improvements, equipment, furniture, furnishings or other personal property (excluding any of the same which were part of Tenant’s Initial Work), less, in the case of a sale thereof, the then net unamortized or undepreciated cost thereof, amortized or depreciated in accordance with GAAP).

(c)          At Landlord’s option, exercisable by written notice to Tenant at any time, the provisions of Section 5.05(a) and Section 5.05(b) shall be automatically null and void.

5.06         Eligible Subtenant; Non-Disturbance. (a)  Landlord shall, within 30 days after Tenant’s written request (which request shall be accompanied by a fully executed counterpart of the Eligible Sublease and such other information and certifications as Landlord may reasonably request in order to determine that the conditions of this Section 5.06 have been satisfied), deliver to Tenant and the subtenant under the Eligible Sublease (the “Eligible Subtenant”) a non-disturbance agreement substantially in the form attached hereto as Exhibit S (a “Landlord’s Non-Disturbance Agreement”). Following the subtenant’s execution and delivery of the Landlord’s Non-Disturbance Agreement, Landlord shall promptly execute and deliver a counterpart to the subtenant. Landlord’s actual reasonable out-of-pocket costs and expenses in connection with the foregoing (including, without limitation, reasonable attorney’s fees) shall be paid by Tenant within 30 days after receipt of an invoice therefor.

(b)          As used herein, “Eligible Sublease” shall mean a direct sublease which (A) is between Tenant and a subtenant which is not an affiliate of Tenant, and, as of the execution of the Eligible Sublease, has a net worth, computed in accordance with GAAP, equal to or greater than 30 times the sum of the annual Fixed Rent then payable hereunder and all of the Additional Charges payable for the preceding calendar year, in each case, allocable to the portion of the Premises that is the subject of the Eligible Sublease (without giving effect to any free rent or rent abatement), (B) demises the entire 37th Floor Premises and (D) has an initial sublease term (i.e., not including any renewals) that expires on the day immediately preceding the 37th Floor Expiration Date.

Notwithstanding anything to the contrary herein contained, it is understood and agreed that Landlord shall have no obligation to deliver a Landlord’s Non-Disturbance Agreement during the continuance of any default which continues beyond applicable notice and cure periods.

5.07         Disputes. Any dispute between Landlord and Tenant arising under this Article 5 shall be resolved by arbitration conducted in accordance with the provisions of Section 8.09.

ARTICLE 6

Subordination; Default; Indemnity

6.01         Subordination. (a)  Subject to the provisions of Section 6.01(c), this Lease is subject and subordinate to each mortgage (a “Superior Mortgage”) and each underlying lease (a “Superior Lease”) which may now or hereafter affect all or any portion of the Project or any interest therein and to each document or instrument to which any such Superior Mortgage or Superior Lease is subordinate. The lessor under a Superior Lease is called a “Superior Lessor” and the mortgagee under a Superior Mortgage is called a “Superior Mortgagee”. Tenant shall execute, acknowledge and deliver any commercially reasonable instrument reasonably requested by Landlord, a Superior Lessor or Superior Mortgagee to evidence such subordination, but no such instrument shall be necessary to make such subordination effective (provided, that such instrument shall not violate the conditions described in clauses (i) through (iv) of the immediately succeeding sentence). Tenant shall execute any amendment of this Lease requested by a Superior Mortgagee or a Superior Lessor, provided such amendment shall not (i) reduce or extend the Term, (ii) increase the Rent, (iii) reduce the area of the Premises, or (iv) other than to a de minimis extent, increase Tenant’s obligations or decrease Tenant’s rights under this Lease. In the event of the enforcement by a Superior Mortgagee of the remedies provided for by law or by such Superior Mortgage, or in the event of the termination or expiration of a Superior Lease, Tenant, upon request of such Superior Mortgagee, Superior Lessor or any person succeeding to the interest of such mortgagee or lessor (each, a “Successor Landlord”), shall automatically become the tenant of such Successor Landlord without change in the terms or provisions of this Lease (it being understood that Tenant shall, if requested, enter into a new lease on terms identical to those in this Lease); provided, that any Successor Landlord shall not be (i) liable for any act, omission or default of any prior landlord (including, without limitation, Landlord), except to the extent that any such non-monetary default of an obligation of Landlord under this Lease continues after the date that Successor Landlord succeeds to Landlord’s interest in the Project and Successor Landlord has been given written notice and a reasonable opportunity to cure same; (ii) liable for the return of any moneys paid to or on deposit with any prior landlord (including, without limitation, Landlord), except to the extent such moneys or deposits are delivered to such Successor Landlord; (iii) subject to any offset, claims or defense that Tenant might have against any prior landlord (including, without limitation, Landlord); (iv) bound by any Rent which Tenant might have paid for more than the current month to any prior landlord (including, without limitation, Landlord); (v) bound by any covenant to perform or complete any construction in connection with the Project or the Premises or to pay any sums to Tenant in connection therewith; (vi) bound by any obligation to make any payment to Tenant; or (vii) bound by any waiver or forbearance under, or any amendment, modification, abridgment, cancellation or surrender of, this Lease made without the consent of such Successor Landlord. Upon request by such Successor Landlord, Tenant shall execute and deliver an instrument or instruments, reasonably requested by such Successor Landlord (at no out-of-pocket cost to Tenant other than any legal fees Tenant may incur in connection therewith), confirming the attornment provided for herein, but no such instrument shall be necessary to make such attornment effective.

(b)          Tenant shall give each Superior Mortgagee and each Superior Lessor a copy of any notice of default served upon Landlord, provided that Tenant has been notified of the address of such mortgagee or lessor. If Landlord fails to cure any default as to which Tenant is obligated to give notice pursuant to the preceding sentence within the time provided for in this Lease, then each such mortgagee or lessor shall have an additional 30 days after receipt of such notice within which to cure such default or, if such default cannot be cured within that time, then such additional time as may be necessary if, within such 30 days, any such mortgagee or lessor has commenced and is diligently pursuing the remedies necessary to cure such default (including, without limitation, commencement of foreclosure proceedings or eviction proceedings, if necessary to effect such cure), in which event this Lease shall not be terminated and Tenant shall not exercise any other rights or remedies under this Lease or otherwise while such remedies are being so diligently pursued. Nothing herein shall be deemed to imply that Tenant has any right to terminate this Lease or any other right or remedy, except as may be otherwise expressly provided for in this Lease.

(c)          Landlord represents to Tenant that, as of the date of this Lease, there are no Superior Mortgages or Superior Leases affecting the Project except for Superior Mortgages and Superior Leases in connection with a financing arrangement with the IDA and Superior Mortgages in connection with a financing with Deutsche Bank AG, New York Branch and Goldman Sachs Mortgage Company.

6.02        Estoppel Certificate. Each party shall, at any time and from time to time, within 10 Business Days after request by the other party, execute and deliver to the requesting party (or to such person or entity as the requesting party may designate) a statement certifying that this Lease is unmodified and in full force and effect (or if there have been modifications, that the same is in full force and effect as modified and stating the modifications), certifying the Rent Commencement Date, Expiration Date, the rentable square footage of each floor and each partial floor of the Premises as determined in accordance with Article 1 of this Lease, and the dates to which the Fixed Rent and Additional Charges have been paid and stating whether or not, to the actual knowledge of the party signing such statement, the other party is in default in performance of any of its obligations under this Lease, and, if so, specifying each such default of which such party has knowledge, it being intended that any such statement shall be deemed a representation and warranty to be relied upon by the party to whom such statement is addressed. Each party also shall include or confirm in any such statement such other information concerning this Lease as the other party may reasonably request.

6.03        Default. This Lease and the term and estate hereby granted are subject to the limitation that:

(a)          if Tenant defaults in the payment of any Rent, and such default continues for (i) with respect to Fixed Rent and/or Additional Tax Payments, Impositions Payments, Operating Payments and either PILOT Payments or Tax Payments, as applicable, 5 Business Days after Landlord gives to Tenant a notice specifying such default or (ii) with respect to Additional Charges other than those described in clause (i) above, 10 Business Days after Landlord gives to Tenant a notice specifying such default, or

(b)          if Tenant defaults in the keeping, observance or performance of any covenant or agreement contained in this Lease (other than a default of the character referred to in Sections 6.03(a), (c), (d), or (e)), and if such default continues and is not cured within 30 days after Landlord gives to Tenant a notice specifying the same, or, in the case of a default which for causes beyond Tenant’s reasonable control cannot with due diligence be cured within such period of 30 days, if Tenant shall not during such period, (i) advise Landlord of Tenant’s intention duly to institute all steps necessary to cure such default and (ii) institute and thereafter diligently prosecute to completion all steps necessary to cure the same, or

(c)          if this Lease or the estate hereby granted would, by operation of law or otherwise, devolve upon or pass to any person or entity other than Tenant, except as expressly permitted by Article 5, or

(d)          if Tenant shall abandon the Premises (and the fact that any of Tenant’s Property remains in the Premises shall not be evidence that Tenant has not abandoned the Premises), or

(e)          if a default shall occur and have been cured, and if a similar default shall occur and have been cured, then if a third similar default shall occur within 365 days after the occurrence of the first such default, whether or not such third default is cured within the applicable grace period, or

(f)          if Tenant fails to deliver to Landlord the Letter of Credit within 30 days of the date of this Lease in accordance with Section 2.11(a),

then, in any of such cases, in addition to any other remedies available to Landlord at law or in equity, Landlord shall be entitled to give to Tenant a notice of intention to terminate this Lease at the expiration of 5 Business Days from the date of the giving of such notice, and, in the event such notice is given, this Lease and the term and estate hereby granted shall terminate upon the expiration of such 5 Business Days with the same effect as if the last of such 5 Business Days were the Expiration Date, but Tenant shall remain liable for damages as provided herein or pursuant to law. Landlord agrees that any notice of default required to be delivered under clauses (a) and (b) above shall (i) specify the applicable default and (ii) if monetary in nature, specify the amount required to be paid to cure such default.

6.04        Re-entry by Landlord. If Tenant defaults in the payment of any Rent and such default continues for 5 Business Days following notice from Landlord specifying such default, or if this Lease shall terminate as in Section 6.03 provided, Landlord or Landlord’s agents may immediately or at any time thereafter re-enter into or upon the Premises, or any part thereof, either by summary dispossess proceedings or by any suitable action or proceeding at law, without being liable to indictment, prosecution or damages therefor, and may repossess the same, and may remove any persons therefrom, to the end that Landlord may have, hold and enjoy the Premises. The words “re-enter” and “re-entering” as used in this Lease are not restricted to their technical legal meanings. Upon such termination or re-entry, Tenant shall pay to Landlord any Rent then due and owing (in addition to any damages payable under Section 6.05).

6.05        Damages. If this Lease is terminated under Section 6.03, or if Landlord re-enters the Premises under Section 6.04, Tenant shall pay to Landlord as damages, at the election of Landlord, either:

(a)          a sum which, at the time of such termination, represents the then value of the excess, if any, of (1) the aggregate of the Rent which, had this Lease not terminated, would have been payable hereunder by Tenant for the period commencing on the day following the date of such termination or re-entry to and including the Expiration Date over (2) the aggregate fair rental value of the Premises for the same period (for the purposes of this clause (a) the amount of Recurring Additional Charges shall, for each calendar year ending after such termination or re-entry, be deemed to be an amount equal to the amount of Recurring Additional Charges payable by Tenant for the calendar year immediately preceding the calendar year in which such termination or re-entry shall occur), or

(b)          sums equal to the Rent that would have been payable by Tenant through and including the Expiration Date had this Lease not terminated or had Landlord not re-entered the Premises, payable upon the due dates therefor specified in this Lease; provided, that if Landlord shall relet all or any part of the Premises for all or any part of the period commencing on the day following the date of such termination or re-entry to and including the Expiration Date, Landlord shall credit Tenant with the net rents received by Landlord from such reletting, such net rents to be determined by first deducting from the gross rents as and when received by Landlord from such reletting the expenses incurred or paid by Landlord in terminating this Lease and of re-entering the Premises and of securing possession thereof, as well as the expenses of reletting, including, without limitation, altering and preparing the Premises for new tenants, brokers’ commissions, and all other expenses properly chargeable against the Premises and the rental therefrom in connection with such reletting, it being understood that any such reletting may be for a period equal to or shorter or longer than said period; provided, further, that (i) in no event shall Tenant be entitled to receive any excess of such net rents over the sums payable by Tenant to Landlord under this Lease, (ii) in no event shall Tenant be entitled, in any suit for the collection of damages pursuant to this Section 6.05(b), to a credit in respect of any net rents from a reletting except to the extent that such net rents are actually received by Landlord on account of any period that is the subject of such suit, (iii) if the Premises or any part thereof should be relet in combination with other space, then proper apportionment on a square foot rentable area basis shall be made of the rent received from such reletting and of the expenses of reletting, and (iv) Landlord shall have no obligation to so relet the Premises and Tenant hereby waives any right Tenant may have, at law or in equity, to require Landlord to so relet the Premises.

Suit or suits for the recovery of any damages payable hereunder by Tenant, or any installments thereof, may be brought by Landlord from time to time at its election, and nothing contained herein shall require Landlord to postpone suit until the date when the Term would have expired but for such termination or re-entry.

6.06        Other Remedies. (a)  Nothing contained in this Lease shall be construed as limiting or precluding the recovery by Landlord against Tenant of any sums or damages to which, in addition to the damages particularly provided above, Landlord may lawfully be entitled by reason of any default hereunder on the part of Tenant. Anything in this Lease to the contrary notwithstanding, during the continuation of any default by Tenant, Tenant shall not be entitled to exercise any rights or options, or to receive any funds or proceeds being held, under or pursuant to this Lease.

(b)          Anything contained in this Lease to the contrary notwithstanding, in no event shall Tenant or Landlord be entitled to claim or recover any consequential, exemplary or punitive damages from the other in any action arising under this Lease (except as set forth in Section 6.10).

6.07        Right to Injunction. In the event of any breach or threatened breach by Tenant or Landlord of any of its obligations under this Lease, the other party shall also have the right of injunction or, subject to the terms of this Lease, to invoke any other right or remedy available at law or in equity. The specified remedies to which Landlord may resort hereunder are cumulative and are not intended to be exclusive of any other remedies or means of redress to which Landlord may lawfully be entitled, and Landlord may invoke any remedy allowed at law or in equity as if specific remedies were not herein provided for.

6.08        Certain Waivers. Tenant waives and surrenders all right and privilege that Tenant might have under or by reason of any present or future law to redeem the Premises or to have a continuance of this Lease after Tenant is dispossessed or ejected therefrom by process of law or under the terms of this Lease or after any termination of this Lease. Tenant also waives the provisions of any law relating to notice and/or delay in levy of execution in case of any eviction or dispossession for nonpayment of rent, and the provisions of any successor or other law of like import. Landlord and Tenant each waive trial by jury in any action in connection with this Lease.

6.09         No Waiver. Failure by either party to declare any default immediately upon its occurrence or delay in taking any action in connection with such default shall not waive such default but such party shall have the right to declare any such default at any time thereafter. Any amounts paid by Tenant to Landlord may be applied by Landlord, in Landlord’s discretion, to any items then owing by Tenant to Landlord under this Lease. Receipt by Landlord of a partial payment shall not be deemed to be an accord and satisfaction (notwithstanding any endorsement or statement on any check or any letter accompanying any check or payment) nor shall such receipt constitute a waiver by Landlord of Tenant’s obligation to make full payment. No act or thing done by Landlord or its agents shall be deemed an acceptance of a surrender of the Premises, and no agreement to accept such surrender shall be valid unless in writing and signed by Landlord and by each Superior Lessor and Superior Mortgagee whose lease or mortgage provides that any such surrender may not be accepted without its consent.

6.10         Holding Over. (i) If Tenant holds over in the 40th Floor Premises without the consent of Landlord after the 40th Floor Expiration Date or earlier termination of this Lease, Tenant shall (a) pay as holdover rental for each month of the holdover tenancy an amount equal to the Applicable Percentage multiplied by the greater of (i) the fair market rental value of the 40th Floor Premises for such month (as reasonably determined by Landlord) or (ii) the Rent which Tenant was obligated to pay for the 40th Floor Premises for the month immediately preceding the end of the Term; and (b) if such holding over shall continue for more than ninety (90) days following the 40th Floor Expiration Date, be liable to Landlord for and indemnify Landlord against (i) any payment or rent concession which Landlord may be required to make to any tenant obtained by Landlord for all or any part of the Premises (a “New Tenant”) by reason of the late delivery of space to the New Tenant as a result of Tenant’s holding over or in order to induce such New Tenant not to terminate its lease by reason of the holding over by Tenant, (ii) the loss of the benefit of the bargain if any New Tenant shall terminate its lease by reason of the holding over by Tenant and (iii) any claim for damages by any New Tenant. No holding over by Tenant after the Term shall operate to extend the Term, and the acceptance of any rent paid by Tenant pursuant to this Section 6.10 shall not preclude Landlord from commencing and prosecuting a holdover or summary eviction proceeding. The provisions of this Section 6.10 shall be deemed to be an “agreement expressly providing otherwise” within the meaning of Section 232-c of the Real Property Law of the State of New York. Tenant expressly waives, for itself and for any person or entity claiming through or under Tenant, any rights which Tenant or any such person or entity may have under the provisions of Section 2201 of the New York Civil Practice Law and Rules and of any successor law of like import then in force, in connection with any holdover summary proceedings which Landlord may institute to enforce the provisions of this Lease. “Applicable Percentage” means (x) for any period of such holdover commencing after the expiration or termination of this Lease through the 60th such day, 125%, (y) for the next 60 days of such holdover, 150%, and (z) thereafter, 200%.

(ii)         If Tenant holds over in the 37th Floor Premises without the consent of Landlord after the 37th Floor Expiration Date or earlier termination of this Lease, Tenant shall (a) pay as holdover rental for each month of the holdover tenancy an amount equal to the Applicable Percentage multiplied by the greater of (i) the fair market rental value of the 37th Floor Premises for such month (as reasonably determined by Landlord) or (ii) the Rent which Tenant was obligated to pay for the 37th Floor Premises for the month immediately preceding the end of the Term; and (b) if such holding over shall continue for more than ninety (90) days following the 37th Floor Expiration Date, be liable to Landlord for and indemnify Landlord against (i) any payment or rent concession which Landlord may be required to make to any New Tenant by reason of the late delivery of space to the New Tenant as a result of Tenant’s holding over or in order to induce such New Tenant not to terminate its lease by reason of the holding over by Tenant, (ii) the loss of the benefit of the bargain if any New Tenant shall terminate its lease by reason of the holding over by Tenant and (iii) any claim for damages by any New Tenant. No holding over by Tenant after the Term shall operate to extend the Term, and the acceptance of any rent paid by Tenant pursuant to this Section 6.10 shall not preclude Landlord from commencing and prosecuting a holdover or summary eviction proceeding. The provisions of this Section 6.10 shall be deemed to be an “agreement expressly providing otherwise” within the meaning of Section 232-c of the Real Property Law of the State of New York. Tenant expressly waives, for itself and for any person or entity claiming through or under Tenant, any rights which Tenant or any such person or entity may have under the provisions of Section 2201 of the New York Civil Practice Law and Rules and of any successor law of like import then in force, in connection with any holdover summary proceedings which Landlord may institute to enforce the provisions of this Lease. “Applicable Percentage” means (x) for any period of such holdover commencing after the expiration or termination of this Lease through the 60th such day, 125%, (y) for the next 60 days of such holdover, 150%, and (z) thereafter, 200%.

6.11         Attorneys’ Fees. If any action or proceeding is brought by Landlord or Tenant to enforce its rights under this Lease, the prevailing party in such action shall be entitled to collect its reasonable attorneys’ fees and costs of suit from the other party.

6.12         Nonliability and Indemnification. (a)  Neither Landlord, any Superior Lessor or any Superior Mortgagee, nor any partner, director, officer, shareholder, principal, board member, agent or employee of Landlord, any Superior Lessor or any Superior Mortgagee (whether disclosed or undisclosed), shall be liable to Tenant for (i) any loss, injury or damage to Tenant or to any other person, or to its or their property, irrespective of the cause of such injury, damage or loss, nor shall the aforesaid parties be liable for any loss of or damage to property of Tenant or of others entrusted to employees of Landlord; provided, that, except to the extent of the release of liability and waiver of subrogation provided in Section 7.03 hereof, the foregoing shall not be deemed to relieve Landlord of any liability to the extent resulting from the negligence or willful misconduct of Landlord, its agents or employees in the operation or maintenance of the Premises or the Building, (ii) any loss, injury or damage described in clause (i) above caused by other tenants, occupants or persons in, upon or about the Building, or caused by operations in construction of any private, public or quasi-public work, or (iii) even if due to negligence or willful misconduct, consequential damages arising out of any loss of use of the Premises or any equipment, facilities or other Tenant’s Property therein or otherwise.

(b)          Subject to the provisions of Section 7.03, Tenant shall indemnify and hold harmless Landlord, all Superior Lessors and all Superior Mortgagees and each of their respective partners, members, directors, officers, shareholders, principals, board members, agents and employees (each, a “Landlord Indemnified Party”), from and against any and all claims arising from or in connection with (i) the conduct or management of the Premises or of any business therein, or any work or thing done, or any condition created, in or about the Premises, (ii) any act, omission or negligence of Tenant or any person claiming through or under Tenant or any of their respective partners, directors, officers, agents, employees or contractors, (iii) any accident, injury or damage occurring in, at or upon the Premises (or outside the Premises if arising from or in connection with Tenant’s installations in, or use of, areas outside the Premises), (iv) any default by Tenant in the performance of any of Tenant’s obligations under this Lease, (v) the performance of Tenant’s Initial Work and (vi) any brokerage commission or similar compensation claimed to be due by reason of any proposed subletting or assignment by Tenant (irrespective of the exercise by Landlord of any of the options in Section 5.02(b)); in each case, together with all costs, expenses and liabilities incurred in connection with each such claim or action or proceeding brought thereon, including, without limitation, all reasonable attorneys’ fees and disbursements; provided, that the foregoing indemnity shall not apply to the extent such claim results from the negligence (other than negligence to which the release of liability and waiver of subrogation provided in Section 7.03 applies) or willful misconduct of any Landlord Indemnified Party. If any action or proceeding is brought against any Landlord Indemnified Party by reason of any such claim, Tenant, upon notice from such Landlord Indemnified Party shall resist and defend such action or proceeding by counsel reasonably satisfactory to such Landlord Indemnified Party, and counsel selected by Tenant’s insurance company to resist and defend such action or proceeding is, absent a conflict, hereby deemed to be satisfactory to such Landlord Indemnified Party.

(c)          Subject to the provisions of Section 7.03, Landlord shall indemnify and hold harmless Tenant and Tenant’s partners, members, directors, officers, shareholders, principals, agents and employees (each, a “Tenant Indemnified Party”), from and against any and all claims arising from or in connection with (i) any negligence or willful misconduct of Landlord or its agents, servants or employees in connection with the operation or management of the common areas of the Building and (ii) any default by Landlord in the performance of any of Landlord’s obligations under this Lease, in each case together with all costs, expenses and liabilities incurred in connection with each such claim or action or proceeding brought thereon, including, without limitation, all reasonable attorneys’ fees and disbursements; provided, that the foregoing indemnity shall not apply to the extent such claim results from the negligence (other than negligence to which the release of liability and waiver of subrogation provided in Section 7.03 applies) or willful misconduct of any Tenant Indemnified Party. If any action or proceeding is brought against any Tenant Indemnified Party by reason of any such claim, Landlord, upon notice from such Tenant Indemnified Party, shall resist and defend such action or proceeding by counsel reasonably satisfactory to such Tenant Indemnified Party, and counsel selected by Landlord’s insurance company to resist and defend such action or proceeding is, absent a conflict, hereby deemed to be satisfactory to such Tenant Indemnified Party.

ARTICLE 7

Insurance; Casualty; Condemnation

7.01        Compliance with Insurance Standards. (a)  Tenant shall not violate, or permit the violation of, any condition imposed by any insurance policy then issued in respect of the Project and shall not do, or permit anything to be done, or keep or permit anything to be kept in the Premises, which would subject Landlord, any Superior Lessor or any Superior Mortgagee to any liability or responsibility for personal injury or death or property damage, or which would increase any insurance rate in respect of the Project over the rate which would otherwise then be in effect or which would result in insurance companies of good standing refusing to insure the Project in amounts reasonably satisfactory to Landlord, or which would result in the cancellation of, or the assertion of any defense by the insurer in whole or in part to claims under, any policy of insurance in respect of the Project, provided, however, that in no event shall the mere use of the Premises for customary and ordinary office purposes, as opposed to the manner of such use, constitute a breach by Tenant of the provisions of this Section 7.01.

(b)          If, by reason of any failure of Tenant to comply with this Lease, the premium(s) on Landlord’s insurance on the Project shall be higher than they otherwise would be, Tenant shall reimburse Landlord, within 30 days after demand, for that part of such premium(s) attributable to such failure on the part of Tenant. A schedule or “make up” of rates for the Project or the Premises, as the case may be, issued by any insurance boards making rates for insurance for the Project or the Premises, as the case may be, shall be conclusive evidence of the facts therein stated and of the several items and charges in the insurance rate then applicable to the Project or the Premises, as the case may be.

7.02        Tenant’s Insurance. Tenant shall maintain at all times during the Term insurance coverage meeting the requirements set forth in Sections (A) and (C) of Exhibit J attached hereto. The limits of such insurance shall not limit the liability of Tenant. Tenant’s insurance shall be primary insurance and shall not be considered contributory insurance with any insurance policies of Landlord. Landlord’s insurance shall apply in excess of all insurance coverage required of Tenant in accordance with this Section 7.02 and Exhibit J, whether such insurance is primary, contingent or on any other basis, and regardless of whether such Tenant’s insurance coverage is valid or collectible. Tenant shall deliver to Landlord and all Additional Insureds (as defined in Exhibit J), prior to Tenant having access to the Building (pursuant to the provisions of Section 4.01(b) or otherwise), fully paid-for policies or certificates of insurance for all such required insurance, in form reasonably satisfactory to Landlord, issued by the insurance company or its authorized agent. An Accord Form Certificate of Insurance (Accord 25 for Liability and Accord 27 for Property) or its equivalent shall be deemed reasonably satisfactory to Landlord. Tenant shall procure and pay for renewals of such insurance from time to time before the expiration thereof, and Tenant shall endeavor to deliver to Landlord and any Additional Insureds such renewal policy or a certificate thereof at least 30 days before the expiration of any existing policy. All such policies shall be issued by companies of recognized responsibility licensed to do business in New York State (except the Products and Completed Operations Liability policy, which shall not be required to be issued by a company authorized to do business in New York State) and rated by Best’s Insurance Reports or any successor publication of comparable standing as A/VIII or better or the then equivalent of such rating, and all such policies shall contain a provision whereby the same cannot be canceled, allowed to lapse or modified unless Landlord and any Additional Insureds are given at least 30 days prior written notice of such cancellation, lapse or modification. Tenant shall cooperate with Landlord in connection with the collection of any insurance moneys that may be due in the event of loss and Tenant shall execute and deliver to Landlord such proofs of loss and other instruments which may be required to recover any such insurance moneys. Landlord may from time to time require that the amount of the insurance to be maintained by Tenant under this Section 7.02 be increased and/or that Tenant provide additional insurance coverage, so that the insurance maintained by Tenant adequately protects Landlord’s interest; provided, that any such increased amounts or additional coverage shall not be materially in excess of the amounts and coverage landlords of similar First Class Office Buildings require their tenants to maintain. In the event Tenant fails to maintain the limits or coverages as required herein, Landlord may obtain such insurance as an agent of the Tenant without prior notice. Any premiums paid by Landlord in connection with such insurance obtained by Landlord together with interest thereon at the Interest Rate from the date paid by Landlord until the date reimbursed by Tenant shall be payable by Tenant to Landlord.

7.03         Subrogation Waiver. Landlord and Tenant shall each include in each of its insurance policies (insuring the Building in case of Landlord, and insuring Tenant’s Property and Fixtures in the case of Tenant, against loss, damage or destruction by fire or other casualty) a waiver of the insurer’s right of subrogation against the other party during the Term or, if such waiver should be unobtainable or unenforceable, (a) an express agreement that such policy shall not be invalidated if the insured waives the right of recovery against any party responsible for a casualty covered by the policy before the casualty or (b) any other form of permission for the release of the other party. A waiver of subrogation shall be effective as to any individual or entity even if such individual or entity (a) would otherwise have a duty of indemnification, contractual or otherwise, (b) did not pay the insurance premium directly or indirectly, and (c) whether or not such individual or entity has an insurable interest in the property damaged. Each party hereby (x) releases the other party with respect to any claim (including a claim for negligence) which it might otherwise have against the other party for loss, damage or destruction with respect to its property occurring during the Term to the extent to which it is, or is required to be, insured under a policy or policies containing a waiver of subrogation or permission to release liability and (y) waives all rights of recovery against the other party, whether under subrogation or otherwise, for any deductibles. Nothing contained in this Section 7.03 shall be deemed to relieve either party of any duty imposed elsewhere in this Lease to repair, restore or rebuild or to nullify any abatement of rents provided for elsewhere in this Lease. All waivers and releases for the benefit of Landlord pursuant to this Section 7.03 shall be deemed to apply to and for the benefit of, and, if applicable, shall be obtained with respect to, The Related Companies, L.P., Oxford Hudson Yards LLC, Mitsui Fudosan America, Inc., MFA 55 HY LLC, 55 Hudson Yards Member LLC and any of such entities’ and Landlord’s officers, agents, and employees, in addition to, and with the same effect as, the application of such provisions to Landlord.

7.04         Condemnation. (a)  If there shall be a total taking of the Building or the Premises in condemnation proceedings or by any right of eminent domain, this Lease and the term and estate hereby granted shall terminate as of the date of taking of possession by the condemning authority and all Rent shall be prorated and paid as of such termination date. If there shall be a taking of any material (in Landlord’s reasonable judgment) portion of the Building (whether or not the Premises are affected by such taking), then Landlord may terminate this Lease and the term and estate granted hereby by giving notice to Tenant within 60 days after the date of taking of possession by the condemning authority. If there shall be a taking of the Premises of such scope (but in no event less than 20% thereof) that Tenant would, in Tenant’s reasonable judgment, be unable to operate the untaken part of the Premises in a functionally equivalent manner to the manner in which Tenant operated such untaken part of the Premises prior to the taking then Tenant may terminate this Lease and the term and estate granted hereby by giving notice to Landlord within 60 days after the date of taking of possession by the condemning authority. If either Landlord or Tenant shall give a termination notice as aforesaid, then this Lease and the term and estate granted hereby shall terminate as of the date of such notice and all Rent shall be prorated and paid as of such termination date. In the event of a taking of the Premises which does not result in the termination of this Lease (i) the term and estate hereby granted with respect to the taken part of the Premises shall terminate as of the date of taking of possession by the condemning authority and all Rent shall be appropriately abated for the period from such date to the Expiration Date and (ii) Landlord shall with reasonable diligence restore the remaining portion of the Premises (exclusive of Tenant’s Property) as nearly as practicable to its condition prior to such taking.

(b)          In the event of any taking of all or a part of the Building, Landlord shall be entitled to receive the entire award in the condemnation proceeding, including, without limitation, any award made for the value of the estate vested by this Lease in Tenant or any value attributable to the unexpired portion of the Effective Period, and Tenant hereby assigns to Landlord any and all right, title and interest of Tenant now or hereafter arising in or to any such award or any part thereof, and Tenant shall be entitled to receive no part of such award; provided, that nothing shall preclude Tenant from making a separate claim in any such condemnation proceeding for the value of all improvements, alterations and additions made to the Premises by Tenant (less the amount of the Work Allowance), and for the value of Tenant’s furniture, fixtures, machinery and equipment contained in the Premises and for expenses (including moving expenses, and attorney’s fees) incurred by Tenant as a result of such proceeding, provided the same does not include any value of the estate vested by this Lease in Tenant or of the unexpired portion of the Effective Period and does not reduce the amount available to Landlord or materially delay the payment thereof.

(c)          If all or any part of the Premises shall be taken for a limited period, Tenant shall be entitled, except as hereinafter set forth, to that portion of the award for such taking which represents compensation for the use and occupancy of the Premises, for the taking of Tenant’s Property and for moving expenses, and Landlord shall be entitled to that portion which represents reimbursement for the cost of restoration of the Premises. This Lease shall remain unaffected by such taking and Tenant shall continue to be responsible for all of its obligations under this Lease and shall continue to pay in full all Rent when due. If the period of temporary use or occupancy shall extend beyond the Expiration Date, that part of the award which represents compensation for the use and occupancy of the Premises shall be apportioned between Landlord and Tenant as of the Expiration Date. Any award for temporary use and occupancy for a period beyond the date to which the Rent has been paid shall be paid to, held and applied by Landlord as a trust fund for payment of the Rent thereafter becoming due.

(d)          In the event of any taking which does not result in termination of this Lease, (i) Landlord, whether or not any award shall be sufficient therefor, shall proceed with reasonable diligence to repair the remaining parts of the Building and the Premises (other than those parts of the Premises which constitute Fixtures and Tenant’s Property) to substantially their former condition to the extent that the same may be feasible (subject to reasonable changes which Landlord deems desirable) and so as to constitute a complete and rentable Building and Premises and (ii) Tenant, whether or not any award shall be sufficient therefor, shall proceed with reasonable diligence to repair the remaining parts of the Premises which constitute Fixtures and Tenant’s Property, to substantially their former condition to the extent that the same may be feasible, subject to reasonable changes which shall be deemed Alterations.

7.05        Casualty. (a)  If the Building or the Premises shall be partially or totally damaged or destroyed by fire or other casualty (each, a “Casualty”) and if this Lease is not terminated as provided below, then (i) Landlord shall repair and restore the Building and the Premises (excluding all Fixtures and Tenant’s Property) with reasonable dispatch (but Landlord shall not be required to perform the same on an overtime or premium pay basis) after notice to Landlord of the Casualty and the collection of the insurance proceeds attributable to such Casualty and (ii) Tenant shall repair and restore in accordance with Section 4.02 all Fixtures and Tenant’s Property with reasonable dispatch after Landlord shall have substantially completed repair and restoration of the Building and the Premises (excluding all Fixtures and Tenant’s Property); provided, that Tenant shall repair and restore in accordance with Section 4.02 hereof all Tenant’s Property, Fixtures and improvements and betterments with reasonable dispatch immediately after the Casualty to the extent (x) such repair and restoration is necessary to permit Landlord to commence, perform and complete repair and restoration of the Building and the Premises or (y) in accordance with good construction practice, such work should be performed prior to, or concurrently with, repair and restoration of the Building and the Premises.

(b)          If all or part of the Premises shall be rendered Untenantable by reason of a Casualty, the Fixed Rent and Recurring Additional Charges shall be abated in the proportion that the Untenantable area of the Premises bears to the total area of the Premises, for the period from the date of the Casualty to the earlier to occur of (i) 120 days after the date on which Landlord shall have performed its obligations under Section 7.05(a)(i), (ii) the date the Untenantable area of the Premises (or any portion thereof) is made tenantable (it being understood and agreed that the term “tenantable” for purposes of this Section 7.05 shall mean that the Premises (or any portion thereof) is in a condition which permits Tenant to occupy the same for general, administrative and executive office uses) (provided, that if the Premises (or a portion thereof) would have been tenantable at an earlier date but for Tenant having failed diligently to prosecute repairs or restoration, then the Premises (or such portion thereof) shall be deemed to have been made tenantable on such earlier date and the abatement (with respect to such portion, if applicable) shall cease) or (iii) the date Tenant or any subtenant reoccupies the Untenantable area of the Premises (or a portion thereof) for the ordinary conduct of business (in which case the Fixed Rent and the Additional Charges allocable to such reoccupied portion shall be payable by Tenant from the date of such occupancy). Landlord’s determination of the date the Premises (or a portion thereof) is tenantable shall be controlling unless Tenant disputes same by notice to Landlord within 10 Business Days after such determination by Landlord, and pending resolution of such dispute, Tenant shall pay Rent in accordance with Landlord’s determination. Nothing contained in this Section 7.05 shall relieve Tenant from any liability that may exist as a result of any Casualty.

(c)          If by reason of a Casualty (i) the Building shall be so damaged or destroyed (whether or not the Premises are damaged or destroyed) that repair or restoration thereof shall require more than 365 days or the expenditure of more than 30% percent of the full insurable value of the Building (which, for purposes of this Section 7.05(c), shall mean replacement cost less the cost of footings, foundations and other structures below the street and first floors of the Building) immediately prior to the Casualty and Landlord shall give notices terminating leases or has terminated leases (including this Lease) for office space in the Building affecting not less than 75% of the then leased rentable square footage of the office space in the Building or (ii) more than 30% of the Premises shall be damaged or destroyed (as estimated in either such case by a reputable contractor, architect or engineer designated by Landlord), then in any such case Landlord may terminate this Lease by notice given to Tenant within 120 days after the Casualty.

(d)          (i) Supplementing the foregoing provisions of this Section 7.05, within 90 days after Landlord has actual knowledge of any Casualty rendering 50% or more of the Premises Untenantable, Landlord shall deliver to Tenant an estimate prepared by a reputable contractor selected by Landlord, having at least 10 years’ experience in such matters, setting forth such contractor’s estimate as to the time and cost reasonably required to repair such damage in order to make the Premises (or the Untenantable portion thereof) no longer Untenantable. If the period set forth in any such estimate exceeds 365 days from the date of such Casualty, Tenant may terminate this Lease by notice to Landlord given not later than 30 days following Tenant’s receipt of such estimate (time being of the essence). If Tenant shall timely exercise such election, this Lease and the term and estate granted hereby shall terminate on the 60th day after notice of such election is given by Tenant, and Tenant shall vacate the Premises and surrender the same to Landlord in accordance with the terms of this Lease. If the time period set forth in said estimate exceeds 365 days from the date of such Casualty and Tenant has not elected to terminate this Lease as set forth above, and for any reason whatsoever (other than Unavoidable Delay or delay caused by Tenant or Tenant’s employees, agents or contractors) Landlord shall not complete the repair and restoration that Landlord is obligated to perform hereunder within 90 days after the date set forth in the estimate as the date by which the repair and restoration should reasonably be completed, then Tenant shall have the further right to terminate this Lease by notice to Landlord given not later than 30 days following the last day of such 90-day period after the date set forth in the estimate (time being of the essence) and this Lease shall terminate on the 30th day after such notice is given by Tenant.

(ii)         Notwithstanding the foregoing, if a Casualty rendering 50% or more of the Premises Untenantable occurs within the last 18 months prior to the 37th Floor Expiration Date and Landlord’s restoration work would take more than 180 days to substantially complete (excluding restoration of any of Tenant’s Property, Fixtures or Tenant’s improvements and betterments), either party may terminate this Lease by notice given to the other within 60 days after the date of the Casualty (time of the essence), in which event this Lease shall terminate on the date specified in such notice. If either party timely gives such notice, the Term shall expire upon 30 days after such notice is given, and Tenant shall vacate the Premises and surrender the same to Landlord in accordance with the provisions of this Lease. If a party fails timely to deliver such notice as aforesaid, such party shall be deemed to have waived its right to give such termination notice and such party shall have no further right to terminate this Lease under this Section 7.05(d).

(e)          Landlord shall not carry any insurance on any Tenant’s Property or Fixtures and shall not be obligated to repair or replace Tenant’s Property or Fixtures. Tenant shall look solely to Tenant’s insurance for recovery of any damage to or loss of Tenant’s Property or Fixtures. Tenant shall notify Landlord promptly of any Casualty in the Premises.

(f)          Any dispute between Landlord and Tenant arising under this Article 7 shall be resolved by arbitration conducted in accordance with the provisions of Section 8.09.

(g)          This Section 7.05 shall be deemed an express agreement governing any damage or destruction of the Premises by fire or other casualty, and Section 227 of the New York Real Property Law providing for such a contingency in the absence of an express agreement, and any other law of like import now or hereafter in force, shall have no application.

7.06        Landlord’s Insurance. Landlord shall obtain and keep in full force and effect throughout the Term insurance against loss or damage by fire and other casualty to the Building as may be insurable under then available standard forms of “all-risk” insurance policies, with limits consistent with property insurance maintained by prudent owners of First Class Office Buildings. Landlord shall obtain and keep in full force and effect a commercial general liability insurance policy in respect of the Building and the conduct or operation of business therein, with limits consistent with liability insurance maintained by prudent owners of First Class Office Buildings.

ARTICLE 8

Miscellaneous Provisions

8.01        Notice. All notices, demands, consents, approvals, advices, waivers or other communications which may or are required to be given by either party to the other under this Lease (each, “Notice”) shall be in writing and shall be delivered by (a) personal delivery, (b) the United States mail, certified or registered, postage prepaid, return receipt requested, or (c) a nationally recognized overnight courier, in each case addressed as follows:

If to Landlord:

Legacy Yards Tenant LP

c/o The Related Companies, L.P.

60 Columbus Circle, 19th Floor

New York, New York 10023

Attention:  Jeff T. Blau, L. Jay Cross and Andrew Rosen

with a copy to each of the following:

Oxford Hudson Yards LLC

450 Park Avenue, Suite 900

New York, New York 10022

Attention:  Dean J. Shapiro

Oxford Properties Group*

Royal Bank Plaza, North Tower

200 Bay Street, Suite 900

Toronto, Ontario M5J 2J2 Canada

Attention: Chief Legal Counsel

*and, if different than the address set forth above, to the address posted from time to time as the corporate head office of Oxford Properties Group on the website www.oxfordproperties.com to the attention of the Chief Legal Officer

The Related Companies, L.P.

60 Columbus Circle, 19th Floor

New York, New York 10023

Attention:  Amy Arentowicz, Esq.

Fried, Frank, Harris, Shriver & Jacobson LLP

One New York Plaza

New York, New York 10022

Attention:  Robert J. Sorin, Esq.

If to Tenant:

prior to the date on which Tenant occupies the Premises:

Intercept Pharmaceuticals, Inc.

450 West 15th Street, Suite 505

New York, New York 10011

Attention: Bryan Yoon, Esq.

after the date on which Tenant occupies the Premises but prior to the date on which Tenant occupies its demised premises at 55 Hudson Yards, New York, New York:

Intercept Pharmaceuticals, Inc.

10 Hudson Yards

37th Floor

New York, New York 10001

Attention: Bryan Yoon, Esq.

after the date on which Tenant occupies its demised premises at 55 Hudson Yards, New York, New York:

Intercept Pharmaceuticals, Inc.

55 Hudson Yards

550 West 34th Street, 23rd Floor

New York, New York 10001

Attention: Bryan Yoon, Esq.

in each case, with a copy to:

Thompson Hine LLP

335 Madison Avenue (12th Floor)

New York, New York 10017

Attention: Mario J. Suarez, Esq.

Either party may designate a different or an additional address or addresses for notices intended for such party from time to time by at least 5 days’ notice to the other party. Notices from Landlord may be given by Landlord’s managing agent, if any, or by Landlord’s attorney. Notices from Tenant may be given by Tenant’s attorney. Each Notice shall be deemed to have been given on the date such Notice is actually received as evidenced by a written receipt therefor, and in the event of failure to deliver by reason of changed address of which no Notice was given or refusal to accept delivery, as of the date of such failure.

8.02         Rules and Regulations. Tenant shall comply with, and Tenant shall cause its licensees, employees, contractors, agents and invitees to comply with, the rules of the Building set forth in Exhibit C, as the same may be reasonably modified or supplemented by Landlord from time to time for the safety, care and cleanliness of the Premises and the Building and for preservation of good order therein (the “Rules and Regulations”). Notwithstanding anything to the contrary contained in this Lease, Tenant shall not be bound by any such modification or supplement to the Rules and Regulations that (i) imposes, except to a de minimis extent, any new or increased costs or financial obligations on Tenant (unless any such cost or financial obligation is the result of compliance with any Laws) or (ii) unreasonably affects the conduct of Tenant’s business in the Premises. Landlord shall not be obligated to enforce the Rules and Regulations against Tenant or any other tenant or occupant of the Building or any other party, and Landlord shall have no liability to Tenant by reason of the violation by any tenant or other party of the Rules and Regulations; provided, that Landlord shall not enforce the Rules and Regulations in a manner which discriminates against Tenant. If any provision of the Rules and Regulations shall conflict with any provision of this Lease, such provision of this Lease shall govern.

8.03         Severability. If any term or provision of this Lease, or the application thereof to any person or circumstances shall to any extent be invalid or unenforceable, the remainder of this Lease, or the application of such provision to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected, and each provision of this Lease shall be valid and shall be enforceable to the extent permitted by law.

8.04         Certain Definitions. (a)  “Landlord” means only the owner, at the time in question, of the Building or that portion of the Building of which the Premises are a part, or of a lease of the Building or that portion of the Building of which the Premises are a part, so that in the event of any transfer or transfers of title to the Building or of Landlord’s interest in a lease of the Building or such portion of the Building, the transferor shall be and hereby is relieved and freed of all obligations of Landlord under this Lease accruing after such transfer, and it shall be deemed, without further agreement, that such transferee has assumed all obligations of Landlord during the period it is the holder of Landlord’s interest under this Lease.

(b)          “Landlord shall have no liability to Tenant” or words of similar import mean that Tenant is not entitled to terminate this Lease, or to claim actual or constructive eviction, partial, or total, or to receive any abatement or diminution of Rent, or to be relieved in any manner of any of its other obligations under this Lease, or to be compensated for loss or injury suffered or to enforce any other right or kind of liability whatsoever against Landlord under or with respect to this Lease or with respect to Tenant’s use or occupancy of the Premises.

(c)          “Unavoidable Delay” means Landlord’s inability to fulfill or delay in fulfilling any of its obligations under this Lease to be performed by Landlord or Landlord’s inability to make or delay in making any repairs, additions, alterations, improvements or decorations or Landlord’s inability to supply or delay in supplying any equipment or fixtures, if Landlord’s inability or delay is due to or arises by reason of accident, strikes or labor troubles, or weather conditions that render the performance of any such obligation or work unsafe or impracticable, or any cause whatsoever beyond Landlord’s reasonable control, including, without limitation, governmental preemption in connection with a national emergency or other actions of a governmental or quasi-governmental authority, Laws, shortages of materials, unavailability of labor, fuel, water, electricity or materials, or delays caused by tenants or other occupants, mechanical breakdown, acts of God, enemy action, civil commotion, fire or other casualty, but “Unavoidable Delay” shall not include any inability or delay resulting from insufficient funds.

(d)          Whenever any provision of this Lease refers to a specified amount “Subject to CPI Increases”, such amount shall be adjusted as of each anniversary of January 1, 2017. Each such adjustment shall be made by multiplying the applicable amount by the greater of (a) 1.0, or (b) a fraction, the numerator of which shall be the CPI as most recently published prior to the date of such adjustment and the denominator of which shall be the CPI for January, 2016. The term “CPI” shall mean Consumer Price Index for All Urban Consumers, New York-Northern New Jersey-Long Island, NY-NJ-CT-PA, 1982-84=100, or any successor to such index, appropriately adjusted, or if no such index or successor index shall be published, such similar index, appropriately adjusted, as shall reasonably be designated by Landlord and consented to by Tenant, such consent not to be unreasonably withheld, conditioned or delayed.

8.05        Quiet Enjoyment. Tenant shall and may peaceably and quietly have, hold and enjoy the Premises, subject to the other terms of this Lease and to Superior Leases and Superior Mortgages, provided that this Lease is in effect.

8.06        Limitation of Landlord’s and Tenant’s Personal Liability. (a)  Tenant shall look solely to Landlord’s interest in the Building (including, without limitation, the rents and profits arising therefrom) for the recovery of any judgment against Landlord, and no other property or assets of Landlord or Landlord’s members, partners, shareholders, principals, officers or directors, direct or indirect, disclosed or undisclosed, shall be subject to levy, execution or other enforcement procedure for the satisfaction of Tenant’s remedies under or with respect to this Lease. In no event shall Tenant bring any action against any of Landlord’s members, managers, limited partners, shareholders, directors, officers and principals, direct and indirect, for any claims arising out of the Lease.

(b)          No property or assets of Tenant’s members, partners, shareholders, principals, officers or directors, direct or indirect, disclosed or undisclosed, shall be subject to levy, execution or other enforcement procedure for the satisfaction of Landlord’s remedies under or with respect to this Lease. In no event shall Landlord bring any action against any of Tenant’s members, managers, limited partners, shareholders, directors, officers and principals, direct and indirect, for any claims arising out of the Lease.

8.07         Counterclaims. If Landlord commences any summary proceeding or action for nonpayment of Rent or to recover possession of the Premises, Tenant shall not interpose any counterclaim of any nature or description in any such proceeding or action, unless Tenant’s failure to interpose such counterclaim in such proceeding or action would result in the waiver of Tenant’s right to bring such claim in a separate proceeding under applicable law.

8.08         Survival. All obligations and liabilities of Landlord or Tenant to the other which accrued before the expiration or other termination of this Lease and all such obligations and liabilities which by their nature or under the circumstances can only be, or by the provisions of this Lease may be, performed after such expiration or other termination, shall survive the expiration or other termination of this Lease for a period of 3 years, except as expressly provided in this Lease. Without limiting the generality of the foregoing, the rights and obligations of the parties with respect to any indemnity under this Lease, and with respect to Recurring Additional Charges and any other amounts payable under this Lease, shall survive the expiration or other termination of this Lease.

8.09         Certain Remedies; Arbitration. (a)  If Tenant requests Landlord’s consent and Landlord fails or refuses to give such consent, except where Landlord acted in bad faith and in an arbitrary and capricious manner in failing or refusing to give such consent, Tenant shall not be entitled to any damages for any withholding by Landlord of its consent, it being intended that Tenant’s sole remedy shall be an action for specific performance or injunction or arbitration in accordance with the provisions of Section 8.09(b), and that such remedy shall be available only in those cases where this Lease provides that Landlord shall not unreasonably withhold its consent.

(b)          (i) No dispute relating to this Lease or the relationship of Landlord and Tenant under this Lease shall be resolved by arbitration unless this Lease expressly provides for such dispute to be resolved by arbitration. Either party shall have the right to submit a dispute relating to (x) the reasonableness of the grant or denial of a consent or other determination by the other party when, pursuant to the provisions of this Lease, such other party’s consent was not to be unreasonably withheld or (y) any other matter for which arbitration is expressly provided as a means of dispute resolution pursuant to the terms of this Lease (except for matters for which a different arbitration procedure is expressly provided), to final and binding arbitration in New York, New York administered by JAMS in accordance with JAMS Streamlined Arbitration Rules and Procedures in effect at that time (or, if JAMS is no longer in existence, then administered by National Arbitration and Mediation (“NAM”), in accordance with NAM’s Comprehensive Dispute Resolution Rules and Procedures; and if NAM is no longer in existence, then administered by the American Arbitration Association under the Expedited Procedures of its Commercial Arbitration Rules in effect at that time; and if none of the preceding remains in existence, by the expedited arbitration procedures of any succeeding or substantially similar dispute resolution organization). A single arbitrator will be selected pursuant to such rules and procedures (the “JAMS Arbitrator”). The parties agree that: (1) the unsuccessful party in such arbitration will pay to the successful party all reasonable attorneys’ fees and disbursements incurred by the successful party in connection with such arbitration, and will pay any fees and disbursements due to JAMS (or the organization administering the arbitration) and the JAMS Arbitrator and, to the extent the “successful” party cannot be clearly identified, each party will bear its own costs and expenses and the parties will pay their equal share of any fees and disbursements due to JAMS (or the organization administering the arbitration) and the JAMS Arbitrator; (2) arbitration pursuant to this Section 8.09(b)(i) is intended to be the sole and exclusive method of arbitration to be utilized by the parties and the sole and exclusive dispute resolution method to be utilized by the parties concerning any dispute described in clauses (x) or (y) of this Section 8.09(b); (3) judgment may be had on the decision and award of the arbitrator so rendered in any court of competent jurisdiction (each party hereby consenting to the entry of such judgment in any such court); (4) the JAMS Arbitrator shall have no right to award damages (though the foregoing shall not preclude the JAMS Arbitrator from issuing a determination that results in the payment or credit from one party to the other if such payment or credit is the subject matter of such arbitration); and (5) any decision or award rendered in such arbitration, whether or not such decision or award has been entered for judgment, shall be final and binding upon Landlord and Tenant and shall constitute an “award” by the JAMS Arbitrator within the meaning of the applicable arbitration rules and Laws. The JAMS Arbitrator will be bound by the provisions of this Lease and will not have the power to add to, subtract from or otherwise modify such provisions, and will have the authority to, and may, order specific performance to remedy any breach of the terms of this Lease. The JAMS Arbitrator will consider only the specific issues submitted to him/her for resolution, and will be directed to make a determination as to the “successful” party or a specific determination that there is no prevailing party. If any party fails to appear at a duly scheduled and noticed hearing, the JAMS Arbitrator is hereby expressly authorized to enter judgment for the appearing party. The JAMS Arbitrator shall be directed by both parties to issue a determination that provides an explanation of his/her decision with reasonable specificity. Landlord and Tenant shall each have the right to appear and be represented by counsel before said JAMS Arbitrator and to submit such data and memoranda in support of their respective positions in the matter in dispute as may be reasonably necessary or appropriate under the circumstances. Neither party shall have ex parte communications with any arbitrator selected under this Section 8.09(b) following his or her selection and pending completion of the arbitration hereunder.

(ii)         Any JAMS Arbitrator acting under this Section 8.09 in connection with any matter shall (1) be experienced in the field to which the dispute relates, (2) have been actively engaged in such field for a period of at least 10 years before the date of his or her appointment as a JAMS Arbitrator hereunder, (3) be sworn fairly and impartially to perform his or her respective duties as a JAMS Arbitrator hereunder, (4) not be an employee or past employee of Landlord or Tenant or of any other person, partnership, corporation or other form of business or legal association or entity that controls, is controlled by or is under common control with Landlord or Tenant and (5) never have represented or been retained for any reason whatsoever by Landlord or Tenant or any other person, partnership, corporation or other form of business or legal association or entity that controls, is controlled by or is under common control with Landlord or Tenant.

(iii)        Landlord and Tenant agree to sign all documents and to do all other things necessary to submit any such matter to arbitration and further agree to, and hereby do, waive any and all rights they or either of them may at any time have to revoke their agreement hereunder to submit to arbitration and to abide by the decision rendered thereunder. For such period, if any, as this agreement to arbitrate is not legally binding or the arbitrator’s award is not legally enforceable, the provisions requiring arbitration shall be deemed deleted and matters to be determined by arbitration shall be subject to litigation.

(iv)        The provisions of this Section 8.09(b) shall survive the expiration or sooner termination of this Lease.

8.10         No Offer; Counterparts. The submission by Landlord of this Lease in draft form shall be solely for Tenant’s consideration and not for acceptance and execution. Such submission shall have no binding force or effect and shall confer no rights nor impose any obligations, including brokerage obligations, on either party unless and until both Landlord and Tenant shall have executed a lease and duplicate originals thereof shall have been delivered to the respective parties. This Lease may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, even where such executed counterpart is delivered via facsimile or Portable Document Format, but all of which together shall constitute one and the same instrument.

8.11         Captions; Construction. The table of contents, captions, headings and titles in this Lease are solely for convenience of reference and shall not affect its interpretation. This Lease shall be construed without regard to any presumption or other rule requiring construction against the party causing this Lease to be drafted. Each covenant, agreement, obligation or other provision of this Lease on Tenant’s part to be performed, shall be deemed and construed as a separate and independent covenant of Tenant, not dependent on any other provision of this Lease.

8.12         Amendments. This Lease may not be altered, changed or amended, except by an instrument in writing signed by the party to be charged.

8.13         Broker. Each party represents to the other that such party has dealt with no broker other than CBRE, Inc. (representing Landlord) and Newmark & Company Real Estate, Inc., d/b/a Newmark Grubb Knight Frank (representing Tenant) (collectively, the “Broker”) in connection with this Lease or, with respect to Tenant only, the Project, and each party shall indemnify and hold the other harmless from and against all loss, cost, liability and expense (including, without limitation, reasonable attorneys’ fees and disbursements) arising out of any claim for a commission or other compensation by any broker other than Broker who alleges that it has dealt with the indemnifying party in connection with this Lease or the Project. Landlord shall enter into separate agreements with Broker which provide that, if this Lease is executed and delivered by both Landlord and Tenant, Landlord shall pay to Broker any commission that Broker may be entitled to in connection with this Lease, subject to, and in accordance with, the terms and conditions of such agreement.

8.14         Merger. Tenant acknowledges that Landlord has not made and is not making, and Tenant, in executing and delivering this Lease, is not relying upon, any warranties, representations, promises or statements, except to the extent that the same are expressly set forth in this Lease. This Lease embodies the entire understanding between the parties with respect to the subject matter hereof, and all prior agreements, understanding and statements, oral or written, with respect thereto are merged in this Lease.

8.15         Successors. This Lease shall be binding upon and inure to the benefit of Landlord, its successors and assigns, and shall be binding upon and inure to the benefit of Tenant, its successors, and to the extent that an assignment may be approved by Landlord or is otherwise expressly permitted under the terms of this Lease, Tenant’s assigns.

8.16         Applicable Law. This Lease shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to any principles of conflicts of laws.

8.17         No Development Rights. Tenant acknowledges that it has no rights to any development rights, air rights or comparable rights appurtenant to the Project or any portion thereof, and consents, without further consideration, to any utilization of such rights by Landlord. Tenant shall promptly execute and deliver, at no out-of-pocket cost to Tenant, any instruments which may be requested by Landlord, including instruments merging zoning lots, evidencing such acknowledgment and consent. The provisions of this Section 8.17 shall be construed as an express waiver by Tenant of any interest Tenant may have as a “party in interest” (as such term is defined in Section 12-10 Zoning Lot of the Zoning Resolution of the City of New York) in the Project.

8.18         Condominium. This Lease and all rights of Tenant hereunder are and shall be subject and subordinate in all respects to any condominium declaration and any other documents (collectively, the “Declaration”) which are or shall be recorded in order to convert the Land and the improvements erected thereon to a condominium form of ownership in accordance with the provisions of Article 9-B of the Real Property Law, or any successor thereto, provided the Declaration does not include any terms which increase Tenant’s monetary or non-monetary obligations (other than to a de minimis extent) or decrease Tenant’s rights (other than to a de minimis extent) or materially interfere with Tenant’s use of the Premises for executive, administrative and general office purposes. If any such Declaration is to be recorded, Tenant, upon the request of Landlord, shall enter into an amendment of this Lease (at no out-of-pocket costs to Tenant other than any legal fees incurred by Tenant in connection with same) reasonably acceptable to Tenant confirming such subordination and modifying the Lease in such respects as shall be necessary to conform to such condominiumization, including, without limitation, appropriate adjustments to Tenant’s Share and appropriate reductions in the Base Operating Amount, the Base PILOT Amount and the Base Impositions Amount; provided, that, Landlord provides to Tenant a subordination, non-disturbance and attornment agreement duly executed by the board of such condominium in a form reasonably acceptable to Tenant.

8.19         Embargoed Person. Tenant represents that as of the date of this Lease, and Tenant covenants that throughout the Effective Period: (a) Tenant is not, and shall not be, an Embargoed Person, (b) none of the funds or other assets of Tenant are or shall constitute property of, or are or shall be beneficially owned, directly or indirectly, by any Embargoed Person; (c) no Embargoed Person shall have any interest of any nature whatsoever in Tenant, with the result that the investment in Tenant (whether directly or indirectly) is or would be blocked or prohibited by law or that this Lease and performance of the obligations hereunder are or would be blocked or in violation of law and (d) none of the funds of Tenant are, or shall be derived from, any activity with the result that the investment in Tenant (whether directly or indirectly) is or would be blocked or in violation of law or that this Lease and performance of the obligations hereunder are or would be in violation of law. “Embargoed Person” means a person, entity or government (i) identified on the Specially Designated Nationals and Blocked Persons List maintained by the United States Treasury Department Office of Foreign Assets Control and/or any similar list maintained pursuant to any authorizing statute, executive order or regulation and/or (ii) subject to trade restrictions under United States law, including, without limitation, the International Emergency Economic Powers Act, 50 U.S.C. § 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated under any such laws, with the result that the investment in Tenant (whether directly or indirectly), is or would be prohibited by law or this Lease is or would be in violation of law and/or (iii) subject to blocking, sanction or reporting under the USA Patriot Act, as amended; Executive Order 13224, as amended; Title 31, Parts 595, 596 and 597 of the U.S. Code of Federal Regulations, as they exist from time to time; and any other law or Executive Order or regulation through which the U.S. Department of the Treasury has or may come to have sanction authority. If any representation made by Tenant pursuant to this Section 8.19 shall become untrue Tenant shall within 10 days give written notice thereof to Landlord, which notice shall set forth in reasonable detail the reason(s) why such representation has become untrue and shall be accompanied by any relevant notices from, or correspondence with, the applicable governmental agency or agencies.

8.20         Dining Facility; Wet Installations. (a)  Tenant shall be permitted to use a portion of the Premises for the operation of a Dining Facility provided (i) Tenant obtains (at its cost and expense) any and all required permits, licenses and certificates therefor (including, without limitation, any necessary amendment to the certificate of occupancy for the Building which shall be subject to the provisions of Section 1.04(c)), (ii) Tenant shall perform and pay for any necessary extermination, ventilation and cleaning (in excess of normal office ventilation and cleaning) necessitated by the use of such space as a Dining Facility (it being understood that Landlord's provision of cleaning services shall not be extended beyond that provided for herein by reason of Landlord’s approval of the use of such space as a Dining Facility), (iii) Tenant shall cause the Dining Facility to be properly ventilated so that no odor will emanate from the Premises to other portions of the Building and so as to impose no additional loads and have no other adverse effect on the Building HVAC system (including, without limitation, by replacing and/or upgrading filters) and (iv) Tenant shall otherwise maintain and operate each Dining Facility consistent with the standards of a First Class Office Building.

(b)          In connection with Tenant’s use of portion(s) of the Premises for the operation of a Dining Facility, the parties agree as follows:

(i)          Tenant acknowledges that if any smoke or odors are released by Tenant from the Premises, Tenant, at its expense, upon and subject to all of the terms of this Lease, upon Landlord’s request, shall perform any work or Alteration reasonably requested by Landlord to remedy such problem.

(ii)         Tenant, at its expense, upon and subject to all of the terms of this Lease shall keep its equipment and appliances reasonably clean at all times.

(iii)        Tenant, at its expense upon and subject to all of the terms of this Lease, shall diligently keep the Premises at all times free and clear of rats, mice, other rodents, pests, insects and other vermin. In furtherance thereof, Tenant shall employ an exterminator reasonably approved by Landlord to regularly exterminate such rats, mice, other rodents, pests, insects and other vermin, which exterminator shall utilize a method commonly used in First Class Office Buildings for the prevention of any infestation by, and extermination of, said animals and insects and Tenant shall take whatever precautions Landlord deems reasonably necessary to prevent such rats, mice, other rodents, pests, insects and other vermin from existing in the Premises or permeating into other parts of the Building. Any pest management conducted at the Premises shall emphasize non-chemical methods for pest control and comply with Landlord’s reasonable integrated pest management program, which program shall be generally applicable to all office tenants of the Building.

(iv)        Tenant, at its expense, upon and subject to all of the terms of this Lease, shall arrange for the removal of Tenant’s refuse and rubbish from each Dining Facility at least once each day and in compliance with all Rules and Regulations and shall retain Landlord’s contractor(s) to perform the same at Tenant’s expense. Landlord shall not be required to furnish any services or equipment for the removal of such refuse and rubbish except (i) Landlord shall provide adequate space for the staging of recycling containers in freight areas and (ii) as may otherwise be expressly provided in this Lease. Tenant further agrees not to permit any refuse or rubbish to be collected or disposed of from a Dining Facility during Business Hours. Tenant shall store all food-related and beverage-related garbage in closed refrigerated units within the Premises until collection. Tenant covenants that no supplies or deliveries, nor any of Tenant’s refuse or rubbish, shall be kept or permitted to be kept in any area outside of the Premises except as permitted by the applicable Rules and Regulations.

(v)         Landlord, at Tenant’s reasonable expense, may install submeters to measure Tenant’s consumption of water in connection with the use of any Dining Facilities, in which event Tenant shall reimburse Landlord for the quantities of water shown on such meters, within 30 days after demand, at Landlord’s then established charges therefor, which charges as of the Effective Date are set forth on Exhibit H attached hereto based on the actual costs to Landlord to provide such water and shall be subject to increase to the extent of any actual increase in the cost to Landlord of providing such water.

(vi)        Subject to the applicable provisions of this Lease and Landlord’s review and approval of Tenant’s plans therefor, Tenant shall have the right, as part of Tenant’s Initial Work or as a subsequent Alteration, at Tenant’s sole cost and expense, to install an electric water heater, in a location in the Premises to be designated by Landlord, to serve any Dining Facility in the Premises.

(vii)       If requested by Landlord in connection with any cafeteria or similar dining facility installed by Tenant in the Premises, Tenant, at its expense, upon and subject to all of the terms of this Lease (including, without limitation, Section 4.02), shall install, maintain and replace as necessary a dehydration grinder capable of achieving at least a 75% reduction in organic waste volume and shall run all organic waste generated by or in connection with any such Dining Facility through such dehydration grinder prior to disposing of such waste in accordance with the provisions of this Section 8.20.

8.21         Press Releases. Without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), neither party nor such party’s affiliates or their officers, shareholders, partners, directors, employees or representatives shall make or provide any public statement, press release or other public disclosure concerning the transactions contemplated by, and the terms of, this Lease (including, without limitation, by means of statements, press releases or disclosures displayed or accessible electronically, on the internet and/or on social media, such as, by way of example only, Facebook and Twitter), except (i) for any such public statements or disclosures which, in the opinion of such party’s counsel, are legally required (in which case the content of such statements or disclosures shall be limited to what is legally required) or (ii) to the extent required by securities laws or compliance provisions of other Laws or any securities, bond or commodities exchange. In the event that a public announcement or disclosure is permitted pursuant to clauses (i) or (ii) of the preceding sentence, prior to making such disclosure, the disclosing party shall notify the other party of such required public disclosure and use reasonable efforts to coordinate with the other party with respect to the nature and content of such disclosure.

8.22         Tenant Creditworthiness. Tenant shall, from time to time, upon request by Landlord, a Superior Mortgagee or Superior Lessee or a prospective Superior Mortgagee or Superior Lessee (any such party a “Requesting Party”), cooperate with such Requesting Party in order to establish Tenant’s creditworthiness as required by such Requesting Party (or, in the case of Landlord, as required by Landlord or any current or prospective Superior Mortgagee or Superior Lessee) in connection with a prospective modification of, or new, superior lease, a prospective refinancing or modification of, or new mortgage, or a prospective sale, assignment or financing or refinancing of Landlord’s interest in this Lease, the Project or any interest in Landlord or any of Landlord’s direct or indirect owners, or for any other reasonable purpose. In connection with such cooperation, Tenant shall furnish to the Requesting Party, within 10 Business Days after request by such Requesting Party, all financial information regarding Tenant which is reasonably necessary for such Requesting Party to establish Tenant’s creditworthiness, provided, however that Tenant may withhold any information which Tenant is not permitted to disclose under securities laws applicable to public companies. As a condition to Tenant’s obligation to provide such financial information to any Requesting Party other than Landlord, prior to Tenant’s delivery of such financial information, the Requesting Party (if such party is not Landlord) shall execute and deliver a confidentiality agreement with respect to such financial information substantially in the form attached hereto as Exhibit N, subject to reasonable negotiation at the request of the Requesting Party.

8.23         Recording. Landlord and Tenant agree not to place this Lease or any memorandum of this Lease of record.

8.24         REIT/UBTI Compliance. All Rent and all sums, charges, or amounts of whatever nature under this Lease payable to Landlord shall qualify as “rents from real property” under both the Internal Revenue Code § 512(b)(3) and § 856(d) and all related statutes, regulations, revenue rulings, interpretations, and other official pronouncements, all as in effect from time to time. If the Rent or any other sum, charge, or amount of whatever nature to be paid by Tenant to Landlord under this Lease does not so qualify, then Landlord may reasonably adjust the Rent to achieve such qualification; provided that such adjustments, in the aggregate, produce the economic equivalent to the Rent that would have been payable by Tenant to Landlord without giving effect to any such adjustments. Tenant, at no cost to Tenant, shall execute such documents as Landlord reasonably requires to make such adjustments. If the charge or cost for any service required or permitted to be performed by Landlord pursuant to this Lease may be treated as “impermissible tenant service” income under the Laws governing a real estate investment trust (“REIT”), or as unrelated business taxable income, then, in lieu of Landlord performing such service, such service may be performed by a taxable REIT subsidiary that is affiliated with either Landlord or Landlord’s property manager, an independent contractor of Landlord or Landlord’s property manager who shall perform its obligations subject to the same requirements as are applicable to Landlord under this Lease (the “Service Provider”). If Tenant is subject to a charge under this Lease for any such service, then, at Landlord’s direction, Tenant shall pay such charge either to Landlord for further payment to the Service Provider or directly to the Service Provider, and, in either case, (a) Landlord will credit such payment against Additional Charges due from Tenant under this Lease for such service and (b) such payment to the Service Provider will not relieve Landlord from any obligation under this Lease concerning the provisions of such service.

8.25         Time of the Essence. Time shall be of the essence with respect to all deadlines and time periods set forth in this Lease for the exercise of rights under this Lease.

ARTICLE 9

Signage

9.01         Premises Signage. Subject to the provisions of Article 4, Tenant shall have the right, at Tenant’s sole cost and expense, to display Tenant identification signage in the elevator lobby on any full floor of the Premises which Tenant leases; provided, that any such signage has been approved by Landlord (such approval not to be unreasonably withheld, conditioned, or delayed) and is in compliance with applicable Laws. Subject to the provisions of Article 4, Tenant shall have the right, at Tenant’s sole cost and expense, to display Tenant identification signage on any door to the Premises on any partial floor of the Premises which Tenant leases; provided, that any such signage is consistent with Landlord’s signage criteria, has been approved by Landlord (such approval not to be unreasonably withheld, conditioned, or delayed) and is in compliance with applicable Laws.

9.02         Signage Removal. Tenant covenants and agrees that on the expiration or sooner termination of the Term, Tenant, at its sole cost and expense, shall promptly remove any sign or signs installed or displayed by or on behalf of Tenant pursuant to this Article 9 or otherwise, repair in good and workmanlike manner all damage caused by such removal and restore the affected portion of the Building to the condition in which it existed prior to the installation of any such sign or signs.

9.03         Building Directory. If Landlord installs an electronic building directory in the Building, Tenant and Tenant’s Affiliates and any permitted subtenants of Tenant shall be entitled, without charge (except to the extent Landlord incurs any costs in connection with such directory which are includable in Operating Expenses pursuant to the provisions of Section 2.07), to be listed on such directory.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease as of the day and year first written above.

Landlord:	LEGACY YARDS TENANT LP

	By:	Legacy Yards Tenants GP LLC, its general partner

	By:	/s/ L. Jay Cross
Name: L. Jay Cross
Title: President

Tenant:	INTERCEPT PHARMACEUTICALS, INC.

	By:	/s/ Mark Pruzanski
	Name:	Mark Pruzanski
	Title:	CEO

Tenant’s Federal Tax I.D. No.:	22-3868459

EXHIBIT A

DESCRIPTION OF LAND

EXHIBIT B

FLOOR PLANS

These floor plans are annexed to and made a part of this Lease solely to indicate the Premises by outlining and diagonal marking. All areas, conditions, dimensions and locations are approximate.

EXHIBIT C

RULES AND REGULATIONS

EXHIBIT D

STANDARD CLEANING SPECIFICATIONS

EXHIBIT E

DELIVERY CONDITION

EXHIBIT F

HVAC SPECIFICATIONS

EXHIBIT G

ELEVATOR SPECIFICATIONS

EXHIBIT H

CHARGES FOR LANDLORD SERVICES AND PERSONNEL

EXHIBIT I-1

TENANT DESIGN STANDARDS

EXHIBIT I-2

CONSTRUCTION RULES

EXHIBIT J

INSURANCE MINIMUM COVERAGE AND LIMITS

A. Insurance to be Maintained by Tenant Pursuant to Section 4.02(f) and Section 7.02 of the Lease

(i) Workers Compensation Insurance: providing Statutory Benefits, as required by applicable Law, and Employer’s Liability Insurance.

Coverage A	Statutory
Coverage B	Employers Liability
Bodily Injury by Accident	$1,000,000 Each Accident
Bodily Injury by Disease	$1,000,000 Policy Limit
Bodily Injury by Disease	$1,000,000 each Employee

(ii) Commercial General Liability: including Contractual Liability, Broad Form Property Damage, Personal and Advertising Injury Liability, Host Liquor Legal Liability, written on an occurrence form, with a combined single limit of no less than $1,000,000 each occurrence, and $2,000,000 general aggregate per policy period and Fire Damage Liability limit of not less than $100,000 any one fire, or such higher limits as the Landlord may from time to time request. The policy will be on the then most current Insurance Services Office Commercial General Liability Coverage Form No. CG 0001, or its equivalent. Policy shall include coverage for all “pollution” hazards usual to mold.

(iii) Products and Completed Operations Liability: written on a claims made form, $1,000,000 each occurrence, and $1,000,000 aggregate, or such higher limits as the Landlord may from time to time request

(iv) Commercial Automobile Liability: including owned, hired, and non-owned coverage with a limit of liability of no less than $1,000,000 per occurrence. Such policy shall include coverage for contractual liability. This coverage must include all automotive and truck equipment used in the performance of the work under this Lease, and must include loading and unloading of same.

(v) Umbrella Liability: shall be written on no less than a follow form basis (no more restrictive than the underlying Employer’s Liability, Commercial General Liability and Commercial Automobile Liability) with a Limit of Liability of $10,000,000 per occurrence and in the aggregate, or such higher limits as Landlord may from time to time request.

(vi) Property Insurance: Property insurance shall be purchased, on an “All Risk” form of policy (including coverage for acts of terrorism), for all merchandise, equipment and other Tenant’s Property from time to time located in, on or about the Building and all Fixtures installed by or on behalf of Tenant, under a policy or policies in the amount of 100% of replacement cost without deduction for depreciation of such merchandise, equipment, other Tenant’s Property and Fixtures. Such policy or policies shall name Landlord and any Superior Mortgagees and Superior Lessors as loss payee as their interests may appear. Such property policy or policies shall include coverage for earthquake/earth movement, demolition and increased cost of construction due to a change in law or ordinance, sewer back-up, extra expense and expediting expense.

(vii) Business Income Insurance: Business income insurance shall be purchased, (A) covering all risks required to be covered by the insurance provided for Section (vi) above; (B) in the aggregate amount, for a period of 12 months following the insured against peril, of one hundred percent (100%) of all fixed rent and additional rent to be paid by Tenant hereunder; and (C) containing an extended period of indemnity endorsement which provides that after the physical loss to Tenant’s Property and Fixtures has been repaired, the continued loss of income will be insured for 360 days or until such income returns to the same level it was at prior to the loss, notwithstanding that the policy may expire prior to the end of such period.

(viii) Boiler and Machinery: (for Boiler and Machinery used exclusively by Tenant) At all times Tenant shall maintain boiler and machinery insurance on a blanket basis covering the sudden breakdown of all equipment, machinery and apparatus consisting of, but not limited to boilers, heating apparatus fired and unfired pressure vessels, air conditioning equipment, miscellaneous electrical apparatus and their appurtenant equipment in an amount not less than the full replacement or functional cost thereof. Such coverage shall include business income insurance (A) covering all risks required to be covered by the insurance provided for in Sections (v), (vi) and (vii) above; (B) in the aggregate amount, for a period of 12 months following the insured against peril, of one hundred percent (100%) of all fixed rent and additional rent to be paid by Tenant hereunder; and (C) containing an extended period of indemnity endorsement which provides that after the physical loss to Tenant’s Property and Fixtures has been repaired, the continued loss of income will be insured for 360 days or until such income returns to the same level it was at prior to the loss, notwithstanding that the policy may expire prior to the end of such period.

B. Insurance to be Maintained by Tenant’s Contractors Pursuant to Section 4.02(f) of the Lease

Any contractor, subcontractor (of any tier), design consultant, sub-consultant (of any tier), and any other party performing work in the Building on behalf of Tenant is a “Tenant’s Contractor” for purposes of this Lease.

(i) Insurance to be Maintained by Tenant’s Contractors

(a) Workers Compensation Insurance: providing Statutory Benefits, as required by applicable state law and Employer’s Liability Insurance.

Coverage A	Statutory
Coverage B	Employers Liability
Bodily Injury by Accident	$1,000,000 Each Accident
Bodily Injury by Disease	$1,000,000 Policy Limit
Bodily Injury by Disease	$1,000,000 each Employee

(b) Commercial General Liability: including Contractual Liability, Products and Completed Operations Liability (which may be a separate policy), Broad Form Property Damage, Personal and Advertising Injury Liability, Host Liquor Legal Liability, written on an occurrence form, with a Combined Single Limit of no less than $ 1,000,000 each occurrence, and $2,000,000 general aggregate per project, per location and $2,000,000 Products Completed Operations aggregate, Fire Damage Liability limit of not less than $100,000 any one fire, or such higher limits as the Landlord may from time to time request. The policy will be on the then most current Insurance Services Office Commercial General Liability Coverage Form No. CG 0001, or its equivalent. Policy shall include coverage for all “pollution” hazards usual to mold.

(c) Commercial Automobile Liability: including owned, hired, and non-owned coverage with a Limit of Liability of no less than $1,000,000 per occurrence. Such policy shall include coverage for contractual liability. This coverage must include all automotive and truck equipment used in the performance of the work under this Lease, and must include loading and unloading of same.

(d) Umbrella Liability: shall be written on no less than a follow form basis (no more restrictive than the underlying Employer’s Liability, Commercial General Liability and Commercial Automobile Liability) with a Limit of Liability of $5,000,000 per occurrence and in the aggregate (or $25,000,000 with respect to any Tenant’s Contractor performing structural work in the Building), or such higher limits as Landlord may from time to time request.

(e) Builders Risk: Builders Risk shall be purchased (if not covered under Tenant’s property policies) on an All Risk Policy including “Soft Costs” form for all work performed, in amounts not less than 100% of the full completed value of the work including materials and equipment stored on or about the job site, while in transit to the job site and while stored away from the job site. Policy shall include coverage for increased cost to repair or replace due to a change in law or ordinance, earthquake, and flood.

(ii) Insurance to be Maintained by any Tenant’s Contractor which is an Architect or Design Professional

(a) Professional Liability: Shall be purchased by all Architects and Engineers for Professional Liability Errors and Omissions in an amount not less than $2,000,000 each claim and annual aggregate for the lead architect or consultant and $1,000,000 each claim and annual aggregate for all sub-consultants, per project with a maximum deductible of $10,000, including punitive damage coverage and contractual liability coverage, without limitations. The policy shall have a retroactive date that precedes the start of the design services. Such Errors & Omission policy shall be maintained in full force and effect for the lesser of 6 years or the statute of limitations from the date the relevant work is completed. Any sub-consultant shall maintain Architects’ Errors and Omissions Professional Liability which is no more restrictive than the prime consultant’s policy.

C. Requirements Applicable to All Insurance Required Pursuant to this Lease

(i) Additional Insureds: The General Liability and Umbrella Liability policies required hereunder must name Landlord, The Related Companies L.P., Oxford Hudson Yards LLC, any Superior Lessors, any Superior Mortgagees and any of such entities’ subsidiaries, affiliates, directors, officers, members, managers, partners, agents, employees, and assignees, and such other entities hereafter as may be reasonably requested by Landlord (collectively, the “Additional Insureds”), as additional insureds. Coverage afforded to the Additional Insureds shall apply on a primary basis. Tenant’s Contractors shall provide Endorsement form CG 20 10 11/85 (Form B) or its equivalent and must provide coverage within the Products and Completed Operations coverage section.

In the event Tenant and/or any of Tenant’s Contractors, maintains limits greater than set forth herein, Landlord and the then Additional Insureds shall be included therein as additional insureds to the fullest extent of all such insurance in accordance with all terms and provisions herein.

(ii) Self Insured Retention: Tenant shall have the right to satisfy its insurance obligations under this Lease by means of self-insurance to the extent of all or part of the insurance required hereunder, but only so long as: (a) such self-insurance is permitted under all laws applicable to Tenant and/or the Property at the time in question; (b) such self-insurance is in compliance with any customary and commercially reasonable minimum insurance requirements imposed upon Landlord by Landlord's lender(s); (c) Tenant maintains a net worth (as shown by its financial statements audited in accordance with generally accepted accounting principles) of not less than One Hundred Million Dollars ($100,000,000.00); (d) unless such information is already generally available to the public, Tenant shall, not less than annually, provide Landlord an audited financial statement, prepared by an independent certified public accountant in accordance with generally accepted accounting principles consistently applied, showing the required net worth; and (e) such self-insurance provides for loss reserves that are actuarially derived in accordance with accepted standards of the insurance industry and accrued (i.e., charged against earnings) or otherwise funded. Any self-insured exposure shall be deemed to be an insured risk under this Lease. The beneficiaries of such insurance shall be afforded no less insurance protection than if such self-insured portion was fully insured by an insurance company of the quality and caliber required hereunder (including, without limitation, the protection of a legal defense, by attorneys reasonably acceptable to beneficiaries, and the payment of claims within the same time period that a third party insurance carrier of the quality and caliber otherwise required hereunder would have paid such claims). The waiver of subrogation provided for hereunder shall be applicable to any self-insured exposure. All self insured retentions must be acceptable to and approved in writing by Landlord prior to use and the insurance required under this Lease must be maintained in excess of such self- insurance retention.

Any and all deductibles and/or self insured retentions for the insurance policies described in this Exhibit J shall be assumed by and for the account of Tenant or any Tenant’s Contractor, as applicable, at the sole risk and expense of such entity.

(iii) Terrorism Coverage: All coverage required herein shall include coverage for certified acts of terrorism.

EXHIBIT K

APPROVED CONTRACTORS

EXHIBIT L

SECURITY SPECIFICATIONS

EXHIBIT M

INTENTIONALLY OMITTED

EXHIBIT N

FORM OF CONFIDENTIALITY AGREEMENT

EXHIBIT O

FORM OF LETTER OF CREDIT

EXHIBIT P

LEED-RELATED REQUIREMENTS FOR ALTERATIONS

EXHIBIT Q

Intentionally Omitted

EXHIBIT R

Intentionally Omitted

EXHIBIT S

FORM OF LANDLORD’S NON-DISTURBANCE AGREEMENT

EXHIBIT T

Intentionally Omitted